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                  FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC)
                          WASHINGTON, D.C. 20429-9990

                                   FORM 10-K

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED: DECEMBER 31, 2003

                                  OR


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM:           TO

                      FDIC INSURANCE CERTIFICATE NO. 12525
                        THE TRUST COMPANY OF NEW JERSEY
             (Exact name of registrant as specified in its charter)

                  NEW JERSEY                                     22-1337980
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                     Identification Number)

              35 JOURNAL SQUARE                                    07306
           JERSEY CITY, NEW JERSEY                               (Zip Code)
  (Address of principal executives offices)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (201) 420-2500

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                    TITLE OF EACH CLASS
                    -------------------
                Common Stock $2.00 par value

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      NONE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of
1934 during the preceding 12 months (or for such shorter period that the
Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item
405 of Regulation S-K is not contained herein, and will not be contained, to the best of Bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment of this Form 10-K. [ ]

     Indicate by check mark whether the Registrant is an accelerated filer (as
defined in Rule 12b-2 of the Act).  Yes [X]     No [ ]

     The aggregate market value of the voting stock of the registrant held by non-affiliates (for this purpose, persons and entities other than executive officers, directors, and 5% or more stockholders) of the registrant, as of the last business day of the registrant's most recently completed second quarter
(June 30, 2003), is estimated to have been approximately $339,279,000.

     As of February 23, 2004, there were 18,439,530 shares of common stock, $2.00 par value outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statements for the 2003 Annual Meeting of
Stockholders are incorporated by reference into Part III of this Form 10-K.
--------------------------------------------------------------------------------
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

                        THE TRUST COMPANY OF NEW JERSEY

                                     INDEX

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
                                                                         PAGE
                                                                         ----
                                   PART I
           Business....................................................
Item 1.                                                                    2
           Properties..................................................
Item 2.                                                                   13
           Legal Proceedings...........................................
Item 3.                                                                   13
           Submission of Matters to a Vote of Security Holders.........
Item 4.                                                                   13
                                   PART II
           Market for the Bank's Common Stock and Related Stockholder
           Matters.....................................................
Item 5.                                                                   14
           Selected Financial Data.....................................
Item 6.                                                                   15
           Management's Discussion and Analysis of Financial Condition
           and Results of Operations...................................
Item 7.                                                                   16
           Quantitative and Qualitative Disclosures about Market
           Risk........................................................
Item 7A.                                                                  44
           Financial Statements and Supplementary Data.................
Item 8.                                                                   45
           Changes in and Disagreements with Accountants on Accounting and Financial Disclosure....................................
Item 9.                                                                   79
           Controls and Procedures.....................................
Item 9A                                                                   79
                                  PART III
           Directors and Executive Officers of the Bank................
Item 10.                                                                  80
           Executive Compensation......................................
Item 11.                                                                  80
           Security Ownership of Certain Beneficial Owners and
           Management..................................................
Item 12.                                                                  80
           Certain Relationships and Related Transactions..............
Item 13.                                                                  80
           Principal Accountant Fees and Services......................
Item 14.                                                                  80
                                   PART IV
           Exhibits, Financial Statement Schedules and Reports on Form
           8-K.........................................................
Item 15.                                                                  80
           Signatures..................................................   81
           Exhibit Index...............................................   82

                                     PART I

ITEM 1.  BUSINESS

GENERAL

     The Trust Company of New Jersey (the "Bank"), a New Jersey commercial bank that offers a full variety of services to meet the needs of its communities, was formed in 1896. Our headquarters are located in Jersey City, New Jersey. Our market area primarily consists of northern and central New Jersey. We have 94 branch offices (including 42 in-store branches) in the following counties:
Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren, New Jersey and Rockland County, New York.

     Our principal business is to generate net interest income by accepting deposits (including: regular savings, time certificates, demand accounts, NOW accounts, money market deposit accounts, holiday clubs, vacation clubs and certificates of deposit) from the general public and investing those deposits, together with funds from borrowings and ongoing operations in loans (including commercial loans, small business financing, commercial and residential mortgage loans, home equity loans, construction loans, asset-based loans and consumer loans) and a variety of investments (including U.S. Government and Government Agency and sponsored corporations securities, State, County and municipal securities, Federal funds sold and commercial paper). A material portion of our deposits (approximately 14% as of December 31, 2003) have been obtained from local governments and agencies.

     Net interest income, representing the difference between interest earned on asset portfolios and interest paid on liabilities, is the most significant component of our revenue.

     We also generate non-interest revenues through our offering of other banking, financial and fiduciary services and through the sale of mortgages we have originated. Financial services include mortgage servicing, safe deposit rentals, the issuance of domestic and foreign letters of credit, wire transfer, collection and night depository services. We also offer automated payroll and lock box services as well as rent security computer services for our commercial customers.

     Our Trust Department offers corporate and personal services, including IRA and Keogh Plans, estate services, custodian and corporate trusteeships, pension and profit sharing trust services and corporate paying agent services.

     Lending Activities. Our total loans were $2.199 billion at December 31, 2003, compared to $2.042 billion at December 31, 2002. In addition, we sold or securitized loans of $567 million, $357 million and $167 million for the twelve months ended December 31, 2003, 2002 and 2001, respectively.

     It is generally our intent when a loan is originated, to hold it until it matures or pays off. Loans not originated with the intent to hold are classified as held for sale. As part of management's effort to mitigate credit and interest-rate risk, we may, based upon market conditions, sell or securitize residential mortgages when management believes good opportunities arise. When a decision is made to sell or securitize residential mortgages, the loans are identified as held for sale and carried at the lower of aggregate cost or market. When the loans are sold or securitized, we allocate the cost of the loan between the respective fair values of servicing and loan principal. In the case of loan sales, any excess (or deficiency) of sale proceeds over the remaining loan principal is recorded in other income in the caption gain/(loss) on sales of securitizations and loans. When loans are securitized, the loan's allocated cost basis is transferred to the Bank's securities available for sale portfolio at the lower of cost or market. These securities are then marked-to-market with any adjustment recorded in accumulated other comprehensive income.

     Investment Activities. We are permitted to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of New York, certificates of deposits in federally insured institutions, certain bankers' acceptances and federal funds. We may also invest, subject to certain limitations, in short term corporate obligations referred to as "commercial paper" and certain other types of corporate debt securities and mutual funds. We are required to maintain a minimum amount of liquid assets that may be invested in cash and specified securities.

     We invest in investment securities in order to diversify our assets, manage cash flow, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include sales of federal funds, and purchases of federal government and agency securities, mortgage backed securities, corporate bonds, municipal bonds and commercial paper.

     Securities classified as available for sale are stated at market value; those classified as held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount.

     Deposit Activity and Other Sources of Funds. Deposits are the primary source of our funding for lending and other investment purposes. In addition to deposits, our sources of funding include loan principal repayments, interest payments and maturing investments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions. Borrowings may be used to supplement our available funds, and from time to time we have borrowed funds from the Federal Home Loan Bank of New York and through reverse repurchase agreements. Under these agreements, we acquire funds through the sale of securities and simultaneously commit to repurchasing the securities sold on a certain date at a specified price (which is the sale price plus interest).

     We attract deposits principally from within our market area by offering a variety of deposit instruments, including passbook and statement accounts and certificates of deposit that range in term from 91 days to several years. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We generally seek to attract deposits from local residents through our branch network rather than from outside our market area. We also hold deposits from various municipal and other governmental agencies. We do not accept deposits from brokers. We establish our interest rates, maturities, service fees and withdrawal penalties on deposits on a periodic basis. We determine deposit interest rates and maturities based on funding needs, liquidity requirements, the rates paid by our competitors, our growth goals, and applicable regulatory restrictions and requirements.

     Deposits historically have been the primary source of funds for our lending, investment and general operating activities. However, we utilize FHLB advances and securities sold under agreement to repurchase to supplement our supply of lendable funds and to meet deposit withdrawal requirements.

PENDING MERGER WITH NORTH FORK BANK

     On December 16, 2003, the Bank entered into a definitive agreement with North Fork Bancorporation, Inc. and its wholly-owned subsidiary, North Fork Bank (collectively, "NFB"), pursuant to which the Bank will merge with and into North Fork Bank. At the time of announcement, the all-stock transaction was valued at approximately $726 million. The transaction is currently expected to close in the second quarter of 2004. It remains subject to regulatory and shareholder approvals. See Item 7. -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a more detailed discussion of the pending merger.

OTHER EVENTS

     Formation of Bank Holding Company. Late in 2002, the Bank filed a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the formation of a bank holding company structure for the purpose of achieving greater financial and operative flexibility for the Bank as a stand-alone entity. However, as a result of the announcement of the pending merger with NFB, the Bank's plans to finalize the formation of the bank holding company have been abandoned.

     Special Committee of the Board of Directors. On February 13, 2003, the Bank announced that it had determined that its former Chairman, the late Siggi
B. Wilzig, owned a larger interest in the Bank than had been reported previously. The additional shares were held in accounts that had not been attributed to Mr. Wilzig, including one account held through the Bank.

     The Bank formed a special committee of independent directors to review the matter and the involvement of the Bank and related persons. The committee found that, during the period from January 30, 1992 through September 10, 2001 Mr. Wilzig purchased 848,070 shares of the Bank's common stock, and during the period from January 26, 1998 through February 12, 2002 Mr. Wilzig sold 119,675 shares of the Bank's common stock, in each case in a transaction that was not previously attributed to him. As a result of this review, the Estate of Siggi B. Wilzig disgorged any profits made on these transactions as calculated pursuant to applicable law. These matters did not have a material impact on the Bank's financial statements or its customers.

     The Bank has cooperated with federal and state regulatory authorities in investigating this matter and has adopted remedial measures.

WEBSITE

     Our website address is www.trustcompany.com. We have a policy of making available, free of charge, on our website, all of our filings under the Securities Exchange Act of 1934, as amended, including our proxy materials, annual report on Form 10-K, quarterly reports on Form 10-Q and all amendments to those reports and current reports on Form 8-K as soon as reasonably practicable after such material is filed with or furnished to the FDIC.

SUBSIDIARY ACTIVITIES

     We currently have four active subsidiaries:

          1. TCB Investment Corp., for making qualified investments in municipal securities, U.S. Government securities and corporate obligations.

          2. ORAC, Inc., formerly Realty Acquisition Corporation, for the holding of foreclosed real estate.

          3. TC Financial, LLC, formerly TCNJ Financial Services, Inc., for offering annuities, mutual funds and life insurance products.

          4. TC Preferred Funding, Inc., a real estate investment trust for the holding of certain of our real estate investments.

          We also have three subsidiaries that remain inactive.

COMPETITION

     We face strong competition in the communities we serve from other banking institutions as well as from other financial institutions. Banks in New Jersey and throughout the country, many of which are substantially larger than us, provide substantial competition for financial services and deposits.

     Competition for most of the services we perform has been increasing from financial institutions other than commercial banks due to the recent relaxation of regulatory restrictions. We compete for deposits with other financial institutions such as savings banks, savings and loan associations, credit unions, issuers of commercial paper and money market funds. These institutions, as well as brokerage houses, consumer finance companies, factors, insurance companies, mortgage bankers, real estate investment trusts and pension trusts, are important competitors for various other types of banking services, principally lending. There have been a number of recent mergers among local financial institutions, which have had the effect of concentrating deposit and loan activities among fewer depository institutions and more mergers may occur in the future. In addition, personal and corporate trust and investment counseling services are offered by insurance companies, investment counseling firms and other business entities.

REGULATION

  GENERAL

     The Bank is a New Jersey chartered bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") under the Bank Insurance Fund ("BIF"). The Bank is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance as its chartering agency, and by the FDIC as the deposit insurer. We refer to the "New Jersey Department of Banking and Insurance" as the "Department," and to the commissioner of the Department as the "Commissioner." The Bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a state chartered bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     Any change in such laws and regulations, whether by the Department, the FDIC, or through legislation, could have a material adverse effect on the Bank and its operations and stockholders.

NEW JERSEY BANKING REGULATION

     Activity Powers. The Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, state banks, including the Bank, generally may invest in:

     - real estate mortgages;

     - consumer and commercial loans;

     - specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

     - certain types of corporate equity securities; and

     - certain other assets.

     A bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the New Jersey Banking Act. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. A bank may also exercise trust powers upon approval of the Department, which the Bank has obtained. New Jersey banks may also exercise any power authorized for national banks unless the Department determines otherwise. The exercise of these lending, investment and activity powers is limited by federal law and the related regulations. See "-- Federal Banking Regulation -- Activity Restrictions on State Chartered Banks" below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the Bank's capital funds. A New Jersey bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. The bank currently complies with applicable loans-to-one-borrower limitations.

     Dividends. Under the New Jersey Banking Act, a New Jersey bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the bank. In addition, a New Jersey bank may not pay a dividend if the surplus of the bank would, after the payment of the dividend, be reduced unless after such reduction the surplus was 50% or more of the bank's capital stock. Federal law may also limit the amount of dividends that may be paid by the Bank. See "-- Federal Banking Regulation -- Prompt Corrective Action" below.

     Minimum Capital Requirements. Regulations of the Department impose on New Jersey chartered depository institutions, including the Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See "-- Federal Banking Regulation -- Capital Requirements" below.

     Examination and Enforcement. The Department may examine the bank whenever it deems an examination advisable. The Commissioner examines the bank at least every two years, but in any event the Commissioner may order any bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a state chartered bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

FEDERAL BANKING REGULATION

     Capital Requirements. FDIC regulations require BIF insured banks, such as the Bank, to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital. Tier 1 capital is comprised of the sum of common stockholders' equity (excluding the net unrealized appreciation or depreciation, net of tax, from available-for-sale securities), non-cumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights), and any net unrealized loss on marketable equity securities. The components of Tier 2 capital currently include cumulative perpetual preferred stock, certain perpetual preferred stock for which the dividend rate may be reset periodically, mandatory convertible securities, subordinated debt, intermediate preferred stock and allowance for loan losses. Allowance for loan losses included in Tier 2 capital is limited to a maximum of 1.25% of risk weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital.

     FDIC regulations establish for banks that have the highest examination rating of the FDIC under the Uniform Financial Institutions Rating System and that are not experiencing or anticipating significant growth, a minimum leverage capital ratio of Tier 1 capital to total assets of 3%. For all other banks, such leverage capital ratio is 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. The FDIC regulations also require that banks meet a risk based capital standard. The risk based capital standard requires the maintenance of a ratio of total capital -- which is defined as the sum of Tier 1 capital and Tier 2 capital -- to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by risk weights ranging from 0% to 100%, based on the relative risks inherent in each type of asset or item, as established by the FDIC. As of December 31, 2003, our leverage ratio was 5.75%, our Tier 1 capital ratio was 9.63% and our total capital ratio was 10.03%. These ratios exceed the FDIC's minimum ratios and the levels required to be considered "well capitalized" under FDIC regulations, described below under "-- Prompt Corrective Active."

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     FDIC regulations established minimum regulatory capital requirements for equity investments in non-financial companies. The regulations apply a series of marginal capital charges that range from 8% to 25% depending upon the size of the aggregate equity investment portfolio of the banking organization relative to
                                        6
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its Tier 1 capital. The capital charge would be applied by making a deduction, which would be based on the adjusted carrying value of the equity investment from the organization's Tier 1 capital. We do not believe this new capital requirement will have a material adverse effect upon our operations. However, we will have to take this requirement into consideration should we, at some point in the future, decide to invest in non-financial companies.

     Activity Restrictions on State Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended ("FDIA"), which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), generally limits the activities and investments of state chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC. Section 24 provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank under
Section 24 of the FDIA and the FDIC regulations issued pursuant thereto, or as approved by the FDIC.

     Before making a new investment or engaging in a new activity not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations thereunder, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC insurance funds.

     The Gramm-Leach Bliley Act, commonly referred to as "Gramm-Leach," permits a state chartered bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, Gramm-Leach permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank's total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary's risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary's assets with the bank's and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. Generally, Gramm-Leach will preempt all state laws regarding the permissibility of certain activities for state chartered banks if such state law is in conflict with the provisions of Gramm Leach, with the exception of certain insurance activities, regardless of whether the state law would authorize broader or more restrictive activities.

     Federal Home Loan Bank System. The Bank is a member of the Federal Home Loan Bank, or FHLB, system, which consists of twelve regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLB provides a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLBs. It makes loans to members in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the FHLBs. These policies and procedures are subject to the regulation and oversight of the Federal Housing Finance Board. All long-term advances are required to provide funds for residential home financing. The Federal Housing Finance Board has also established standards of community or investment service that members must meet to maintain access to such long-term advances. The Bank, as a member of the FHLB of New York, is required to purchase and hold shares of capital stock in that FHLB in an amount at least equal to the greater of:

     - 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts, pass-through securities and similar obligations at the beginning of each year; or

     - 5%, or such greater fraction as established by the FHLB, of its advances from the FHLB as of December 31, 2003.

     Pursuant to Gramm-Leach, the foregoing minimum share ownership requirements will be replaced by regulations to be promulgated by the FHLB. Gramm-Leach specifically provides that the minimum requirements in existence immediately prior to adoption of Gramm-Leach shall remain in effect until such regulations are adopted.

     Enforcement. The FDIC has extensive enforcement authority over insured banks, including the Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers, to order divestitures and withhold approval of the acquisition of businesses or the exercise of powers, to terminate deposit insurance coverage and to place a depository institution in receivership. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     - insolvency whereby the assets of the bank are less than its liabilities to depositors and others;

     - substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     - existence of an unsafe or unsound condition to transact business;

     - likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     - insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Safety and Soundness Standards. Pursuant to the requirements of FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDICIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. Under the FDIC's prompt corrective action regulations, the FDIC is required to take certain, and is authorized to take other, supervisory actions against undercapitalized banking institutions. For this purpose, a banking institution would be placed in one of five categories based on the banking institution's capital. Generally, a banking institution is treated as "well capitalized" if its ratio of total capital to risk-weighted assets is at least 10%, its ratio of core capital to risk-weighted assets is at least 6%, its ratio of core capital to total assets is at least 5% and it is not subject to any order or directive by the FDIC to meet a specific capital level. A banking institution will be treated as "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 8%, its ratio of core capital to risk-weighted assets is at least 4% and its ratio of core capital to total assets is at least 4% (3% if the banking institution receives the highest rating on the CAMEL financial institutions rating system). A banking institution that has a total risk-based capital of less than 8% or a leverage ratio or a Tier 1 capital ratio that is less than 4% (3% leverage ratio if the banking institution receives the highest rating on the CAMEL financial institutions rating system) is considered to be "undercapitalized." A banking institution that has a total risk-based capital of less than 6% or a Tier 1 risk-based capital ratio or a leverage ratio of less than 3% is considered to be "significantly undercapitalized." A banking institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." The elements of a banking institution's capital for purposes of the prompt corrective action regulations are defined generally as they are under the regulations for minimum capital requirements. See "-- Capital Requirements."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a banking institution's capital deteriorates within the three undercapitalized categories. All banking institutions are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the banking institution would be undercapitalized. An undercapitalized banking institution is required to file a capital restoration plan within 45 days of the date the banking institution receives notice that it is within any of the three undercapitalized categories. The FDIC is required to monitor closely the condition of an undercapitalized banking institution and to restrict the asset growth, acquisitions, branching, and new lines of business of such a banking institution. Significantly undercapitalized banking institutions are subject to restrictions on compensation of senior executive officers; such a banking institution may not, without FDIC consent, pay any bonus or provide compensation to any senior executive officer at a rate exceeding the officer's average rate of compensation (excluding bonuses, stock options and profit-sharing) during the 12 months preceding the month when the banking institution became undercapitalized. A significantly undercapitalized banking institution may also be subject, among other things, to forced changes in the composition of its board of directors or senior management, additional restrictions on transactions with affiliates, restrictions on acceptance of deposits from correspondent associations, further restrictions on asset growth, restrictions on rates paid on deposits, forced termination or reduction of activities deemed risky, and any further operational restrictions deemed necessary by the FDIC.

     If one or more grounds exist for appointing a conservator or receiver for an association, the FDIC may require the banking institution to issue additional debt or stock, sell assets, be acquired or combine with another banking institution. The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depositary institution.

     Insurance Activities. Federal banking agencies have adopted regulations prohibiting depository institutions from conditioning the extension of credit to individuals upon either the purchase of an insurance product or annuity or an agreement by the consumer not to purchase an insurance product or annuity from an entity that is not affiliated with the depository institution. The regulations also require prior disclosure of this prohibition to potential insurance product or annuity customers. We do not believe that these regulations have a material impact on our operations.

     Deposit Insurance. Pursuant to FDICIA, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subcategories within each capital group. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized, using ratios that are substantially similar to the prompt corrective action capital ratios discussed above. The FDIC also assigns an institution to a supervisory subgroup based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor).

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. The assessment rates for our BIF assessable deposits are zero basis points. If the FDIC determines that assessment rates should be increased, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and could raise insurance assessment rates in the future. Due to the current financial condition of the BIF, which is below the 1.25 percent Designated Reserve Ratio "rate-cliff," the deposit insurance assessment rate was increased an insignificant amount in the first half of 2004.

     Under the Deposit Insurance Funds Act of 1996 ("Funds Act"), the assessment base for the payments on the bonds ("FICO bonds") issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of BIF-insured institutions, such as the Bank. Our total expense in 2003 for the assessment for deposit insurance and the FICO payments was $550,000.

     Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     Transactions with Affiliates of the Bank. The Bank is subject to the affiliate and insider transaction rules set forth in Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act, and the regulations of the FRB promulgated thereunder. These provisions, among other things, prohibit or limit a bank from extending credit to, or entering into certain transactions with, its affiliates and principal stockholders, directors and executive officers of the Bank.

     Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under federal law and regulation, as discussed above. The New Jersey Banking Act also provides that a bank that is in compliance with the applicable federal laws and regulations is deemed to be in compliance with such provisions of the New Jersey Banking Act.

     Privacy Standards. Financial institutions, including the Bank, are subject to FDIC regulations implementing the privacy protection provisions of Gramm-Leach. These regulations require the Bank to disclose its privacy policy, including identifying with whom it shares "non-public personal information," regarding customers at the time of establishing the customer relationship and annually thereafter.

     The regulations also require the Bank to provide its customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, the Bank is required to provide its customers with the ability to "opt-out" of having the Bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on the Bank.

     Community Reinvestment Act. Under the Community Reinvestment Act, commonly referred to as "CRA," any insured depository institution, including the Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the FDIC, in connection with its examination of a bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for branch relocations, additional branches and acquisitions.

     Current CRA regulations rate an institution based on its actual performance in meeting community needs. In particular, the evaluation system focuses on three tests:

     - a lending test, to evaluate the institution's record of making loans in its service areas;

     - an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

     - a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     The CRA requires the FDIC to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's CRA rating. Federal banking agencies have adopted regulations implementing the requirements under Gramm-Leach that insured depository institutions publicly disclose certain agreements that are in fulfillment of the CRA. Management does not believe that these regulations have a material impact on the Bank's operations.

     Internet Banking. Technological developments are dramatically altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks' efficiency and competitiveness consistent with safe and sound banking practices. We cannot make assurances that the federal bank regulatory agencies will adopt new regulations that will not materially affect the Bank's internet operations or restrict any such further operations.

FEDERAL RESERVE SYSTEM

     Under FRB regulations, the Bank is required to maintain non-interest earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest bearing account at a FRB or a pass through account as defined by the FRB, the effect of this reserve requirement is to reduce the Bank's interest earning assets.

THE USA PATRIOT ACT

     In response to the events of September 11, 2001, President George W. Bush signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

     Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

     - Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at a minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program.

     - Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

     - Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives including foreign individuals visiting the United States to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

     - Financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign banks that do not have a physical presence in any country, and will be subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks.

     - Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

SARBANES-OXLEY ACT OF 2002

     On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002, or "SOA." The stated goals of SOA are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

     We believe that SOA is the most far-reaching U.S. securities legislation enacted in some time. SOA generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (the "SEC") or, in the Bank's case, with the FDIC, under the Securities Exchange Act of 1934.

     SOA includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. SOA represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

     SOA addresses, among other matters:

     - audit committees for all reporting companies;

     - certification of financial statements by the chief executive officer and the chief financial officer;

     - the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement in connection with misconduct;

     - a prohibition on insider trading during pension plan black out periods;

     - disclosure of off-balance sheet transactions;

     - expedited filing requirements for Forms F-8As;

     - disclosure of a code of ethics;

     - "real time" filing of periodic reports;

     - the formation of a public accounting oversight board;

     - auditor independence; and

     - various increased criminal penalties for violations of securities laws.

EMPLOYEES

     We had 1,145 full-time and 161 part-time employees as of December 31, 2003. Of these, 294 full-time and 93 part-time non-administrative employees are represented by a union, Local 153 Office and Professional Employees International Union AFL-CIO. The current collective bargaining agreement, which is for a term of three years, expires on November 20, 2005. The collective bargaining agreement includes an "Open Shop" provision.

ITEM 2.  PROPERTIES

     Our main office, 35 Journal Square, Jersey City, New Jersey, is a twelve-story, 144,000 square foot office building with street level retail establishments. We use approximately 75% of this building; the remainder is offered for rent to third-parties. In addition to our main office, we have 93 branch offices (42 of which are in-store locations), as well as a data processing center and a records storage facility. We own the main building and eighteen of the other locations. The owned offices are free and clear of mortgages. The remaining 77 are under leases which expire at various dates from 2004 to 2022.

ITEM 3.  LEGAL PROCEEDINGS

     From time to time, we are a party to various legal proceedings incident to our business. At December 31, 2003, there were no legal proceedings to which we or our subsidiaries were a party, or to which any of our property was subject, which were expected by us to result in a material loss.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

                                    PART II

ITEM 5.  MARKET FOR THE BANK'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The Bank's common stock is traded on the NASDAQ National Market System under the symbol "TCNJ." At February 23, 2004, there were 18,439,530 shares of our common stock outstanding, which were held of record by 3,958 stockholders. The following table shows, for the periods indicated, the high and low per share sales price of our common stock as reported on the NASDAQ National Market System and the dividends declared on our common stock.

                                                      PRICE RANGE
                                                    ---------------
QUARTER ENDED                                        HIGH     LOW     DIVIDENDS PER SHARE
-------------                                       ------   ------   -------------------
Year Ended December 31, 2002
  First Quarter...................................  $24.56   $20.91          $0.15
  Second Quarter..................................   27.28    23.05           0.15
  Third Quarter...................................   27.28    23.25           0.15
  Fourth Quarter..................................   28.93    22.50           0.16
Year Ended December 31, 2003
  First Quarter...................................   30.50    26.58           0.16
  Second Quarter..................................   31.30    26.83           0.16
  Third Quarter...................................   33.85    29.85           0.18
  Fourth Quarter..................................   40.00    30.31           0.18

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2003 with respect to shares of our common stock that may be issued under the Bank's existing equity compensation plans, which consist of the (i) 2000 Non-employee Director Stock Option Plan, (ii) 1993 Incentive Stock Option Plan, (iii) 1993 Executive Stock Option Plan, (iv) 2002 Stock Option Plan, and (v) 2002 Executive Stock Option Plan, each of which has been approved by the Bank's stockholders.

                                                                                      (C)
                                                                                   NUMBER OF
                                             (A)                 (B)               SECURITIES
                                          NUMBER OF           WEIGHTED-       REMAINING AVAILABLE
                                      SECURITIES TO BE    AVERAGE EXERCISE    FOR FUTURE ISSUANCE
                                         ISSUED UPON          PRICE OF            UNDER EQUITY
                                         EXERCISE OF         OUTSTANDING       COMPENSATION PLANS
                                         OUTSTANDING          OPTIONS,             (EXCLUDING
                                      OPTIONS, WARRANTS     WARRANTS AND      SECURITIES REFLECTED
PLAN CATEGORY                            AND RIGHTS            RIGHTS            IN COLUMN (A))
-------------                         -----------------   -----------------   --------------------
Equity Compensation Plans Approved
  by Security Holders...............      1,984,966            $20.47               656,150

Equity Compensation Plans Not
  Approved by Security Holders......             --                --                    --
                                          ---------            ------               -------
TOTAL...............................      1,984,966            $20.47               656,150
                                          =========            ======               =======

ITEM 6.  SELECTED FINANCIAL DATA

     On January 28, 2004, the Bank announced preliminary results for the fourth quarter 2003 and for the entire year 2003, reflecting net income of $21.0 million, or $1.15 per basic share and $1.11 per diluted share. Subsequently, the Bank recorded a provision of $5.0 million before taxes ($3.0 million after taxes) to cover the discovery of certain reconciling items currently being reviewed by the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations: 2003 Compared With 2002 -- Non-Interest Expenses." The following selected financial data should be read in conjunction with the consolidated financial statements and the notes related thereto presented elsewhere herein.

                                                     FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------------------------------------------------------
                                      2003          2002          2001          2000          1999
                                   -----------   -----------   -----------   -----------   -----------
                                               ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Interest income..................  $   204,585   $   224,354   $   236,479   $   246,818   $   208,366
Interest expense.................       78,647       106,746       134,780       157,411       116,250
                                   -----------   -----------   -----------   -----------   -----------
Net interest income..............      125,938       117,608       101,699        89,407        92,116
Provision for loan losses........       12,800         2,200         2,200          (619)        1,200
                                   -----------   -----------   -----------   -----------   -----------
Net interest income after
  provision for loan losses......      113,138       115,408        99,499        90,026        90,916
Non-interest income..............       39,440        46,187        32,651        21,098        17,052
Non-interest expense.............      132,171       110,297        83,466        84,016        65,799
                                   -----------   -----------   -----------   -----------   -----------
Income before provision for
  income taxes...................       20,407        51,298        48,684        27,108        42,169
Provision for income taxes.......        2,336        13,308        14,167         7,157        13,488
                                   -----------   -----------   -----------   -----------   -----------
Net income(1)....................  $    18,071   $    37,990   $    34,517   $    19,951   $    28,681
                                   ===========   ===========   ===========   ===========   ===========

COMMON SHARE DATA:
Net income (basic)...............  $      0.99   $      2.07   $      1.86   $      1.07   $      1.51
Net income (diluted).............  $      0.95   $      2.03   $      1.84   $      1.04   $      1.50
Cash dividends per common
  share..........................  $      0.68   $      0.61   $      0.57   $      0.56   $      0.52
Weighted average shares
  (basic)........................   18,338,712    18,386,331    18,513,826    18,681,775    18,992,391
Weighted average shares
  (diluted)......................   18,933,515    18,694,748    18,735,981    18,681,775    19,139,925

                                                               AT DECEMBER 31,
                                        --------------------------------------------------------------
                                           2003         2002         2001         2000         1999
                                        ----------   ----------   ----------   ----------   ----------
                                                  ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF CONDITION DATA:
Total assets..........................  $4,278,005   $4,410,802   $4,072,769   $3,530,936   $3,432,382
Loans (net of unearned income)........   2,198,801    2,041,854    1,819,164    1,602,072    1,524,897
Securities............................   1,730,833    1,979,701    1,732,207    1,608,748    1,636,120
Deposits..............................   3,306,683    3,437,282    3,087,154    2,708,807    2,691,583
Stockholders' equity..................     263,365      264,270      213,305      185,726      161,450
Book value per common share...........       14.32        14.43        11.57        10.03         8.58

OTHER DATA:
Number of deposit accounts............     244,113      257,704      244,979      240,020      229,503
Offices in bank buildings.............          52           51           48           47           46
In-store branches.....................          42           50           38           26           15

CAPITAL RATIOS:
Leverage ratio........................        5.75%        5.47%        5.62%        5.48%        5.54%
Tier 1 capital to risk-weighted
  assets..............................        9.63         9.74        10.02         9.67         9.82
Total capital to risk-weighted
  assets..............................       10.03        10.14        10.46        10.08        10.25

                                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     2003     2002     2001     2000     1999
                                                     -----   ------   ------   ------   ------
SELECTED FINANCIAL RATIOS:
PERFORMANCE RATIOS:
Return on average assets(1)........................   0.42%    0.91%    0.93%    0.55%    0.90%
Return on average equity(2)........................   6.72    16.04    16.72    12.52    16.77
Equity-to-assets(3)................................   6.25     5.65     5.54     4.40     5.38
Net interest margin(4).............................   3.39     3.23     3.08     2.71     3.23
Dividend payout ratio(5)...........................  71.58    30.05    30.98    53.85    34.67
ASSET QUALITY RATIOS:
Non-performing assets to total assets(6)...........   0.63     0.32     0.47     0.60     0.72
Non-accrual loans to total loans(7)................   1.08     0.21     0.30     0.31     0.42
Allowance for loan losses to total loans...........   0.46     0.49     0.54     0.53     0.56
Allowance for loan losses to non-accrual loans.....  42.85   229.80   173.44   165.83   128.74
Net loan charge-offs to average loans..............   0.60     0.10     0.05     0.04     0.11

---------------

(1) Net income divided by average total assets.

(2) Net income divided by average total equity.

(3) Total average equity divided by average total assets.

(4) Calculation of net interest margin is based upon net interest income on a taxable equivalent basis divided by average interest-earning assets. See page 24 regarding the calculation of the taxable equivalent adjustment.

(5) Dividends per share divided by diluted net income per share.

(6) Non-performing assets consist of non-accrual loans and property acquired by the Bank through foreclosure or repossession or as an in-substance foreclosure.

(7) Calculated net of unearned discounts.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     The information disclosed in this document includes various forward-looking statements with respect to credit quality (including delinquency trends and the allowance for loan losses), corporate objectives, and other financial and business matters. The words "anticipates," "projects," "intends," "estimates," "expects," "believes," "plans," "may," "will," "should," "could," and other similar expressions are intended to identify these forward-looking statements. In addition, any statements we make that are not historical facts should be considered to be forward-looking statements. We caution that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from these forward-looking statements. Certain events may occur that could cause our actual results to be materially different than those described in this document. In addition to the factors disclosed elsewhere in this document, the following factors, among others, could cause our actual results to differ materially and adversely from such forward-looking statements:

     - competition and pricing pressures on loan and deposit products;

     - changes in economic conditions nationally, regionally and in our markets;

     - the extent and timing of actions of the Federal Reserve Board;

     - changes in levels of market interest rates;

     - clients' acceptance of our products and services;

     - credit risks in our loan portfolio; and

     - the extent and timing of legislative and regulatory actions and reforms.

     The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. The information contained in this document speaks only as of the date indicated on the signature page of this document unless the information specifically indicates that another date applies. We are not obligated to update and do not undertake to update any of our forward-looking statements made in this document.

PENDING MERGER WITH NFB

     On December 16, 2003, the Bank entered into a definitive agreement to be acquired by NFB in an all-stock transaction valued at $726 million. The Bank's stockholders will receive a fixed exchange ratio of one share of NFB common stock for each share held. The transaction is intended to qualify as a reorganization for federal income tax purposes and provide a tax-free exchange of shares.

     The definitive agreement has been approved by the directors of both NFB and the Bank. The transaction is subject to all required regulatory approvals, approval of the stockholders of the Bank (by a two-thirds vote of outstanding shares), and other customary conditions. Bank stockholders holding approximately 42% of the Bank's stock have committed to vote in favor of the merger through the execution of voting agreements. The transaction is expected to be completed in the second quarter of 2004.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     "Management's Discussion and Analysis of Financial Condition and Results of Operation" is based upon the Bank's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Bank to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 to the Bank's Consolidated Financial Statements for the year ended December 31, 2003 contains a summary of the Bank's significant accounting policies. Management believes the Bank's policy with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity and requires management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could materially impact results of operations. This critical policy and its application is periodically reviewed with the Audit and Examination Committee and the Board of Directors.

     The provision for loan losses is based upon management's evaluation of the adequacy of the allowance for loan losses, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Bank's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank's control.

     The Bank accounts for its pension expense by utilizing the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. Accordingly, plan assets and the projected benefit obligation are each marked-to-market at all period-ends and recorded in employee benefits expense.

Generally, the value of plan assets are subject to the inherent volatility of the securities markets and the specific market performance of the plan assets; the value of the projected benefit obligation (which can also have a significant element of volatility) is subject to the level of interest rates, the expected inflation rate, the number of employees covered under the plan, and other factors.

GENERAL

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest and dividend income earned on our loan and securities portfolios and the interest paid on our interest-bearing liabilities, such as deposits and borrowings. Our net income is also affected by the generation of non-interest income, such as loan fees and service charges, as well as gains on sales of securities available for sale and sales of securitizations and loans. In addition, our net income is affected by the level of the provision for loan losses, as well as non-interest expenses.

     Our operations and the entire banking industry are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by competition among lenders, the level of interest rates, the availability of funds and, in certain markets, the demand for and supply of housing. Deposit flow and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities, and the levels of personal income and savings nationwide.

RESULTS OF OPERATIONS: 2003 COMPARED WITH 2002

     Overview: Net income for 2003 amounted to $18.1 million, a decrease of 52.4% from the $38.0 million earned in 2002. Diluted earnings per share for the full year were $0.95, 53.2% lower than the $2.03 earned in 2002. The decrease in net income was attributable to several factors, primarily increases in non-interest expense and the provision for loan losses and lower gains on securities sales that are discussed below. Those negative factors were partly offset by an improvement in 2003 in net interest income and pension income compared to a small amount of pension expense in 2002 and a decline in the provision for income taxes.

     Net Interest Income: Net interest income for the year 2003 increased by 7.1% to $125.9 million from $117.6 million for the year 2002. Net interest income represents the difference between interest received on interest earning assets, primarily loans and securities available for sale and held to maturity, and the interest expense paid on interest bearing liabilities, primarily deposits and borrowings. All interest income and expense amounts in this discussion of net interest income are stated on a pre-tax adjusted basis. The related yield, return on assets, spreads and the net interest margin reflect the tax-equivalent adjustments that were made to income derived from any tax-exempt loans and securities. All interest earning assets and interest bearing liabilities are discussed in terms of average balances.

     The Bank's net interest income performance was driven primarily by its low-cost core deposit sources of funds that are invested in interest earning assets, principally loans and securities. Total average interest earning assets increased $68 million in 2003 to $3.947 billion, from $3.879 billion in 2002. Total average interest bearing liabilities decreased $13 million in 2003, with a $15 million decline in interest bearing deposits being partly offset by a $2 million increase in borrowings. Net average non-interest bearing sources of funds increased $81 million or 16.7% to $567 million from $486 million in 2002. Growth in demand deposits accounted for virtually all of this increase. The Bank's net interest margin increased 16 basis points to 3.39% in 2003 from 3.23% in 2002.

     Total interest income decreased from $224.4 million in 2002 to $204.6 million in 2003, attributable to a 59 basis point decrease in the average yield earned on total interest earning assets (reflecting the lower rate environment in 2003), partially offset by the previously mentioned increase in the volume of total interest earning assets.

     Interest and fees on loans decreased from $134.8 million in 2002 to $134.4 million in 2003. The decrease was attributable to the lower rate environment, the continued prepayment by borrowers of higher yielding 1 -- 4 family residential mortgage loans and the securitization and sale of 1 -- 4 family residential mortgage loans originated by the Bank. These factors contributed to a 76 basis point decline in the average rate earned on loans. The decline in the average rate earned on loans was partly offset by an 11.4% increase in loan volume, spurred primarily by increases in 1 -- 4 family residential mortgage loans, consumer lending (principally automobile loans) and commercial lending, including asset-based loans.

     Interest and dividends on securities declined $17.7 million to $69.0 million in 2003 from $86.7 million in 2002. The securities portfolio consists of securities available for sale (average balance of $1.639 billion in 2003; $1.563 billion in 2002) and securities held to maturity (average balance of $53 million and $84 million in 2003 and 2002, respectively). The decline in the total amount of interest and dividends reflects the lower rate environment and the impact of prepayments on the Bank's portfolio of mortgage-backed securities. The average yield earned on the securities portfolio was 4.46% in 2003 and 5.44% in 2002. The impact of the decline in yields was partially offset by an increase in the average balance of securities available for sale, principally Federal agency and mortgage-backed securities. The average balance of mortgage-backed securities amounted to $956 million in 2003 and $920 million in 2002. The average balance of Federal agency securities increased from $198 million in 2002 to $251 million in 2003.

     Late in the third quarter and early in the fourth quarter 2003, the Bank repositioned certain aspects of its mortgage-backed securities portfolio through the sale of $162 million principal amount of securities at a loss of $1.6 million. The securities sold were replaced with approximately $180 million principal amount of mortgage-backed securities that had a 210 basis point higher yield. Gains of $1.6 million were realized on the sale of $20 million of trust preferred securities. The net effect of the sales and replacement was to increase the yield on the Bank's total securities portfolio by approximately 40 basis points. In addition, during the fourth quarter 2003, a general slowdown in prepayments in the remaining mortgage-backed securities portfolio contributed to an overall increase in the yield on the total securities portfolio of 53 basis points.

     Interest expense on deposits decreased from $76.3 million in 2002 to $50.5 million in 2003. This decline reflected the lower rate environment in 2003 and a strategic decision to decrease the Bank's reliance upon high-cost time deposits. The average balance of interest bearing core deposits (defined as savings, NOW and money market deposits) increased 11.3% to $1.231 billion in 2003, while the rate paid on such deposits decreased 73 basis points to 1.19%. The average balance of time deposits decreased $140 million to $1.502 billion in 2003. The rate paid on time deposits declined 96 basis points to 2.39%.

     Interest expense on borrowed funds decreased $2.3 million to $28.1 million in 2003 from $30.4 million in 2002, due to the lower rate environment in 2003 and the impact of the Bank's restructuring of its Federal Home Loan Bank advances. (See "Financial Condition: December 31, 2003 Compared to December 31, 2002" for a description of this restructuring.) The average balance of borrowed funds increased modestly in 2003 to $647 million from $645 million in 2002.

     Provision for Loan Losses: The Bank's provision for loan losses is established periodically at levels determined by management to be necessary to maintain the allowance for loan losses at an adequate level. During 2003, the Bank recorded a provision for loan losses of $12.8 million, an increase of $10.6 million from the provision recorded in 2002. The increase in the provision for loan losses is primarily attributable to the transfer of certain commercial real estate loans to held for sale in connection with the pending merger with NFB, as described below, and to a lesser extent to the growth in the volume of loans held in our loan portfolio and a change in the composition of loans comprising our loan portfolio. During the year, consumer loans increased as a percentage of the loan portfolio. Due to the nature of consumer lending, this growth has resulted in a higher level of net loan charge-offs, which required an increase in the provision for loan losses.

     In connection with its merger agreement with NFB, the Bank committed to sell certain commercial real estate loans to one borrower totaling $29.2 million (including unfunded commitments of $0.9 million). The borrower has recently exhibited a deteriorating financial condition but remains current as to principal and interest. If the Bank is unable to sell the loans by the merger closing date, certain principal stockholders of the Bank have agreed, at NFB's request, to purchase the loans for $20 million. During the fourth quarter 2003, the Bank recognized a loan charge-off of $9.2 million, placed the loans on non-accrual status, reclassified the remaining balance of the loans to the held-for-sale category and replenished the allowance for loan losses through a charge to the provision for loan losses of $9.2 million.

     The allowance for loan losses was deemed adequate at $10.1 million as of December 31, 2003 and $10.0 million as of December 31, 2002. Non-accrual loans held in portfolio increased modestly from $4.3 million at December 31, 2002 to $4.6 million at December 31, 2003. Loans held in portfolio accruing interest, but on which interest or principal was 90 days or more past due, decreased from $1.1 million at December 31, 2002 to $0.3 million at December 31, 2003. See additional discussion under "Asset Quality."

     Non-Interest Income: Non-interest income for the year 2003 decreased by $6.8 million to $39.4 million from $46.2 million for the year 2002. The decrease was attributable primarily to a reduction in net gains on securities sales of $7.9 million to $1.2 million recorded in 2003 compared to $9.1 million recorded in 2002, partially offset by increases in trust commissions and bank owned life insurance income. Bank owned life insurance income was higher by $0.4 million in 2003 versus 2002 due primarily to the receipt of higher death benefits during 2003 from the death of the Bank's former chairman.

     Non-Interest Expenses: Non-interest expenses increased by $21.9 million to $132.2 million for the year 2003 versus $110.3 million for the year 2002. The increase was due to several factors described in the following discussion.

     Salaries and employee benefits expense increased $10.7 million to $64.6 million for the year 2003 versus $53.9 million for the year 2002. The increase was attributable to a $7.9 million charge in 2003 for death benefits due the estate of the former chairman under his employment contract, the full-year impact of hiring employees to staff 16 branch locations opened throughout 2002 and the hiring of new senior managers for various positions, increased expense under the Bank's stock appreciation rights benefit program which is based upon the Bank's stock price at year-end, normal salary increases and an increase in health benefit costs.

     Pension expense (income) was income of $12.1 million in 2003 and expense of $0.9 million in 2002. The Bank accounts for its pension expense by utilizing the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. Accordingly, plan assets and the projected benefit obligation are each marked-to-market at all period-ends and recorded in employee benefits expense. Generally, the value of plan assets is subject to the inherent volatility of the securities markets and the specific market performance of the plan assets; the value of the projected benefit obligation (which can also have a significant element of volatility) is subject to the level of interest rates, the expected inflation rate, the number of employees covered under the plan, and other factors. During 2003, the value of the Plan's assets increased $19.7 million due to large gains, both realized and unrealized, on certain equity holdings, while the projected benefit obligation increased $7.2 million. The increase in the projected benefit obligation was due in part to a 50 basis points decline from 6.50% at year-end 2002 to 6.00% at year-end 2003 in the Plan's discount rate, which resulted in a higher projected benefit obligation.

     Occupancy and furniture and equipment expense increased $2.0 million to $24.1 million for the year 2003 versus $22.1 million for the year 2002, mainly due to branch expansion. Merger related expenses amounted to $7.2 million and were comprised of investment banking, legal and accounting fees and charges under certain employment contracts. The $6.0 million loss on early extinguishment of debt relates to the early redemption of $100 million of FHLB advances.

     For the year 2003, mortgage servicing asset valuation expense amounted to a charge of $1.0 million compared to a charge of $2.5 million in 2002. These charges represent adjustments to the valuation allowance maintained for mortgage servicing rights which is used to adjust the carrying amount of mortgage servicing assets to their lower of cost or market value. As of December 31, 2003, the Bank's mortgage servicing asset, net of valuation allowance, had a carrying value of $4.2 million.

     All other expenses amounted to $41.4 million in 2003 and $31.0 million in 2002. The $10.4 million increase is attributable to $1.4 million relating to auditing and legal fees incurred in connection with the re-audit of the Bank's financial statements and the work performed by a Special Committee of independent directors, $0.8 million of branch closing expenses, $1.1 million of professional fees related to initiatives that have been abandoned due to the merger agreement with NFB and other non-recurring projects, expanded advertising and a general increase in expenses related to expanded business activity.

     The increase in all other expenses is also attributable to a $5.0 million provision that was established in 2003 for probable losses incurred by the Bank related to unreconciled general ledger accounts. During February 2004, the Bank discovered unreconciled differences in certain general ledger accounts that amounted to approximately $4.8 million. The Bank is reviewing this matter, but as of yet cannot identify the specific transactions that caused the difference. Based upon their nature, we believe that any substantial collection of these items is remote and a loss from these differences is probable and have recorded a liability of $5.0 million before taxes ($3.0 million after taxes) in the fourth quarter 2003 to cover losses expected to arise from this review.

     Provision for Income Taxes: The provision for income taxes amounted to $2.3 million in 2003 and $13.3 million in 2002. The effective tax rate was 11.4% and 25.9% in 2003 and 2002, respectively. The decline in the effective tax rate was attributable to the Bank's having a higher proportion of income exempt from taxes in 2003 compared with 2002, partly offset by the non-deductibility of certain expenses related to the NFB merger. Tax-exempt income is derived primarily from the securities portfolio and bank owned life insurance.

RESULTS OF OPERATIONS: 2002 COMPARED WITH 2001

     Overview: Net income for 2002 amounted to $38.0 million, an increase of 10.1% from the $34.5 million earned in 2001. Diluted earnings per share for the full year were $2.03, 10.3% higher than the $1.84 earned in 2001. The increase in net income was attributable to increases in net interest income and non-interest income and a decrease in the provision for income taxes, partly offset by higher non-interest expenses. The improvement in net interest income during 2002 was mainly attributable to a significant increase in demand and savings deposits and lower rates paid on certificates of deposit, which enabled the Bank to increase its net interest margin from 3.08% in 2001 to 3.23% in 2002. The increase in non-interest income primarily resulted from gains on the sale of securitizations and residential mortgages that were originated by the Bank and an increase in deposit service charges and other retail banking fees. The higher level of non-interest expenses was mainly due to higher pension expense and increases in salaries and wages, the latter being principally due to the net addition of 15 banking branches and normal salary and benefit increases, primarily health benefit costs.

     Net Interest Income: Net interest income for the year 2002 increased by 15.6% to $117.6 million from $101.7 million for the year 2001. Net interest income represents the difference between interest received on interest earning assets, primarily loans and securities available for sale and held to maturity, and the interest expense paid on interest bearing liabilities, primarily deposits and borrowings. All interest income and expense amounts in this discussion of net interest income are stated on a pre-tax adjusted basis. The related yield, return on assets, spreads and the net interest margin reflect the tax-equivalent adjustments that were made to income derived from any tax-exempt loans and securities. All interest earning assets and interest-bearing liabilities are discussed in terms of average balances.

     The Bank's net interest income performance was driven primarily by its low-cost core deposit sources of funds that are invested in interest earning assets, principally loans and securities. Total average interest earning assets increased $425 million in 2002 to $3.879 billion, from $3.454 billion in 2001. Total average interest bearing liabilities increased $361 million in 2002, with interest bearing deposit growth representing 95.3% of the growth in interest bearing sources of funds. Net average non-interest bearing sources of funds increased 15.0% to $485.8 million from $422.4 million in 2001. Growth in demand deposits accounted for virtually all of this increase. The Bank's net interest margin increased 15 basis points to 3.23% in 2002 from 3.08% in 2001.

     Total interest income decreased from $236.5 million in 2001 to $224.4 million in 2002, attributable to a 102 basis point decrease in the average yield earned on total interest earning assets (reflecting the lower rate environment in 2002), partially offset by the previously mentioned increase in the volume of total interest earning assets.

     Interest and fees on loans decreased from $139.0 million in 2001 to $134.8 million in 2002. The decrease was attributable to the lower rate environment, the continued prepayment by borrowers of higher yielding 1 -- 4 residential mortgage loans and the securitization and sale of 1 -- 4 family residential mortgage loans originated by the Bank. These factors contributed to a 64 basis point decline in the average rate earned on loans. The decline in the average rate earned on loans was partly offset by a moderate increase in loan volume, spurred primarily by increases in other consumer lending (principally automobile loans).

     Interest and dividends on securities declined $7.5 million to $86.7 million in 2002 from $94.2 million in 2001. The securities portfolio consists of securities available for sale (average balance of $1,563 million in 2002; average balance of $1,083 million in 2001) and securities held to maturity (average balance of $84 million and $391 million in 2002 and 2001, respectively). The decline in the total amount of interest and dividends reflects the lower rate environment and the impact of prepayments on the Bank's portfolio of mortgage-backed securities. The average yield earned on the securities portfolio was 5.44% in 2002 and 6.50% in 2001. The impact of the decline in yields was partially offset by an increase in the average balance of securities available for sale, principally mortgage-backed securities. The average balance of mortgage-backed securities increased $467 million to $920 million in 2002 from $453 million in 2001.

     Interest expense on deposits decreased from $102.8 million in 2001 to $76.3 million in 2002. This decline reflected the lower rate environment in 2002. The average balance of interest bearing core deposits (defined as savings, NOW and money market deposits) increased 47.2% to $1.106 billion in 2002, while the rate paid on such deposits decreased 62 basis points to 1.92%. The average balance of time deposits decreased $10 million to $1.642 billion in 2002. The rate paid on time deposits declined 171 basis points to 3.35%.

     Interest expense on borrowed funds decreased $1.6 million to $30.4 million in 2002 from $32.0 million in 2001, due to the lower rate environment in 2002. The average balance of borrowed funds increased in 2002 to $645.2 million from $628.4 million in 2001. During 2002, the Bank maintained its use of fixed rate callable advances from the Federal Home Loan Bank at the level outstanding at December 31, 2001, with the average balance outstanding during 2002 reaching $600 million compared to average outstandings of $427.5 million in 2001.

     Provision for Loan Losses: The Bank's provision for loan losses is established periodically at levels determined by management to be necessary to maintain the allowance for loan losses at an adequate level. During 2002 and 2001, in response to loan demand and a weakening economy, the Bank maintained the provision at $2.2 million. The allowance for loan losses was deemed adequate at $10.0 million as of December 31, 2002. Loans accounted for on a non-accrual basis decreased from $5.6 million at December 31, 2001 to $4.3 million at December 31, 2002. Loans accruing interest, but on which interest or principal was 90 days or more past due, increased from $0.9 million at December 31, 2001 to $1.1 million at December 31, 2002. See additional discussion under "Asset Quality."

     Non-Interest Income: Non-interest income for the year 2002 increased by $13.5 million to $46.2 million from $32.7 million for the year 2001. The increase was attributable primarily to $11.7 million in gains on sales of securitizations and loans in 2002 on sales of $524.4 million of residential mortgages that were originated by the Bank. In addition, service charges and other retail banking fees increased by $3.9 million, driven by increased sales of annuities and mutual fund products at the Bank's TC Financial subsidiary. Bank owned life insurance income was higher by $1.1 million in 2002 versus 2001 due primarily to the receipt of a death benefit. Net realized gains on sales of available for sale securities were $9.1 million in 2002 and $12.4 million in 2001.

     Non-Interest Expenses: Non-interest expenses increased by $26.8 million to $110.3 million for the year 2002 versus $83.5 million for the year 2001. A significant portion of this increase, $15.1 million, was due to pension expense (income) that is accounted for under the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. For the years ended December 31, 2002 and 2001, the net effects of marking to market such assets and obligations under this accounting method were a $0.9 million expense in 2002 and a $14.2 million income in 2001.

     Salaries and employee benefits, other than pension expense, increased by $5.4 million to $53.9 million for the year 2002 versus $48.5 million for the year 2001. This was due largely to an increase in the number of employees resulting from a higher number of branches in operation, normal salary increases and an increase in health benefit costs. Occupancy expense increased by $1.3 million to $13.7 million in 2002 from $12.4 million in 2001 due to the aforementioned increase in the number of branches. Other expense increased by $5.0 million for the year 2002 versus the year 2001, largely due to higher outside data processing services related to increased check processing volumes, other real estate owned ("OREO") write-downs of $2.0 million in 2002 and an increase in the valuation allowance for the Bank's mortgage servicing assets to $2.5 million for 2002 versus $1.6 million in 2001. As of December 31, 2002, the Bank's mortgage servicing asset was valued at $2.1 million.

     Provision for Income Taxes: The provision for income taxes amounted to $13.3 million in 2002 and $14.2 million in 2001. The effective tax rate was 25.9% and 29.1% in 2002 and 2001, respectively. The decline in the effective tax rate was attributable to the Bank having a higher proportion of income exempt from taxes in 2002 compared with 2001. Tax-exempt income is derived primarily from the securities portfolio and bank owned life insurance.

CLOSING OF BRANCHES

     During the fourth quarter 2003, the Bank completed the previously announced closing of 9 in-store branches, recognizing a pretax charge of $0.8 million. This was in addition to the one in-store branch closed during the second quarter 2003 at an insignificant cost. In January 2004, the Bank announced plans to close an additional twenty in-store branches, continuing a strategy of closing under-performing locations. These closings are expected to occur no later than May 2004, prior to the anticipated closing of the merger with NFB. It is estimated that a pretax charge of $7.0 million will be recognized in the second quarter 2004 with respect to the twenty branches that are being closed. Consistent with its previous experience, the Bank believes that it will retain a major portion of the deposits and customer relationships of these branches. The Bank estimates that the 29 in-store closings will contribute $4.0 million in pretax earnings on an annual basis.

AVERAGE BALANCE, INTEREST AND AVERAGE YIELDS AND RATES

     The following table sets forth certain information relating to our average interest-earning assets and average interest-bearing liabilities and reflects the average yield on assets and the average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods shown. The tables also present information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which banking institutions have traditionally used as an indicator of profitability. Another indicator of an institution's net interest income is its "net interest margin," which is its net interest income divided by its average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

                                                FOR THE YEARS ENDED DECEMBER 31,
                                -----------------------------------------------------------------
                                                2003                              2002
                                ------------------------------------   --------------------------
                                 AVERAGE      INTEREST &     AVERAGE    AVERAGE      INTEREST &
                                 BALANCE         FEES         RATE      BALANCE         FEES
                                ----------   -------------   -------   ----------   -------------
                                    (DOLLARS IN THOUSANDS, INCOME ON A TAX-EQUIVALENT BASIS)
ASSETS

Interest-earning assets:
 Loans:
   Commercial.................  $  168,411     $ 10,213       6.06%    $  143,847     $  9,559
   Installment................     769,499       45,114       5.86        672,234       45,310
   Real estate................   1,168,559       79,558       6.81      1,074,663       80,545
                                ----------     --------                ----------     --------
     Total loans..............   2,106,469      134,885       6.40      1,890,744      135,414
                                ----------     --------                ----------     --------
 Securities:
   Taxable....................   1,416,800       55,289       3.90      1,381,937       70,929
   Non-taxable................     275,134       20,218       7.35        265,265       18,645
                                ----------     --------                ----------     --------
     Total securities.........   1,691,934       75,507       4.46      1,647,202       89,574
                                ----------     --------                ----------     --------
 Money market investments.....     148,350        1,777       1.18        340,600        6,555
                                ----------     --------                ----------     --------
     Total interest-earning
       assets.................   3,946,753      212,169       5.38      3,878,546      231,543
                                ----------     --------                ----------     --------
Noninterest-earning assets:
   Cash and due from banks....     109,625                                113,927
   Other assets...............     251,523                                211,370
   Allowance for loan
     losses...................     (10,342)                                (9,901)
                                ----------                             ----------
     Total noninterest-earning
       assets.................     350,806                                315,396
                                ----------                             ----------
Total assets..................  $4,297,559                             $4,193,942
                                ==========                             ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
 Savings, NOW and money market
   deposits...................  $1,230,668       14,641       1.19%    $1,106,007       21,273
 Other time deposits..........     762,819       22,001       2.88        875,757       34,246
 Certificates of deposits
   $100,000 and over..........     738,980       13,902       1.87        765,817       20,814
                                ----------     --------                ----------     --------
     Total interest-bearing
       deposits...............   2,732,467       50,544       1.85      2,747,581       76,333
                                ----------     --------                ----------     --------
 Borrowings...................     647,313       28,103       4.28        645,175       30,413
                                ----------     --------                ----------     --------
     Total interest-bearing
       liabilities............   3,379,780       78,647       2.33      3,392,756      106,746
                                ----------     --------                ----------     --------
Noninterest-bearing
 liabilities and stockholders'
 equity:
   Demand deposits............     607,735                                528,457
   Other liabilities..........      41,239                                 35,895
                                ----------                             ----------
     Total noninterest-bearing
       liabilities............     648,974                                564,352
Stockholders' equity..........     268,805                                236,834
                                ----------                             ----------
Total liabilities and
 stockholders' equity.........  $4,297,559                             $4,193,942
                                ==========                             ==========
Net interest income/spread
 (tax-equivalent basis).......                 $133,522       3.05%                   $124,797
                                               ========                               ========
Net interest margin
 (tax-equivalent basis).......                                3.39%
Tax equivalent adjustments:
 Loans........................                 $    508                               $    663
 Investment securities........                    7,076                                  6,526
                                               --------                               --------
     Total....................                 $  7,584                               $  7,189
                                               ========                               ========

                                       FOR THE YEARS ENDED DECEMBER 31,
                                ----------------------------------------------
                                 2002                     2001
                                -------   ------------------------------------
                                AVERAGE    AVERAGE      INTEREST &     AVERAGE
                                 RATE      BALANCE         FEES         RATE
                                -------   ----------   -------------   -------
                                (DOLLARS IN THOUSANDS, INCOME ON A TAX-EQUIVALENT BASIS)
ASSETS
Interest-earning assets:
 Loans:
   Commercial.................   6.65%    $  129,317     $ 10,380       8.03%
   Installment................   6.74        589,205       45,002       7.64
   Real estate................   7.49      1,069,983       84,196       7.87
                                          ----------     --------
     Total loans..............   7.16      1,788,505      139,578       7.80
                                          ----------     --------
 Securities:
   Taxable....................   5.13      1,308,277       83,644       6.39
   Non-taxable................   7.03        165,295       12,083       7.31
                                          ----------     --------
     Total securities.........   5.44      1,473,572       95,727       6.50
                                          ----------     --------
 Money market investments.....   1.90        191,899        6,023       3.14
                                          ----------     --------
     Total interest-earning
       assets.................   5.97      3,453,976      241,328       6.99
                                          ----------     --------
Noninterest-earning assets:
   Cash and due from banks....                92,329
   Other assets...............               187,002
   Allowance for loan
     losses...................                (8,682)
                                          ----------
     Total noninterest-earning
       assets.................               270,649
                                          ----------
Total assets..................            $3,724,625
                                          ==========
LIABILITIES AND STOCKHOLDERS'
Interest-bearing liabilities:
 Savings, NOW and money market
   deposits...................   1.92%    $  751,289       19,107       2.54%
 Other time deposits..........   3.91        854,203       45,775       5.36
 Certificates of deposits
   $100,000 and over..........   2.72        797,672       37,925       4.75
                                          ----------     --------
     Total interest-bearing
       deposits...............   2.78      2,403,164      102,807       4.28
                                          ----------     --------
 Borrowings...................   4.71        628,370       31,973       5.09
                                          ----------     --------
     Total interest-bearing
       liabilities............   3.15      3,031,534      134,780       4.45
                                          ----------     --------
Noninterest-bearing
 liabilities and stockholders'
 equity:
   Demand deposits............               460,147
   Other liabilities..........                26,523
                                          ----------
     Total noninterest-bearing
       liabilities............               486,670
Stockholders' equity..........               206,421
                                          ----------
Total liabilities and
 stockholders' equity.........            $3,724,625
                                          ==========
Net interest income/spread
 (tax-equivalent basis).......   2.82%                   $106,548       2.54%
                                                         ========
Net interest margin
 (tax-equivalent basis).......   3.23%                                  3.08%
Tax equivalent adjustments:
 Loans........................                           $    616
 Investment securities........                              4,233
                                                         --------
     Total....................                           $  4,849
                                                         ========

     Loans include nonaccruing loans, the effect of which is to reduce the rate earned on loans. Income is stated on a tax-equivalent basis by adding to income an amount equal to the tax benefit of owning tax-exempt securities and loans based on the statutory federal rate in effect (35% in 2003, 2002 and 2001).

RATE/VOLUME ANALYSIS

     The following table sets forth information (on a taxable equivalent basis) regarding the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and expense during the periods indicated. Average balances and rates include non-accruing loans. For each category of interest-earning asset and interest-bearing liability, information is provided for changes attributable to (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (change in rate multiplied by old volume) and (iii) total change. Changes in rate/volume (changes in rate multiplied by the changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                    YEAR ENDED DECEMBER 31, 2003    YEAR ENDED DECEMBER 31, 2002
                                       COMPARED TO YEAR ENDED          COMPARED TO YEAR ENDED
                                          DECEMBER 31, 2002              DECEMBER 31, 2001
                                    -----------------------------   ----------------------------
                                         INCREASE/(DECREASE)            INCREASE/(DECREASE)
                                          DUE TO CHANGE IN                DUE TO CHANGE IN
                                    -----------------------------   ----------------------------
                                    VOLUME      RATE       NET      VOLUME      RATE       NET
                                    -------   --------   --------   -------   --------   -------
                                                           (IN THOUSANDS)
Interest-earning assets:
Loans.............................  $13,436   $(13,965)  $   (529)  $(9,874)  $  5,710   $(4,164)
Securities........................    1,183    (15,250)   (14,067)    8,713    (14,866)   (6,153)
Money market investments..........   (3,122)    (1,656)    (4,778)    3,861     (3,329)      532
                                    -------   --------   --------   -------   --------   -------
Total interest income.............   11,497    (30,871)   (19,374)    2,700    (12,485)   (9,785)
                                    -------   --------   --------   -------   --------   -------
Interest-bearing liabilities:
Savings, NOW and money market
  deposits........................    1,918     (8,550)    (6,632)    6,348     (4,182)    2,166
Other time deposits...............   (3,837)    (8,408)   (12,245)      999    (12,528)  (11,529)
Certificates of deposit $100,000
  and over........................     (617)    (6,294)    (6,911)   (1,190)   (15,921)  (17,111)
Borrowings........................     (540)    (1,771)    (2,311)      824     (2,384)   (1,560)
                                    -------   --------   --------   -------   --------   -------
Total interest expense............   (3,076)   (25,023)   (28,099)    6,981    (35,015)  (28,034)
                                    -------   --------   --------   -------   --------   -------
Net interest income...............  $14,573   $ (5,848)  $  8,725   $(4,281)  $ 22,530   $18,249
                                    =======   ========   ========   =======   ========   =======

ASSET/LIABILITY MANAGEMENT AND MARKET RISK DISCLOSURE

     We originate and invest in interest-earning assets and solicit interest-bearing and non-interest bearing deposit accounts. Our operations are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of our interest-earning assets and the amount of interest-bearing liabilities that mature, re-price, or are prepaid/withdrawn in specified time periods. Interest rate risk is the risk that our earnings and/or net portfolio value, as defined below, will change when interest rates change. The principal objective of our asset/liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk.

     Management monitors and controls interest rate risk through a variety of techniques including use of interest rate sensitivity models and traditional interest rate sensitivity gap analysis. Through use of the models, we project future net interest income and then estimate the effect on projected net interest income of various changes in interest rates and balance sheet growth rates. We also use the models to calculate the change in net portfolio value over a range of interest rate change scenarios. Net portfolio value is the present value of expected future cash flows from assets less the present value of expected cash flows from liabilities. Traditional gap analysis involves arranging interest-earning assets and interest-bearing liabilities by re-pricing periods and then computing the difference, or interest-rate sensitivity gap, between the assets and liabilities which are estimated to re-price during each time period and cumulatively through the end of each time period. The dollar difference between rate sensitive assets and rate sensitive liabilities within given time periods is referred to as the "interest sensitivity gap." By this definition, a "gap" has an asset, liability and time component.

     A negative gap is created when rate sensitive liabilities exceed rate sensitive assets within a particular time frame. Conversely, a positive gap occurs when the Bank has more rate sensitive assets than rate sensitive liabilities within a particular time frame. Negative gaps result when an institution borrows on a shorter-term basis and lends on a longer-term basis. Positive gaps occur when an institution borrows on a longer-term basis and lends on a shorter-term basis. In an increasing rate environment, earnings will generally increase with a positive short-term gap. Earnings will generally decrease in a rising rate environment when the short-term gap is negative.

     Both interest rate sensitivity modeling and gap analysis involve a variety of significant estimates and assumptions and are done at a specific point in time. Interest rate sensitivity modeling requires, among other things, estimates of how much and when yields and costs on individual categories of interest-earning assets and interest-bearing liabilities will respond to general changes in market interest rates, future cash flows and discount rates.

     Gap analysis requires estimates as to when individual categories of interest sensitive assets and liabilities will re-price and assumes that assets and liabilities assigned to the same re-pricing period will re-price at the same time and in the same amount. Like sensitivity modeling, gap analysis does not take into account the fact that the re-pricing of some assets and liabilities is discretionary and subject to competitive and other pressures.

     Changes in the estimates and assumptions made for interest rate sensitivity modeling and gap analysis could have a significant impact on projected results and conclusions. Therefore, these techniques may not accurately reflect the impact of general interest rate movements on our net interest income or net portfolio value.

     Our models provide information pursuant to the market risk disclosure rules set forth in Item 305 of Regulation S-K of the Securities and Exchange Commission. The information is based on significant estimates and assumptions and constitutes a "forward looking statement" within the meaning of that term as set forth in the Private Securities Litigation Reform Act of 1995. The base case information shows an estimate of our net portfolio value at December 31, 2003 arrived at by discounting estimated future cash flows at current market rates and an estimate of future net interest income assuming that maturing assets or liabilities are replaced with new balances of the same type, in the same amount, and at the same rate level. The rate change information shows estimates of net portfolio value at December 31, 2003 and future net interest income assuming rate changes of varying amounts. Rate changes are assumed to occur uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities. In addition, for purposes of calculating net portfolio value, the indicated rate changes are assumed to be shock or immediate changes, while for purposes of projecting future net interest income the indicated rate changes are assumed to occur evenly over a twelve-month time period. In projecting future net interest income under the indicated rate change scenarios, activity is simulated by replacing maturing balances with new balances of the same type, in the same amount, but at the current rate level and adjusting re-pricing balances to the current rate level.

     Based on the results of our interest simulation model as of December 31, 2003, the impact of a 100 basis-point change in rates occurring evenly over a twelve-month period would be an improvement of $1.9 million, or 1.4%, in net interest income if rates decreased, compared to a decline of $0.5 million, or 0.4%, in net interest income if rates increased. The impact of an immediate 100 basis point change in rates at December 31, 2003 would be an increase of $44.7 million, or 7.7%, in net portfolio value if rates decreased, versus a decrease of $91.2 million, or 15.7%, in net portfolio value if rates increased.

FINANCIAL CONDITION: DECEMBER 31, 2003 COMPARED TO DECEMBER 31, 2002

     Total assets at December 31, 2003 were $4.278 billion, a decrease of $133 million, or 3.0%, compared to $4.411 billion at December 31, 2002. Loans, including loans held for sale, increased by $157 million, or

7.7%, to $2.199 billion at December 31, 2003 as compared to $2.042 billion at December 31, 2002 despite loan securitizations and sales totaling $567 million during 2003. Total securities decreased by $249 million, or 12.6%, to $1.731 billion at December 31, 2003 as compared to $1.980 billion at December 31, 2002. The decline in total assets reflected a de-leveraging of the balance sheet as total deposits declined 3.8% or $131 million to $3.307 billion at December 31, 2003 as compared to $3.437 billion at December 31, 2002. This reflected a decrease in time deposits of $180 million or 11.0% that was partly offset by an increase in core deposits, primarily non-interest bearing demand deposits, of $49 million or 2.7%. Total stockholders' equity decreased $0.9 million to $263.4 million at December 31, 2003 as compared to $264.3 million at December 31, 2002. Net income of $18.1 million for the year ended December 31, 2003 and $3.6 million related to the issuance of 174,684 shares of common stock through the exercise of stock options and other stock option related transactions, were offset by a decline of $7.3 million (after tax) in unrealized gains on securities available for sale, the repurchase of 99,792 shares of common stock at a total cost of $2.8 million and cash dividends of $12.5 million during the year ended December 31, 2003. Under the repurchase program authorized by the Board of Directors on September 25, 2002, 82,308 shares remain to be purchased as of December 31, 2003. A $50 million increase in securities sold under agreements to repurchase and other borrowings was offset by a $50 million decrease in Federal Home Loan Bank advances.

     The Bank restructured a portion of its borrowings from the FHLB as follows:

     - In late June 2003, the Bank prepaid a $50 million callable advance bearing interest at 3.42%, resulting in the Bank paying a prepayment fee of $2,758,000 ($1,631,000 after taxes) that was recorded in the Consolidated Statement of Income in the caption "Loss on early extinguishment of debt."

     - In August 2003, the Bank entered into a $50 million non-callable advance due August 11, 2006 bearing interest at 2.58%.

     - In late September 2003, the Bank prepaid two $25 million callable advances bearing interest at 3.70% and 4.34%, respectively, resulting in the Bank paying a prepayment fee of $3,269,000 ($1,934,000 after taxes) that was recorded in the Consolidated Statement of Income in the caption "Loss on early extinguishment of debt."

     - In September 2003 and October 2003, respectively, the Bank entered into two $25 million 2-year term repurchase agreements bearing interest at 1.825% and 1.76%, respectively.

     - In July 2003, the Bank entered into interest rate swap transactions with embedded options for $175 million of convertible advances from the FHLB that are designated as fair value hedges. These hedges are designed to convert fixed rate borrowings into floating rate borrowings and to eliminate any call risk to which the Bank had been subject. The $175 million notional interest rate swaps convert the fixed interest rates that the Bank was paying on three separate advances from the FHLB at interest rates ranging from 4.42% to 5.50% to floating interest rates of 3-month LIBOR plus spreads ranging from 174 to 231 basis points. The embedded option gives the Bank the right to convert the fixed rate received under the interest rate swaps to a 3-month LIBOR rate. This right will be exercised if the FHLB calls and the Bank converts the advances held by the Bank into 3-month LIBOR instruments. Under the contractual terms of the advances, the Bank can choose to convert each advance into either a floating or fixed interest rate at then current market prices based upon the then current product listing offered by the FHLB. With the embedded option, the Bank eliminated any interest rate risk associated with the call provision of the FHLB advances. The effectiveness of the fair value hedge is evaluated quarterly. The hedge was effective through December 31, 2003.

     The Bank maintains a portfolio of loans held for sale that is valued at the lower of cost or estimated fair value on an aggregate basis. At December 31, 2003, loans held for sale was comprised of $46,981,000 of performing 1 -- 4 family residential mortgage loans and $19,114,000 of loans to a single commercial real estate customer. The aggregate fair value of the 1 -- 4 family residential mortgage loans in the held for sale portfolio exceeded their cost.

     In connection with its merger agreement with NFB, the Bank committed to sell the loans held for sale related to the commercial real estate customer. The customer has recently exhibited a deterioration in financial condition. If the Bank is unable to sell the loans prior to the effectiveness of the merger, certain principal stockholders of the Bank have agreed, at NFB's request, to purchase the loans for $20 million. Accordingly, in the fourth quarter of 2003 the Bank recognized a loan charge-off and an increase in the provision for loan losses of $9.2 million, placed the loans on non-accrual status and reclassified the remaining $19.1 million balance of the loans to the held for sale category.

     With the exception of this commercial real estate customer, the Bank anticipates that in the future it will only sell or securitize and sell loans that are performing.

     Loans Sold or Securitized and Sold with Recourse: The Bank, under certain limited circumstances, sells or securitizes and sells 1 -- 4 family residential mortgage loans with recourse provisions. At the time these mortgage loans are sold or securitized and sold, an evaluation is made of the potential recourse liability. This evaluation takes into account the Bank's underwriting standards for originating 1 -- 4 family residential mortgage loans, the value of the mortgaged property, the borrower's payment history, the Bank's historical experience with these categories of loans and other factors noted in the discussion of the Allowance for Loan Losses. To date, at the time of sale, all of the Bank's 1 -- 4 family residential mortgage loans have been performing in accordance with their terms and the recourse liability has been estimated at zero. At December 31, 2003, the principal amount of loans sold with recourse amounted to $2.2 million.

     The Bank also considers mortgage loans sold with recourse in the determination of the fair value of its mortgage servicing rights. Due to the small amount of outstanding loans sold with recourse, the impact of the recourse provisions has been immaterial to the mortgage servicing asset.

     In connection with future sales or securitizations and sales of mortgage loans, the Bank does not anticipate selling loans with recourse. However, the decision to sell loans with recourse is often a function of market conditions. At this time, the Bank cannot predict when or if it will sell such loans.

     Off-Balance Sheet Arrangements: The following table shows the amounts and expected maturities of significant commitments, as of December 31, 2003. Further discussion of these commitments is included in Item 8. Financial Statements and Supplementary Data, Note 18 to the Consolidated Financial Statements.

                                  1 YEAR OR LESS   1-3 YEARS   3-5 YEARS   OVER 5 YEARS    TOTAL
                                  --------------   ---------   ---------   ------------   -------
                                                         ($ IN THOUSANDS)
Standby letters of credit.......     $18,838        $1,081        $11         $  --       $19,930
                                     =======        ======        ===         =====       =======

     Commitments under standby letters of credit, both financial and performance, do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

     Contractual Obligations: The following table shows the contractual obligations of the Bank by contractual payment period as of December 31, 2003. Further discussion of these obligations is included in

Item 8. Financial Statements and Supplementary Data, Notes 13, 17 and 18 to the Consolidated Financial Statements.

                                1 YEAR OR LESS   1-3 YEARS   3-5 YEARS   OVER 5 YEARS    TOTAL
                                --------------   ---------   ---------   ------------   --------
                                                        ($ IN THOUSANDS)
Securities sold under
  agreements to repurchase and
  other borrowings............     $71,331        $50,000    $     --      $     --     $121,331
Federal Home Loan Bank
  advances....................          --        225,000     100,000       225,000      550,000
Liability for stock
  appreciation rights
  outstanding.................       1,994             --          --            --        1,994
Obligations under operating
  leases......................       5,647          9,544       6,351         8,375       29,917
Purchased services............       8,658          4,313         157            --       13,128

     Borrowings under securities sold under agreements to repurchase and other borrowings and Federal Home Loan Bank advances have defined terms and, in the case of FHLB advances, a majority are callable at the option of the issuer at specified dates in 2004 through 2006. The table above is based upon contractual maturity dates.

     The liability for stock appreciation rights ("SARs") outstanding relates to stock options granted to executive management in 2000 and 2001 that have SARs attached and expire ten years from the date of grant. The liability at December 31, 2003 represents the product of the excess of the Bank's year-end stock price over the stock price on grant date multiplied by the number of vested SARs. Vested SARs are exercisable at any time up to the expiration date of the grant.

     The obligation under operating leases relates to banking facilities and remote ATMs that are located on property leased by the Bank. The banking facility leases are generally for five-year terms with renewal clauses.

     In the normal course of business, the Bank enters into various data processing services and other service agreements. These contracts have both fixed fees and variable fees based upon usage. These agreements generally have terms ranging from 1 to 5 years and are cancelable with notice to the vendor.

LENDING ACTIVITIES

     General. The bulk of our lending business consists of residential, commercial and construction loans secured by real estate. We also offer a full range of secured and unsecured lending products to commercial and industrial entities and individuals. We operate in accordance with guidelines approved by our Board of Directors that address loan types, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations, compliance with laws and regulations and limitations on loans to one borrower. In addition, our loan policy outlines the appraisal requirements when funding a loan secured by real estate and also covers the requirements for appraisals on renewals. These policies are reviewed and re-approved at least annually by our Board of Directors. We have focused our lending activities on the types of loans that we believe will be most in demand by our target customers. The Bank's legal lending limit as of December 31, 2003 was $39.3 million for unsecured lending and $65.5 million for secured lending.

     Our total loans, excluding loans held for sale, were $2.133 billion at December 31, 2003, compared to $1.791 billion at December 31, 2002. Loans held for sale amounted to $66 million at December 31, 2003 and $251 million at December 31, 2002. In addition, we sold or securitized loans of $567 million and $357 million for the years ended December 31, 2003 and 2002, respectively.

     Loan Portfolio Composition. The following table sets forth selected data relating to the composition of our loan portfolio at the dates indicated.

                                                               AT DECEMBER 31,
                                        --------------------------------------------------------------
                                           2003         2002         2001         2000         1999
                                        ----------   ----------   ----------   ----------   ----------
                                                               ($ IN THOUSANDS)
Loans held in portfolio:
Commercial, financial & agricultural
  loans...............................  $  192,893   $  134,001   $  128,189   $  116,015   $   84,292
Consumer installment loans(1).........     682,116      642,462      533,081      441,727      385,889
Real estate construction loans........      75,852       65,406       93,327       75,662       86,188
Mortgage loans:
  Commercial mortgage loans...........     571,357      625,724      574,117      443,195      393,055
  Residential mortgage loans..........     610,488      322,977      490,450      525,473      575,473
                                        ----------   ----------   ----------   ----------   ----------
     Total mortgage loans.............   1,181,845      948,701    1,064,567      968,668      968,528
                                        ----------   ----------   ----------   ----------   ----------
Total loans held in portfolio.........  $2,132,706   $1,790,570   $1,819,164   $1,602,072   $1,524,897
                                        ==========   ==========   ==========   ==========   ==========
Loans held for sale:
Commercial, financial & agricultural
  loans...............................  $    3,582   $       --   $       --   $       --   $       --
Real estate construction loans........      13,650           --           --           --           --
Mortgage loans:
  Commercial mortgage loans...........       1,882           --           --           --           --
  Residential mortgage loans..........      46,981      251,284           --           --           --
                                        ----------   ----------   ----------   ----------   ----------
     Total mortgage loans.............      48,863      251,284           --           --           --
                                        ----------   ----------   ----------   ----------   ----------
Total loans held for sale.............  $   66,095   $  251,284   $       --   $       --   $       --
                                        ==========   ==========   ==========   ==========   ==========

---------------

(1) Includes automobile and direct consumer loans.

     Loan Maturity Schedules. Approximate maturities of the Bank's loans held in portfolio, by category, as of December 31, 2003 are summarized in the following chart. Maturities have been determined based upon contractual terms, except that maturities within one year include loans that will be renewed (rolled over) or extended in the normal course of business. Of the loans that are due after one year, those with predetermined interest rates amounted to $1.654 billion and those with floating or adjustable interest rates amounted to $261 million.

                                                            MATURITIES
                                          ----------------------------------------------
                                          WITHIN 1                 OVER 5
                                            YEAR     1-5 YEARS     YEARS        TOTAL
                                          --------   ---------   ----------   ----------
                                                         ($ IN THOUSANDS)
Commercial, financial and agricultural
  loans.................................  $126,843   $ 60,328    $    5,722   $  192,893
Consumer installment loans..............    25,551    506,609       149,956      682,116
Real estate construction loans..........    43,002     32,850            --       75,852
Mortgage loans:
  Commercial mortgage loans.............    17,850    127,826       425,681      571,357
  Residential mortgage loans............     4,855     15,441       590,192      610,488
                                          --------   --------    ----------   ----------
Total mortgage loans....................    22,705    143,267     1,015,873    1,181,845
                                          --------   --------    ----------   ----------
Total loans.............................  $218,101   $743,054    $1,171,551   $2,132,706
                                          ========   ========    ==========   ==========

     Scheduled contractual principal repayments of loans do not necessarily reflect the actual life of such assets. The expected life, often referred to as average life, of long-term loans is substantially less than their contractual terms due to prepayments. In addition, due-on-sale clauses in most of our loans generally give us the right to declare a loan due and payable in the event, among other things, that a borrower sells the real property subject to a mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and tends to decrease when current mortgage loan market rates are substantially lower than rates on existing mortgage loans.

     Loan Sales. It is our intent when a loan is originated for portfolio, to hold it until it matures or pays off. However, as part of management's effort to increase revenue, reduce credit and interest-rate risk and strengthen the Bank's capital, we may, based upon market conditions, designate selected 1 -- 4 family residential mortgage loans to be sold or securitized and sold. Residential mortgages identified as held for sale are segregated in the statement of condition and carried at the lower of aggregate cost or market. When the loans are sold or securitized and sold, we allocate the cost of the loan between the respective fair values of servicing and loan principal. Any excess or deficiency of sale proceeds compared to the allocated cost is recorded in non-interest income as gain (loss) on sales of securitizations and loans. When loans are securitized and held by the Bank, the loans are transferred to the Bank's securities available for sale portfolio. These securities are then marked-to-market with any adjustment recorded in accumulated other comprehensive income.

     Real Estate Loans. Real estate loans, both held for sale and held in portfolio, represent our greatest concentration of loans. We make real estate loans for the purchase, construction and refinancing of 1 -- 4 family and commercial properties. Our real estate loans totaled $1.320 billion at December 31, 2003, representing 60% of our total loans outstanding.

     We pursue an aggressive policy of evaluating and monitoring any real estate loan that becomes troubled, including reappraisal when appropriate. We recognize and reserve for potential exposures as soon as identified. However, our ability to minimize losses on foreclosed properties is affected by each property's individual nature and characteristics, the status of the real estate market at the time, general economic conditions and other factors.

     Residential Mortgage Loans. Residential mortgage loans, both held for sale and held in portfolio, include loans secured by first or second mortgages on 1 -- 4 family residences and totaled $657 million at December 31, 2003. These loans are generated directly by the Bank through both our branch staff and a dedicated sales force aided by referrals from real estate agents, builders, attorneys and financial planners. Substantially all of our residential loans are secured by properties located within our market area, although we have made loans secured by properties outside our market area to qualifying existing customers. Of our residential mortgage loans as of December 31, 2003, 11% have variable rates of interest while 89% have fixed interest rates.

     Our 1 -- 4 family residential mortgage loans are originated with maturities ranging up to 30 years. Theses loans are either fully amortizing with monthly payments sufficient to repay the total amount of the loan or amortizing with a balloon feature, typically due in fifteen years or less. We review information concerning the income, financial condition, employment history and credit history when evaluating the creditworthiness of an applicant for a residential mortgage loans.

     Commercial Mortgage Loans. Our commercial mortgage loans, both held for sale and held in portfolio, totaled $573 million at December 31, 2003. These loans are secured principally by commercial buildings for multi-family, office, retail, manufacturing, hotel and motel, self-storage and warehouse space. Generally, when we underwrite commercial mortgage loans, we require the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt. Loans secured by commercial real estate may be larger and involve a greater degree of risk than 1 -- 4 family residential mortgage loans, and payments on such loans are often dependent on the successful operation or management of the properties and the underlying business. We make commercial mortgage loans at both fixed and variable rates for terms up to 20 years with balloon maturities or rate resets at 5, 10 or 20 years. Of our commercial mortgage loans, as of December 31, 2003, 9% have variable rates of interest while 91% have fixed interest rates.

     Construction Loans. We originate 1 -- 4 family residential construction loans for the construction of custom homes (where the home buyer is the borrower and we have pre-approved the permanent financing), and we also provide construction financing to builders. We lend to builders who have demonstrated a favorable record of performance and profitable operations and who are building in our market area. We also make commercial real estate construction loans where we are either willing to provide the permanent financing as mentioned in the preceding paragraph or with a pre-arranged permanent financing commitment from an unrelated third party. We limit our construction lending requests and utilize independent professionals to inspect the project prior to paying any draw requests from the builder. With few exceptions, the Bank requires personal guarantees on construction loans. Construction loans, both held for sale and held in portfolio, aggregated $90 million at December 31, 2003 and all have variable interest rates.

     Commercial Loans. At December 31, 2003, our commercial loan portfolio equaled $193 million or 9% of our total loans. Commercial loans include both secured and unsecured loans and lines of credit for working capital, expansion and other business purposes, including asset-based loans under full or partial dominion. Short-term working capital loans generally are secured by accounts receivable, inventory or equipment. The Bank also makes term loans secured by equipment and real estate. Lending decisions are based on an evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, the Bank requires personal guarantees and secondary sources of repayment.

     Commercial loans generally provide greater yields and re-price more frequently than other types of loans, such as real estate loans. More frequent re-pricing means that yields on our commercial loans adjust with changes in interest rates. More than 75% of commercial loans have variable interest rates.

     Consumer Loans. Consumer lending includes loans to individuals for both direct and indirect automobile loans and miscellaneous secured and unsecured personal loans. Consumer loans generally can carry significantly greater risks than other loans, even if secured, when the collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. We attempt to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss and a particular focus on the collection process. Consumer loans generally have fixed interest rates.

ASSET QUALITY

     Nonperforming Assets. The following table sets forth information with respect to our nonperforming assets at the dates indicated. During the five years ended December 31, 2003, the Bank did not participate in transactions in which a debtor transferred assets to the Bank, as creditor, in exchange for a reduction of outstanding debt, other than foreclosures and other exercises of rights as a secured creditor in the ordinary course of business.

                                                       AT DECEMBER 31,
                                       -----------------------------------------------
                                        2003      2002      2001      2000      1999
                                       -------   -------   -------   -------   -------
                                                      ($ IN THOUSANDS)
Non-accrual loans(1).................
  Held for sale(2)...................  $19,114   $    --   $    --   $    --   $    --
  Held in portfolio..................    4,561     4,339     5,621     5,136     6,628
Other real estate owned, net of
  reserves(3)........................    3,271     9,846    13,387    15,905    17,941
                                       -------   -------   -------   -------   -------
Total non-performing assets..........  $26,946   $14,185   $19,008   $21,041   $24,569
                                       =======   =======   =======   =======   =======
Loans contractually past due 90 days
  or more as to principal or interest
  and still accruing interest........  $   285   $ 1,112   $   881   $   898   $   613
                                       =======   =======   =======   =======   =======

---------------

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest is doubtful. After a careful review of individual loan history and related collateral by management, the loan may continue to accrue interest. If, however, in the opinion of management, the collection of additional interest is doubtful, the loan will remain in non-accrual status. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on our assessment of the collectibility of the loan. During 2003, 2002, 2001, 2000 and 1999, gross interest income of $402,000, $384,000, $481,000,
    $471,000 and $694,000, respectively, would have been recorded on loans held in portfolio accounted for on a non-accrual basis at the end of the year if the loans had been current throughout the year. Instead, interest on such loans included in income during the respective years was not significant.

(2) The balance of non-accrual loans held for sale is comprised of loans to a single commercial real estate borrower who has recently exhibited a deterioration in financial condition. As part of the merger agreement with NFB, the Bank has committed to selling this relationship prior to the effectiveness of the merger. See notes 2 and 7 to the Consolidated Financial Statements.

(3) Other real estate owned represents property acquired by us through foreclosure or repossession or as an in-substance foreclosure. These assets are recorded at the lower of their fair value or the unpaid principal balance plus unpaid accrued interest of the related loans. The $6.6 million decline in other real estate owned during the twelve months ended December 31, 2003 was due to $4.4 million of sales of property and $2.2 million of write-downs of various properties to updated appraised values.

     On the dates presented in the table above, the Bank did not have any troubled debt restructurings, as defined under Statement of Financial Accounting Standards No. 15, which are loans where the creditor has, for economic or legal reasons, granted concessions to the debtor that the creditor would not otherwise consider.

     Our ratio of non-accrual loans held in portfolio to total loans held in portfolio was 0.21% at December 31, 2003 and 2002, and 0.30% at December 31, 2001.

     The following table summarizes the amounts of non-accrual loans, excluding loans held for sale, by category at the dates indicated:

                                                         AT DECEMBER 31,
                                            ------------------------------------------
                                             2003     2002     2001     2000     1999
                                            ------   ------   ------   ------   ------
                                                         ($ IN THOUSANDS)
Commercial, financial and agricultural
  loans...................................  $  842   $1,076   $1,391   $  974   $1,994
Consumer installment loans................   1,889      727      684      599      681
Real estate construction loans............      --       --       31       95       --
Commercial mortgage loans.................   1,511    1,783    1,624    1,929    2,134
Residential mortgage loans................     319      753    1,891    1,539    1,819
                                            ------   ------   ------   ------   ------
Total.....................................  $4,561   $4,339   $5,621   $5,136   $6,628
                                            ======   ======   ======   ======   ======

     The Bank ordinarily does not enter into agreements whereby it would reduce the principal amount of a loan, reduce the interest rate below the current market rates or extend the maturity date at a favorable interest rate. All loans for which there presently exists serious doubt as to the borrower's ability to comply with payment terms are included in one of the categories above.

     The following table summarizes the principal amounts of loans 90 days past due and accruing by category at the dates indicated:

                                                           AT DECEMBER 31,
                                                  ----------------------------------
                                                  2003    2002    2001   2000   1999
                                                  ----   ------   ----   ----   ----
                                                           ($ IN THOUSANDS)
Commercial, financial and agricultural loans....  $ --   $  300   $611   $691   $ --
Consumer installment loans......................   285      133     35     50     28
Real estate constructions loans.................    --       --     --     --     --
Commercial mortgage loans.......................    --       --     --     --     --
Residential mortgage loans......................    --      679    235    157    585
                                                  ----   ------   ----   ----   ----
  Total.........................................  $285   $1,112   $881   $898   $613
                                                  ====   ======   ====   ====   ====

     With regard to impaired loans, see Note 7 of the "Notes to the Consolidated Financial Statements."

     Asset Classification and Allowances for Loan Losses. Federal regulations require banking institutions to classify their assets on the basis of quality on a regular basis. An asset is classified as "substandard" if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. An asset is classified as "doubtful" if full collection is highly questionable or improbable. An asset is classified as "loss" if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a "special mention" designation, described as assets that do not currently expose the financial institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Federal or state examiners may disagree with our classifications.

     In originating loans, we recognize that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. We maintain a general allowance for loan losses based on, among other things, regular reviews of delinquencies and loan portfolio quality, character and size, our and the industry's historical and projected loss experience and current and forecasted economic conditions. We increase our allowance for loan losses by charging provisions for loan losses against our income. Federal examiners may disagree with us as to the appropriate level of our allowance for loan losses.

     We monitor our asset quality and charge off loans and properties acquired in settlement of loans against the allowance for loan losses when appropriate and provide specific loss reserves when necessary. Although we believe that we use the best information available to make determinations with respect to the allowances for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

     The determination of the adequacy of the allowance for loan losses is a critical accounting policy of the Bank. In establishing the allowance for loan losses, we take into consideration probable losses that have been identified in connection with specific loans as well as losses that have not been identified but can be expected to occur. We conduct regular reviews of our loans and evaluate the need to establish general and specific allowances on the basis of this review. Our Board of Directors establishes general allowances on at least a quarterly basis based on an assessment of risk in our loans, taking into consideration the following:

     - the composition and quality of the portfolio;

     - delinquency trends;

     - current charge-off and loss experience;

     - the state of the real estate market; and

     - economic conditions generally.

     We provide specific allowances for individual loans, or portions of loans, when we believe that ultimate collection is improbable based on the current payment status of the loan and the fair value or net realizable value of the security for the loan. At the date of foreclosure or other repossession or at the date that we determine that a property is an impaired property, we transfer the property to a category referred to as "other real estate owned" and book that property at fair value, less estimated selling costs. By the term "fair value," we mean the amount in cash or cash-equivalent value of other consideration that a real estate parcel would yield in a current sale between a willing buyer and a willing seller. At December 31, 2003, we held $3.3 million, net of allowances, in other real estate owned. When the Bank forecloses on a property, we charge any amount of cost in excess of fair value against the allowance for loan losses. We also record an allowance for estimated selling costs of the property immediately after foreclosure. Subsequent to acquisition, we periodically re-evaluate the property and establish an additional allowance if the estimated fair value of the property, less estimated costs to sell, declines. If, upon ultimate disposition of the property, net sales proceeds exceed the net carrying value of the property, we record a gain on the sale of real estate.

     An analysis of loan loss experience follows for the periods set forth below. The Bank aims to keep its allowance for loan losses at a level that is adequate to provide for probable and reasonably estimable loan losses. The level of the allowance is reviewed and adjusted by management on a quarterly basis and includes an evaluation of non-performing loans, loan loss experience, economic conditions, the composition of the loan portfolio and other relevant factors.

                                                AT OR FOR THE YEARS ENDED DECEMBER 31,
                                    --------------------------------------------------------------
                                       2003         2002         2001         2000         1999
                                    ----------   ----------   ----------   ----------   ----------
                                                           ($ IN THOUSANDS)
Average total loans outstanding...  $2,106,469   $1,890,744   $1,788,505   $1,636,913   $1,356,725
                                    ==========   ==========   ==========   ==========   ==========
Allowance for loan losses at
  beginning of period.............  $    9,971   $    9,749   $    8,517   $    8,533   $    8,778
                                    ----------   ----------   ----------   ----------   ----------
Loans charged off during the
  period:
Commercial financial and
  agricultural loans(1)...........      (2,768)      (1,366)         (84)        (397)         (67)
Consumer installment loans........      (4,446)      (2,404)      (1,768)      (1,728)      (2,550)
Real estate construction
  loans(1)........................      (6,570)          --           --           --           --
Commercial mortgage loans(1)......        (906)          --         (584)         (60)          --
Residential mortgage loans........          (5)        (290)          --         (316)        (124)
Recoveries during period of losses
  previously charged off:
Commercial, financial and
  agricultural loans..............         218           85           54           60           47
Consumer installment loans........       1,833        1,166        1,314        1,173        1,203
Real estate construction loans....          --           --           --           --           --
Commercial mortgage loans.........          17          831           66        1,871           32
Residential mortgage loans........          --           --           34           --           14
                                    ----------   ----------   ----------   ----------   ----------
Net loans (charged off) recovered
  during period...................     (12,627)      (1,978)        (968)         603       (1,445)
                                    ----------   ----------   ----------   ----------   ----------
Additions to (deductions) from
  allowance for loan losses
  charged (credited) to expense
  during period...................      12,800        2,200        2,200         (619)       1,200
                                    ----------   ----------   ----------   ----------   ----------
Allowance for loan losses at end
  of period.......................  $   10,144   $    9,971   $    9,749   $    8,517   $    8,533
                                    ==========   ==========   ==========   ==========   ==========
Ratio of net charge-offs to
  average loans outstanding for
  period..........................        0.60%        0.10%        0.05%       (0.04)%       0.11%
                                    ==========   ==========   ==========   ==========   ==========
Ratios of allowance for loan
  losses to total loans (net of
  unearned income) outstanding at
  end of period...................        0.46%        0.49%        0.54%        0.53%        0.56%
                                    ==========   ==========   ==========   ==========   ==========

---------------

(1) 2003 includes a charge-off related to borrowings by a single commercial real estate customer where the loans, net of loan charge-offs of $9,200, have been transferred to loans held to sale. The $9,200 loan charge-off has been recorded as follows: $1,724 for commercial, financial and agricultural loans, $6,570 for real estate construction loans and $906 for commercial mortgage loans. See notes 7 and 8 to the Consolidated Financial Statements.

     The following tables show a breakdown of the allowance for loan losses by the major loan categories as well as the percentage of loans in each category to total loans held in portfolio as of the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                         AT DECEMBER 31,
                                           -------------------------------------------
                                            2003      2002     2001     2000     1999
                                           -------   ------   ------   ------   ------
                                                        ($ IN THOUSANDS)
Dollar Amount of Allowance For Loan
  Losses
Commercial, financial and agricultural
  loans..................................  $ 2,233   $1,412   $1,012   $1,114   $  792
Consumer installment loans...............    5,021    5,344    3,622    4,447    5,357
Real estate construction loans...........      407      213      294      269      235
Commercial mortgage loans................    1,401    1,704    1,196    1,037    1,375
Residential mortgage loans...............      250      317      277      252      363
Unallocated..............................      832      981    3,348    1,398      411
                                           -------   ------   ------   ------   ------
  Total..................................  $10,144   $9,971   $9,749   $8,517   $8,533
                                           =======   ======   ======   ======   ======
Percentage of Loans in Category to Loans
  Held in Portfolio
Commercial, financial and agricultural
  loans..................................      9.0%     7.5%     7.0%     7.2%     5.5%
Consumer installment loans...............     32.0     35.9     29.3     27.6     25.3
Real estate construction loans...........      3.6      3.7      5.1      4.7      5.7
Commercial mortgage loans................     26.8     34.9     31.6     27.7     25.8
Residential mortgage loans...............     28.6     18.0     27.0     32.8     37.7
                                           -------   ------   ------   ------   ------
  Total..................................    100.0%   100.0%   100.0%   100.0%   100.0%
                                           =======   ======   ======   ======   ======

     While we believe that we have established our allowance for loan losses in accordance with generally accepted accounting principles, we cannot be assured that regulators, in reviewing our assets, will not make us increase our loss allowance, thereby negatively affecting our reported financial condition and results of operations.

INVESTMENT ACTIVITIES

     We are permitted to make certain investments, including investments in securities issued by various federal agencies and state and municipal governments, deposits at the Federal Home Loan Bank of New York, certificates of deposits in federally insured institutions, certain bankers' acceptances and Federal funds. We may also invest, subject to certain limitations, in short term corporate obligations referred to as "commercial paper" and certain other types of corporate debt securities and mutual funds. We are required to maintain a minimum amount of liquid assets that may be invested in cash and specified securities.

     We invest in investment securities in order to diversify our assets, manage cash flow, manage interest rate sensitivity, obtain yield and maintain the minimum levels of liquid assets required by regulatory authorities. Such investments generally include sales of federal funds, and purchases of federal government and agency securities, mortgage backed securities, corporate bonds, municipal bonds and commercial paper.

     At the time of purchase, securities are classified as either held to maturity or available for sale. The Bank does not purchase securities for trading purposes. The appropriateness of these classifications is reassessed at each reporting date.

     Debt securities for which management has the intent and the Bank has the ability to hold to maturity are classified as "held to maturity." These securities are reported at cost, adjusted for amortization of premiums and accretion of discounts, using the level-yield method over the term of the security.

     Securities that are to be held for an indefinite period of time are classified as securities available for sale and are carried at market value. Securities available for sale include securities that management intends to use as part of the Bank's asset/liability management strategy and that may be sold to provide liquidity, satisfy customer loan demand or in response to changes in interest rates, prepayment risks and similar factors. Unrealized holding gains and losses for available for sale securities are included in accumulated other comprehensive income (loss) as a component of stockholders' equity, net of related income taxes. Gains or losses realized upon sale are included in earnings using the specific identification method. When a decline in a security's estimated fair value is determined to be other than temporary, the security is written down to its estimated fair value through a charge to earnings.

                                                                     AT DECEMBER 31,
                                                           ------------------------------------
                                                              2003         2002         2001
                                                           ----------   ----------   ----------
                                                                     ($ IN THOUSANDS)
SECURITIES AVAILABLE FOR SALE
U.S. treasury and government agencies and sponsored
  corporations...........................................  $  253,056   $  400,837   $  421,954
States and political subdivisions........................     274,736      312,019      217,425
Mortgage backed securities -- U.S. government agencies
  and sponsored corporations.............................   1,010,622    1,053,743      839,895
Trust preferred securities...............................      96,531      113,463      114,209
Federal Home Loan Bank Stock.............................      27,500       32,250       30,000
Other....................................................      15,961       14,753          998
                                                           ----------   ----------   ----------
Total securities available for sale......................  $1,678,406   $1,927,065   $1,624,481
                                                           ==========   ==========   ==========

                                                                    AT DECEMBER 31,
                                                              ----------------------------
                                                               2003      2002       2001
                                                              -------   -------   --------
                                                                    ($ IN THOUSANDS)
SECURITIES HELD TO MATURITY
U.S. government agencies and sponsored corporations.........  $    --   $    --   $ 54,881
Trust preferred securities..................................   52,427    52,636     52,845
                                                              -------   -------   --------
Total securities held to maturity...........................  $52,427   $52,636   $107,726
                                                              =======   =======   ========

     Maturities and weighted average interest rates of the securities portfolio at December 31, 2003 are illustrated below. Maturities are based upon the earlier of contractual terms or call dates, except for mortgage-backed securities that are based upon expected maturities, and the Federal Home Loan Bank stock that has been placed in the "over 10 year" category. The method used to calculate the weighted average rates was to add the interest for each individual security and divide the total by the carrying value. The weighted average rates have been calculated on a tax-equivalent basis. Actual maturities may differ from contractual maturities reported below because debt securities issuers may have the right to call or repay obligations with or without call or repayment penalties.

                            U.S. TREASURY
                           AND GOVERNMENT         MORTGAGE     STATES AND       TRUST      FEDERAL HOME
                            AGENCIES AND           BACKED       POLITICAL     PREFERRED     LOAN BANK
                       SPONSORED CORPORATIONS    SECURITIES   SUBDIVISIONS    SECURITIES      STOCK        OTHER
                       -----------------------   ----------   -------------   ----------   ------------   -------
                                                            ($ IN THOUSANDS)
SECURITIES AVAILABLE
  FOR SALE
MATURING:
Within 1 year:
Amount...............         $ 12,055           $  308,927    $   17,228      $     --      $    --      $    --
Rate.................             0.96%               3.91%          2.94%           --%          --%          --%
1-5 years:
Amount...............         $241,001           $  497,430    $    6,643      $ 57,107      $    --      $13,897
Rate.................             3.16%               3.72%          7.76%         7.33%          --%        4.97%
5-10 years:
Amount...............         $     --           $  204,265    $   23,630      $ 16,200      $    --      $    --
Rate.................               --%               3.73%          7.65%         7.53%          --%          --%
Over 10 years:
Amount...............         $     --           $       --    $  227,235      $ 23,224      $27,500      $ 2,064
Rate.................               --                   --          7.78%         7.70%        0.00%        3.64%
                              --------           ----------    ----------      --------      -------      -------
Total Book Value.....         $253,056           $1,010,622    $  274,736      $ 96,531      $27,500      $15,961
                              ========           ==========    ==========      ========      =======      =======

                           U.S. GOVERNMENT        MORTGAGE     STATES AND       TRUST      FEDERAL HOME
                             AGENCIES AND          BACKED       POLITICAL     PREFERRED     LOAN BANK
                        SPONSORED CORPORATIONS   SECURITIES   SUBDIVISIONS    SECURITIES      STOCK       OTHER
                        ----------------------   ----------   -------------   ----------   ------------   -----
                                                           ($ IN THOUSANDS)
SECURITIES HELD TO
  MATURITY
MATURING:
Within 1 year:
Amount................            $--                $--           $--         $    --          $--        $--
Rate..................            --%                --%           --%              --%         --%        --%
1-5 years:
Amount................            $--                $--           $--         $32,468          $--        $--
Rate..................            --%                --%           --%            7.45%         --%        --%
5-10 years:
Amount................            $--                $--           $--         $11,173          $--        $--
Rate..................            --%                --%           --%            8.01%         --%        --%
Over 10 years:
Amount................            $--                $--           $--         $ 8,786          $--        $--
Rate..................            --%                --%           --%            8.24          --%        --%
                                  --                 --            --          -------          --         --
Total Book Value......            $--                $--           $--         $52,427          $--        $--
                                  ==                 ==            ==          =======          ==         ==

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     General. Deposits are the primary source of our funding for lending and other investment purposes. In addition to deposits, our sources of funding include loan principal repayments, interest payments and maturing investments. Loan repayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by prevailing market interest rates and money market conditions. Borrowings may be used to supplement our available funds, and from time to time we have borrowed funds from the Federal Home Loan Bank of New York and through reverse repurchase agreements. Under these agreements, we acquire funds through the sale of securities and simultaneously commit to repurchasing the securities sold on a certain date at a specified price, which is the sale price plus interest.

     Deposits. We attract deposits principally from within our market area by offering a variety of deposit instruments, including passbook and statement accounts and certificates of deposit that range in term from 91 days to several years. Deposit terms vary, principally on the basis of the minimum balance required, the length of time the funds must remain on deposit and the interest rate. We generally seek to attract deposits from local residents through our branch network rather than from outside our market area. We also hold deposits from various municipal and other governmental agencies. Historically, we have not accepted deposits from brokers. We establish our interest rates, maturities, service fees and withdrawal penalties on deposits on a periodic basis. We determine deposit interest rates and maturities based on:

     - our funding needs;

     - our liquidity requirements;

     - the rates paid by our competitors;

     - our growth goals; and

     - applicable regulatory restrictions and requirements.

     Our deposits have decreased by approximately 3% to $3.307 billion at December 31, 2003 from $3.437 billion at December 31, 2002. Deposits had increased over 11% to $3.437 billion at December 31, 2002 from $3.087 billion at December 31, 2001.

     The following tables indicate average balances of our deposits for the periods indicated:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2003         2002         2001
                                                   ----------   ----------   ----------
                                                             ($ IN THOUSANDS)
Demand deposits..................................  $  607,735   $  528,457   $  460,147
  Average rate paid..............................        0.00%        0.00%        0.00%
Savings, NOW and money market deposits...........  $1,230,668   $1,106,007   $  751,289
  Average rate paid..............................        1.19%        1.92%        2.54%
Total time deposits..............................  $1,501,799   $1,641,574   $1,651,875
  Average rate paid..............................        2.39%        3.35%        5.07%
     Total average deposits......................  $3,340,202   $3,276,038   $2,863,311
                                                   ==========   ==========   ==========
     Total average rate paid.....................        1.51%        2.33%        3.59%
PERCENT OF DEPOSIT CATEGORY TO TOTAL DEPOSITS
Demand deposits..................................        18.2%        16.1%        16.1%
Savings, NOW and money market deposits...........        36.8         33.8         26.2
Total time deposits..............................        45.0         50.1         57.7
                                                   ----------   ----------   ----------
     Total.......................................       100.0%       100.0%       100.0%
                                                   ==========   ==========   ==========

     The following table summarizes the maturity of certificates of deposit and other savings and time deposits over $100,000 as of December 31, 2003.

                                          CERTIFICATES OF DEPOSIT   OTHER SAVINGS AND TIME DEPOSITS
                                             $100,000 OR MORE              $100,000 OR MORE
                                          -----------------------   -------------------------------
                                                              ($ IN THOUSANDS)
MATURING
3 months or less........................         $469,938                       $96,598
After three months but up to six
  months................................           93,483                            --
After six months but up to 12 months....           96,722                            --
After 12 months.........................           66,969                            --
                                                 --------                       -------
Total...................................         $727,112                       $96,598
                                                 ========                       =======

     At December 31, 2003 certificates of deposit of $100,000 or more and securities sold under agreements to repurchase and other borrowings totaled $848 million. These liabilities support the Bank's interest earning assets due within one year (comprised of Federal funds sold, securities, loans and loans held for sale) of $983 million.

     Borrowings. Savings deposits historically have been the primary source of funds for our lending, investment and general operating activities. However, we utilize FHLB advances and securities sold under agreement to repurchase to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The following table sets forth certain information regarding our borrowings at the dates and for the periods indicated:

                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2003          2002          2001
                                                       -----------   -----------   -----------
                                                                  ($ IN THOUSANDS)
FHLB ADVANCES:
Average amount outstanding...........................   $581,371      $600,000      $427,534
Total interest cost(1)...............................     27,262        29,624        22,537
Average interest rate paid(1)........................       4.63%         4.87%         5.20%
Maximum amount outstanding at any month end..........   $600,000      $600,000      $600,000
Ending balance.......................................    550,000       600,000       600,000
Weighted average interest rate on balance
  outstanding(1).....................................       4.29%         4.87%         4.87%

SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE:
Average amount outstanding...........................   $ 64,426      $ 39,221      $193,694
Total interest cost..................................        823           678         9,287
Average interest rate paid...........................       1.28%         1.73%         4.79%
Maximum amount outstanding at any month end..........   $175,781      $ 66,563      $472,088
Ending balance.......................................    118,947        66,563       134,917
Weighted average interest rate on balance
  outstanding........................................       1.45%         1.34%         2.00%

---------------

(1) 2003 includes the impact of $175 million notional amount of interest rate swaps classified as fair value hedges of specified FHLB advances.

LIQUIDITY AND CAPITAL RESOURCES

     The term "liquidity" refers to our ability to generate adequate amounts of cash to fund loan originations, loan purchases, deposit withdrawals and operating expenses. Our primary sources of funds are scheduled amortization and prepayments of loan principal and mortgage-backed securities, deposits, borrowed funds, maturities and calls of investment securities and funds provided by our operations. Our membership in the

FHLB provides us access to additional sources of borrowed funds, which is generally limited to 25% of total assets (subject to the availability of qualifying collateral as defined by the FHLB).

     Scheduled loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of investment securities and borrowed funds, and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. As interest rates decline, borrowing and customer refinancing activity tends to accelerate, causing an increase in cash flow from both our loan and mortgage-backed security portfolios. If our pricing is competitive, the demand for loan originations also accelerates. When interest rates increase, the opposite effect tends to occur and our loan origination and purchase activity becomes increasingly dependent on the strength of the residential real estate market, home purchases and new construction activity.

     Effective liquidity management protects against the risk that significant losses might occur if the Bank were forced to liquidate assets in an adverse market. In this sense, liquidity provides protection from loss of profits due to adverse changes in interest rates. The major factors that determine a bank's liquidity are stability of its deposits (which in part is a function of the maturity, if any, and rates paid), marketability, maturity structure and pledging status of its investments and also potential for unexpected loan demand.

     Total cash and cash equivalents amounted to $147 million at December 31, 2003 compared to $185 million at December 31, 2002. The consolidated statements of cash flows present the change in cash and cash equivalents from operating, investing and financing activities. During the year ended December 31, 2003, net cash of $260 million was provided by operating activities, primarily as a result of the securitization and sale of $567 million of 1 -- 4 family residential mortgage loans that were originated by the Bank, which provided $216 million of net cash after considering cash used to originate loans held for sale. Investing activities used $155 million of cash during 2003 with cash invested in new loans and securities exceeding the cash provided from securities repayments, maturities and calls and sales. Net cash of $143 million used in financing activities was largely attributable to decreases in deposits.

     At December 31, 2003, Federal funds sold, loans and securities maturing or re-pricing within one year and loans held for sale totaled $983 million or 23.0% of total assets, compared to $1.055 billion or 23.9% of total assets at December 31, 2002. At December 31, 2003, we had outstanding borrowings of $121 million through the use of securities sold under agreements to repurchase and other borrowings and $550 million through the use of FHLB advances. Advances from the FHLB are collateralized by loans and securities.

     Total deposits decreased $131 million at December 31, 2003 compared to December 31, 2002. Deposit flows are affected by the level of market interest rates, the interest rates and products offered by competitors, and other factors. The decrease in total deposits since December 31, 2002 was due in part to a strategic decision by management to focus its deposit-gathering efforts on the more profitable transaction and savings accounts and to place less emphasis on high rate time deposits. Core deposits increased 2.7% to $1.849 billion at December 31, 2003 from $1.799 billion at December 31, 2002, while time deposits decreased by 11.0% to $1.458 billion over the same time period. Time deposit accounts scheduled to mature within one year were $1.225 billion at December 31, 2003. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us, although we cannot assure you that we will retain these deposits. The Bank is committed to maintaining a strong liquidity position; therefore, we monitor our liquidity position on a daily basis. The Bank anticipates that it will have sufficient funds to meet its current funding commitments.

     At December 31, 2003, the Bank had outstanding loan commitments to borrowers of approximately $333 million, and available home equity and overdraft lines of credit of approximately $129 million. The Bank anticipates that it will have sufficient funds available to meet our current commitments in the normal course of business.

     During the 12 months ended December 31, 2003 we purchased in the open market and retired 99,792 shares of our common stock at a cost of $2.8 million under our previously announced common stock buy-back plan. The Bank paid its common stockholders a total of $12.5 million in cash dividends during that period.

     As of December 31, 2003, our Tier I and combined Tier I and Tier II capital ratios were 9.63% and 10.03%, respectively, and our leverage capital ratio was 5.75%. These ratios exceed the FDIC's minimum ratio requirements, and the requirements to be "well capitalized" within the meaning of the FDIC's regulations.

     The Bank does not anticipate any material capital expenditures nor does it have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

IMPACT OF INFLATION AND CHANGING PRICES

     The Consolidated Financial Statements and accompanying Notes to the Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Such principles generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities," which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which was issued in January 2003. The Bank will be required to apply FIN 46R to variable interests in any VIEs created after December 31, 2003. At December 31, 2003, the Bank did not have any interest in VIEs within the scope of FIN 46R.

     FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Bank, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Bank on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Bank currently does not have any financial instruments that are within the scope of this Statement.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     In June 2002, FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued. Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The provisions of Statement No. 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Bank accounted for the costs of closing certain banking branches during 2003 in accordance with the provisions of Statement No. 146 (see note 3 of Notes to the Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary
Data).

     In November 2002, FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of FASB

Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34," was issued. This Interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Bank's Consolidated Financial Statements.

     In November 2003, the Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." Issue 03-1 requires new tabular and narrative disclosure items effective for fiscal years ending after December 15, 2003. Companies are required to provide expanded information about their debt and marketable equity securities with market values below carrying values. The narrative information must include positive and negative information management considered in concluding the unrealized loss was not other-than-temporary and therefore was not recognized in earnings. The Company's disclosures in Item 8. Financial Statements and Supplementary Data, Notes to the Consolidated Financial Statements Nos. 1 and 6 of the consolidated financial statements incorporate the requirements of Issue No. 03-1.

     In December 2003, FASB Statement No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. Statement No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The Bank's disclosures in note 16 of Notes to the Consolidated Financial Statements included in Item 8. Financial Statements and Supplementary Data) incorporate the requirements of Statement No. 132 (revised).

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     See "Asset/Liability Management and Market Risk Disclosure" in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                        THE TRUST COMPANY OF NEW JERSEY

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  2003           2002
                                                              ------------   ------------
                                                              ($ IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
                                         ASSETS
Cash and due from banks.....................................   $  117,403     $  135,382
Federal funds sold..........................................       30,000         50,000
                                                               ----------     ----------
     Total cash and cash equivalents........................      147,403        185,382
Securities:
  Available for sale, at estimated fair value (pledged
     $1,212,112 in 2003 and $1,412,974 in 2002..............    1,678,406      1,927,065
  Held to maturity (estimated fair value $57,081 in 2003 and
     $54,575 in 2002).......................................       52,427         52,636
                                                               ----------     ----------
     Total securities.......................................    1,730,833      1,979,701
Loans:
  Held for sale.............................................       66,095        251,284
  Held in portfolio, net of unearned income.................    2,132,706      1,790,570
  Less: Allowance for loan losses...........................      (10,144)        (9,971)
                                                               ----------     ----------
        Loans, net..........................................    2,188,657      2,031,883
Premises and equipment......................................       39,135         40,167
Other real estate owned.....................................        3,271          9,846
Accrued interest receivable.................................       20,602         24,840
Bank owned life insurance...................................       70,093         67,765
Prepaid pension cost and other assets.......................       78,011         71,218
                                                               ----------     ----------
Total Assets................................................   $4,278,005     $4,410,802
                                                               ==========     ==========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Non-interest bearing demand...............................   $  627,830     $  584,979
  Interest bearing -- NOW and money market..................      659,928        700,345
  Savings...................................................      560,883        513,934
  Time......................................................    1,458,042      1,638,024
                                                               ----------     ----------
     Total deposits.........................................    3,306,683      3,437,282
Securities sold under agreements to repurchase and other
  borrowings................................................      121,331         71,283
Federal Home Loan Bank advances.............................      550,000        600,000
Deferred taxes and other liabilities........................       36,626         37,967
                                                               ----------     ----------
     Total liabilities......................................    4,014,640      4,146,532
Commitments and Contingencies (Note 18).....................           --             --
Preferred stock, $100 par value; authorized 60,000 shares;
  no shares outstanding.....................................           --             --
Common stock, $2.00 par value; authorized 72,000,000 shares;
  issued and outstanding 18,387,801 in 2003 and 18,312,909
  in 2002...................................................       36,776         36,626
Additional paid-in capital..................................       30,061         26,762
Retained earnings...........................................      182,135        179,179
Accumulated other comprehensive income......................       14,393         21,703
                                                               ----------     ----------
     Total stockholders' equity.............................      263,365        264,270
                                                               ----------     ----------
Total Liabilities and Stockholders' Equity..................   $4,278,005     $4,410,802
                                                               ==========     ==========

        See accompanying Notes to the Consolidated Financial Statements.

                        THE TRUST COMPANY OF NEW JERSEY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------
                                                              2003           2002           2001
                                                          ------------   ------------   ------------
                                                          ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME
Interest and fees on loans..............................  $   134,377    $   134,751    $   138,962
Interest on Federal funds sold..........................        1,234          2,928          3,325
Interest and dividends on securities -- Taxable.........       55,832         74,556         86,342
  Exempt from Federal income taxes......................       13,142         12,119          7,850
                                                          -----------    -----------    -----------
  Total interest income.................................      204,585        224,354        236,479
INTEREST EXPENSE
Interest on deposits....................................       50,544         76,333        102,807
Interest on borrowed funds..............................       28,103         30,413         31,973
                                                          -----------    -----------    -----------
  Total interest expense................................       78,647        106,746        134,780
                                                          -----------    -----------    -----------
  Net interest income...................................      125,938        117,608        101,699
  Provision for loan losses.............................       12,800          2,200          2,200
                                                          -----------    -----------    -----------
  Net interest income after provision for loan losses...      113,138        115,408         99,499
NON-INTEREST INCOME
Service charges on deposit accounts and other retail
  banking fees..........................................       19,282         19,306         15,425
Trust department income.................................        2,012          1,620          1,542
Bank owned life insurance...............................        4,514          4,089          2,982
Net gains on securities sales...........................        1,190          9,111         12,401
Gains on sales of securitizations and loans.............       11,439         11,746             --
Other income............................................        1,003            315            301
                                                          -----------    -----------    -----------
  Total non-interest income.............................       39,440         46,187         32,651
NON-INTEREST EXPENSES
Salaries and employee benefits..........................       64,606         53,855         48,450
Pension expense (income)................................      (12,110)           860        (14,197)
Occupancy expense, net of rental income.................       14,587         13,668         12,389
Furniture and equipment expense.........................        9,504          8,422          8,336
Outside data processing services........................        5,969          5,737          4,070
Other real estate owned expenses, net...................        1,227          2,034            499
Mortgage servicing asset valuation expense..............        1,002          2,520          1,583
Merger related expenses.................................        7,173             --             --
Loss on early extinguishment of debt....................        6,027             --             --
Other expense...........................................       34,186         23,201         22,336
                                                          -----------    -----------    -----------
  Total non-interest expenses...........................      132,171        110,297         83,466
Income before provision for income taxes................       20,407         51,298         48,684
Provision for income taxes..............................        2,336         13,308         14,167
                                                          -----------    -----------    -----------
NET INCOME..............................................  $    18,071    $    37,990    $    34,517
                                                          ===========    ===========    ===========
EARNINGS PER COMMON SHARE
  Basic.................................................  $      0.99    $      2.07    $      1.86
                                                          ===========    ===========    ===========
  Diluted...............................................  $      0.95    $      2.03    $      1.84
                                                          ===========    ===========    ===========
WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic.................................................   18,338,712     18,386,331     18,513,826
                                                          ===========    ===========    ===========
  Diluted...............................................   18,933,515     18,694,748     18,735,981
                                                          ===========    ===========    ===========

        See accompanying Notes to the Consolidated Financial Statements.

                        THE TRUST COMPANY OF NEW JERSEY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                COMMON STOCK                                    ACCUMULATED OTHER       TOTAL
                                            --------------------     ADDITIONAL      RETAINED     COMPREHENSIVE     STOCKHOLDERS'
                                              SHARES     AMOUNT    PAID-IN CAPITAL   EARNINGS     INCOME (LOSS)        EQUITY
                                            ----------   -------   ---------------   --------   -----------------   -------------
                                                                 ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE, DECEMBER 31, 2000................  18,518,966   37,038         24,194       138,167         (13,673)          185,726
Comprehensive Income:
Net income -- Twelve months ended December
 31, 2001.................................                                            34,517                            34,517
Unrealized holding (loss) on securities
 available for sale, net of tax of
 $8,125...................................                                                            15,089            15,089
Reclassification adjustment for gains on
 securities available for sale, net of tax
 of $(4,340)..............................                                                            (8,061)           (8,061)
                                                                                                                      --------
 Total comprehensive income...............                                                                              41,545
                                                                                                                      --------
Deferred compensation and taxes related to
 nonqualified stock option plan...........                                 112                                             112
Exercise of stock options.................     113,481      227            943                                           1,170
Purchase and retirement of common stock...    (194,134)    (388)                      (4,298)                           (4,686)
Cash dividend, $0.57 per share............                                           (10,562)                          (10,562)
                                            ----------   -------       -------       --------       --------          --------
BALANCE, DECEMBER 31, 2001................  18,438,313   36,877         25,249       157,824          (6,645)          213,305
Comprehensive Income:
Net income -- Twelve months ended December
 31, 2002.................................                                            37,990                            37,990
Unrealized holding (loss) on securities
 available for sale, net of tax of
 $18,454..................................                                                            34,270            34,270
Reclassification adjustment for gains on
 securities available for sale, net of tax
 of $(3,189)..............................                                                            (5,922)           (5,922)
                                                                                                                      --------
 Total comprehensive income...............                                                                              66,338
                                                                                                                      --------
Deferred compensation and taxes related to
 nonqualified stock option plan...........                                 415                                             415
Exercise of stock options.................     108,500      217          1,098                                           1,315
Purchase and retirement of common stock...    (233,904)    (468)                      (5,411)                           (5,879)
Cash dividend, $0.61 per share............                                           (11,224)                          (11,224)
                                            ----------   -------       -------       --------       --------          --------
BALANCE, DECEMBER 31, 2002................  18,312,909   36,626         26,762       179,179          21,703           264,270
Comprehensive Income:
Net income -- Twelve months ended December
 31, 2003.................................                                            18,071                            18,071
Unrealized holding (loss) on securities
 available for sale, net of tax of
 $(3,520).................................                                                            (6,537)           (6,537)
Reclassification adjustment for gains on
 securities available for sale, net of tax
 of $(417)................................                                                              (773)             (773)
                                                                                                                      --------
 Total comprehensive income...............                                                                              10,761
                                                                                                                      --------
Deferred compensation and taxes related to
 nonqualified stock option plan...........                                 681                                             681
Exercise of stock options and other
 transactions.............................     174,684      349          2,618                                           2,967
Purchase and retirement of common stock...     (99,792)    (199)                      (2,629)                           (2,828)
Cash dividend, $0.68 per share............                                           (12,486)                          (12,486)
                                            ----------   -------       -------       --------       --------          --------
BALANCE, DECEMBER 31, 2003................  18,387,801   $36,776       $30,061       $182,135       $ 14,393          $263,365
                                            ==========   =======       =======       ========       ========          ========

        See accompanying Notes to the Consolidated Financial Statements.

                        THE TRUST COMPANY OF NEW JERSEY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------
                                                    2003          2002          2001
                                                 -----------   -----------   -----------
                                                            ($ IN THOUSANDS)
CASH (USED IN) PROVIDED BY OPERATING
  ACTIVITIES:
  Net Income...................................  $    18,071   $    37,990   $    34,517
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
  Provision for loan losses....................       12,800         2,200         2,200
  Pension (income) expense.....................      (12,110)          860       (14,197)
  Net gains on securities sales................       (1,190)       (9,111)      (12,401)
  Depreciation, amortization and other
     provisions................................       12,789        13,344         9,587
  Amortization of debt security premium
     (discount), net --
  Available for sale...........................       11,525         4,084         1,695
  Held to maturity.............................          209           202            84
  Gains on sales of securitizations and
     loans.....................................      (11,439)      (11,746)           --
  Origination of loans held for sale...........     (363,017)     (251,284)           --
  Proceeds from securitizations and sales of
     loans.....................................      578,759            --            --
  (Increase) decrease in accrued interest
     receivable................................        4,238        (5,971)        8,672
  (Decrease) increase in deferred taxes and
     other liabilities.........................        2,850        (8,631)        5,147
  (Increase) decrease in other assets..........        6,150       (10,355)       39,267
                                                 -----------   -----------   -----------
     Net cash provided by (used in) operating
       activities..............................      259,635      (238,418)       74,571
                                                 -----------   -----------   -----------
CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES:
  Proceeds from sales of securities available
     for sale..................................      230,456       703,333     1,146,456
  Proceeds from maturities or calls of
     securities --
     Available for sale........................    1,248,995     4,009,409     2,951,629
     Held to maturity..........................           --        64,866       500,402
  Purchases of securities --
     Available for sale........................   (1,789,975)   (5,224,650)   (4,518,638)
     Held to maturity..........................           --        (9,978)      (74,977)
  Principal reductions on mortgage backed
     securities................................      537,602       268,508        60,527
  Proceeds from sales of securitizations and
     loans.....................................           --       368,788            --
  Net (increase) in loans......................     (373,877)     (341,158)     (386,361)
  Purchases of premises and equipment, net.....       (7,917)      (14,025)       (9,516)
                                                 -----------   -----------   -----------
     Net cash provided by (used in) investing
       activities..............................     (154,716)     (174,907)     (330,478)
                                                 -----------   -----------   -----------
CASH (USED IN) PROVIDED BY FINANCING
  ACTIVITIES:
  Increase in deposits from acquisition of
     branches..................................           --        63,373        15,547
  Net other increase (decrease) in deposits....     (130,599)      286,755       362,800
  Net increase (decrease) in securities sold
     under agreements to repurchase and other
     borrowings................................       50,048       (69,694)     (173,024)
  (Decrease) increase in Federal Home Loan Bank
     advances..................................      (50,000)           --       300,000
  Cash dividends paid..........................      (12,486)      (11,224)      (10,562)
  Purchase and retirement of common stock......       (2,828)       (5,879)       (4,686)
  Exercise of stock options and other stock
     option transactions.......................        2,967         1,315         1,170
                                                 -----------   -----------   -----------
     Net cash provided by (used in) financing
       activities..............................     (142,898)      264,646       491,245
                                                 -----------   -----------   -----------
     (Decrease) increase in cash and cash
       equivalents.............................      (37,979)     (148,679)      235,338
                                                 -----------   -----------   -----------
  Cash and cash equivalents, beginning of the
     year......................................      185,382       334,061        98,723
                                                 -----------   -----------   -----------
  Cash and cash equivalents, end of the year...  $   147,403   $   185,382   $   334,061
                                                 ===========   ===========   ===========

        See accompanying Notes to the Consolidated Financial Statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION

     The Trust Company of New Jersey (the "Bank") is a full service commercial bank chartered in 1896 by the State of New Jersey and is a member of the Federal Deposit Insurance Corporation. The Bank, headquartered in Jersey City, New Jersey, has branches located throughout Bergen, Essex, Hudson, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Union and Warren counties in New Jersey, and Rockland County in New York.

     The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The significant accounting policies are summarized as follows --

  CONSOLIDATION

     The accompanying Consolidated Financial Statements include the accounts of The Trust Company of New Jersey and its wholly owned subsidiaries, TC Financial, LLC (sales of annuities, mutual funds and life insurance products), TCB Investment Corp. (an investment company), TC Preferred Funding, Inc. (a real estate investment trust) and ORAC, Inc. (foreclosed real estate) (collectively, the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

  USE OF ESTIMATES

     The accompanying Consolidated Financial Statements are prepared in conformity with GAAP, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions relate to the allowance for loan losses and the determination of pension income and expense. Actual results may differ from management's current estimates.

     The provision for loan losses is based upon management's evaluation of the adequacy of the allowance for loan losses, including an assessment of known and inherent risks in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of individual loans for which full collectibility may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although management uses the best information available, the level of the allowance for loan losses remains an estimate that is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, the majority of the Bank's loans are secured by real estate in the State of New Jersey. Accordingly, the collectibility of a substantial portion of the carrying value of the Bank's loan portfolio is susceptible to changes in local market conditions and may be adversely affected should real estate values decline or the New Jersey area experience an adverse economic shock. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond the Bank's control.

     The Bank accounts for its pension expense by utilizing the "immediate recognition" provisions of Statement of Financial Accounting Standards No. 87. Accordingly, plan assets and the projected benefit obligation are each marked-to-market at all period-ends and recorded in employee benefits expense. Generally, the value of plan assets are subject to the inherent volatility of the securities markets and the specific market performance of the plan assets; the value of the projected benefit obligation (which can also have a significant element of volatility) is subject to the level of interest rates, the expected inflation rate, the number of employees covered under the plan, and other factors.

  SECURITIES

     At the time of purchase, securities are classified as either held to maturity or available for sale. The Bank does not purchase securities for trading purposes. The appropriateness of these classifications is reassessed at each reporting date.

     Held to maturity debt securities are those securities in which the Bank has the ability and intent to hold the security until maturity. These securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts.

     Available for sale securities include all securities that are not classified as held to maturity. Such securities are recorded at fair value. Securities available for sale include securities that management intends to use as part of the Bank's asset/liability management strategy and that may be sold to provide liquidity, satisfy customer loan demand as well as in response to changes in interest rates, prepayment risks and similar factors. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income (loss) until realized. Realized gains and losses from the sale of available for sale securities are determined on a specific identification basis.

     A decline in the market value of any available for sale or held to maturity security below cost that is deemed to be other than temporary results in a writedown in the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Bank considers whether it has the ability and intent to hold the security until a market price recovery and considers whether evidence indicating the cost of the security is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the issuer of the security.

     Premiums and discounts are amortized or accreted over the life of the related held to maturity or available for sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

     The Bank, as a member of the Federal Home Loan Bank of New York, is required to invest in its stock. This investment is carried at cost, which is the redemption value of the stock.

  LOANS

     Loans held in portfolio are stated at the principal amount outstanding, net of deferred loan origination fees/expenses, unearned discounts and the allowance for loan losses. Interest on substantially all loans is accrued and credited to interest income based upon the principal amount outstanding. Loan fees and certain expenses associated with originating loans are deferred and the net amount is amortized as an adjustment of the related loan's yield using the level-yield method over the term of the loan. When loans are securitized and sold, sold or prepaid, the balances of any unamortized fees and expenses are immediately recognized in earnings.

     Generally, interest income is not accrued on loans (including impaired loans) where principal or interest is 90 days or more past due, unless the loan is both well secured and in the process of collection. A loan less than 90 days past due may be placed on non-accrual if management believes there is sufficient doubt as to the ultimate collectibility of the outstanding loan balance.

     When a loan (including an impaired loan) is classified as non-accrual, uncollected past due interest is reversed and charged against current income. Interest income will not be recognized until the financial condition of the borrower improves or additional collateral is pledged, payments are brought current and a consistent payment history is established. Payments received on non-accrual loans (including impaired loans) are first applied to all principal amounts owed. Once the remaining principal balance is deemed fully collectible, payments are then applied to interest income and fees.

     A loan is considered impaired when, based upon current information and events, it has been rated substandard. Generally, a loan is rated substandard when it is probable that the Bank will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. However, certain loans rated substandard are current as to their interest and principal payments and are maintained on an accrual basis. Impaired loans are measured based upon the present value of expected future cash flows, or, as a practical expedient, at the loan's observable market price, or the fair value of the underlying collateral, if the loan is collateral dependent.

     Loans are originated primarily with the intent of being held until they mature or pay off. However, as part of its management of credit, interest rate risk and loan mix, the Bank may sell or securitize residential mortgage loans. When a decision is made to sell or securitize residential mortgages, the loans are identified as held for sale and carried at the lower of cost or market using the aggregate method. When the loans are sold or securitized, the Bank allocates the cost of the loan between the respective fair values of servicing rights and loan principal. In the case of loan sales (including loans that are securitized and immediately sold), any excess (or deficiency) of sale proceeds over the remaining loan principal is recorded in non-interest income as gain (loss) on sale of securitizations and loans. If loans are securitized and held, the allocated cost basis of the loans is transferred to the Bank's securities available for sale portfolio. These securities are marked-to-market thereafter with any adjustment recorded in accumulated other comprehensive income (loss). When securitized loans are sold out of the Bank's securities available for sale portfolio, any resulting gain (loss) is removed from accumulated other comprehensive income and recorded in non-interest income as gain (loss) on sale of securitizations and loans.

     The servicing asset determined in accordance with the policy noted above is amortized over the estimated life of the underlying loans being serviced. Quarterly, the estimated fair value of the servicing asset is determined taking into account the risk characteristics of the underlying serviced loans ("servicing tranche") and the servicing tranche is valued on a lower of cost or market basis, with downward adjustments to estimated fair value recorded as charges to earnings and a valuation allowance. Increases in estimated fair value are recorded as credits to earnings to the extent they reduce the valuation allowance to zero.

     The Bank, under certain limited circumstances, sells or securitizes and sells residential mortgage loans with recourse provisions. At the time mortgage loans are sold or securitized and sold, an evaluation is made of the potential recourse liability. This evaluation takes into account the Bank's underwriting standards for originating the mortgage loan, the value of the mortgaged property, the borrower's payment history, the Bank's historical experience with these categories of loans and other factors. To date, at the time of sale, all of the Bank's mortgage loans have been performing in accordance with their terms and the recourse liability has been estimated at zero. At December 31, 2003, the principal amount of loans sold with recourse amounted to $2.2 million.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is maintained at a level management considers adequate to provide for probable loan losses as of the balance sheet date. The allowance is increased by provisions charged to expense and is reduced by net charge-offs. The level of the allowance is based on management's evaluation of probable losses in the loan portfolio, after consideration of prevailing economic conditions in the Bank's market area. Credit reviews of the loan portfolio, designed to assess risk and identify potential charges to the allowance, are made throughout the year by management. A risk rating system, consisting of multiple grading categories, is utilized as an analytical tool to assess the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience, and other factors management feels deserve recognition in establishing an adequate allowance.

This risk assessment process is performed at least quarterly, and, as adjustments become necessary, they are realized in the periods in which they become known. Although management attempts to maintain the allowance at a level deemed adequate to provide for probable losses, future additions to the allowance may be necessary based upon certain factors including changes in market conditions and underlying collateral values. In addition, various regulatory agencies periodically review the adequacy of the Bank's allowance for loan losses. These agencies may require the Bank to make additional provisions based on their judgments about information available to them at the time of their examinations.

     Charge-offs are recorded on loans when the collectibility of such loans becomes doubtful as a charge to the allowance for loan losses. Recoveries on loans previously charged off are recorded as increases to the allowance for loan losses when realized.

  PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Amortization and depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows: buildings -- 40 years, furniture, fixtures and equipment -- 8 -- 10 years, computer hardware -- 8 years, computer software -- 5 years, automobiles -- 4 years, and leasehold improvements -- lesser of estimated useful life of the asset or term of the lease.

     Projects in progress include leasehold improvements and purchased furniture and equipment for future banking branches. Amortization and depreciation expense commences when the branch is opened for business.

     Maintenance and repairs are charged to expense as incurred.

  OTHER REAL ESTATE OWNED

     Other real estate owned includes properties that have been acquired by the Bank through foreclosure or accepted by the Bank in-lieu of foreclosure. Other real estate is carried at the lower of: (1) the estimated fair value of the property, generally as determined by independent appraisals, less estimated costs to sell, and (2) the recorded investment in the related loan at the date of foreclosure. Subsequent reserves and adjustments to the carrying value of the properties to reflect declines in the estimated fair value after the date of foreclosure as well as carrying and disposal costs are charged to operating expenses.

  INTANGIBLE ASSETS

     Intangible assets include the cost of acquired bank branches deposits (core deposit intangible assets), which are being amortized on a straight-line basis over a 12-year period. Management periodically reviews the core deposit intangible assets for potential impairment and, if required, writes down the carrying value through a charge to current operations.

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established against certain deferred tax assets when the realization of the deferred tax assets cannot be reasonably assured. Increases or decreases in the valuation allowance are charged or credited to income tax provision (benefit).

  TRUST DEPARTMENT ASSETS AND INCOME

     Property held in fiduciary or agency capacities, except cash balances, for the Bank's customers is not included in the accompanying consolidated statements of condition since such items are not assets of the Bank. Cash balances held for trust customers are reflected as deposit liabilities of the Bank. Trust department income is recorded on a cash basis which approximates the accrual method of accounting.

  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     On the date a derivative contract is entered into, the Bank designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), a foreign-currency fair-value or cash-flow hedge (foreign currency hedge), or a hedge of a net investment in a foreign operation. The Bank currently has only fair value hedges pertaining to $175 million in outstanding FHLB advances. For all hedging relationships the Bank formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item being hedged, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking derivatives that are designated as fair-value hedges to specific liabilities on the balance sheet. The Bank also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values of the hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged liability that is attributable to the hedged risk, are recorded in earnings. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a fair-value hedge is reported in earnings.

  STOCK-BASED COMPENSATION

     The Bank accounts for stock-based compensation using the intrinsic-value-method under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employers" and related interpretations. Accordingly, no compensation expense has been recognized for stock options issued with an exercise price equal to the stock's market value at the date of grant. The Bank has recorded compensation expense related to any issuances of options at exercise prices less than market value of the Bank's stock at the date of grant.

     Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," as amended by FASB Statement No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," permits the use of the intrinsic value method but requires disclosure of pro forma net income and earnings per share as if the stock based compensation had been accounted for using the fair value method. Had compensation costs for the Bank's stock option plans been determined based on the fair value method, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                            2003        2002        2001
                                                          ---------   ---------   ---------
                                                          ($ IN THOUSANDS, EXCEPT PER SHARE
                                                                      AMOUNTS)
Net income, as reported.................................   $18,071     $37,990     $34,517
Stock-based compensation expense included in reported
  net income under the intrinsic value method, , net of
  related tax effects...................................       252         245          66
Total stock-based compensation expense determined under
  the fair-value-based method, including all stock
  option grants, net of related tax effects.............    (2,147)     (1,927)     (1,342)
                                                           -------     -------     -------
Pro forma net income....................................   $16,176     $36,308     $33,241
                                                           =======     =======     =======
Basic earnings per share --
As reported.............................................   $  0.99     $  2.07     $  1.86
Pro forma...............................................   $  0.88     $  1.97     $  1.80
Diluted earnings per share --
As reported.............................................   $  0.95     $  2.03     $  1.84
Pro forma...............................................   $  0.85     $  1.94     $  1.77
Weighted average fair value of options granted during
  the year..............................................   $  9.41     $  6.41     $  6.36

     The fair value of stock options granted by the Bank was estimated through the use of the Black-Scholes option pricing model applying the following assumptions --

                                                         2003        2002        2001
                                                       ---------   ---------   ---------
Risk-free interest rate..............................      3.13%       3.72%       5.42%
Expected option life.................................  6.5 years   6.5 years   6.5 years
Expected volatility..................................     32.38%      28.05%      28.53%
Expected dividend yield..............................      2.22%       2.49%       2.38%

  STATEMENT OF CASH FLOWS

     For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks and Federal funds sold.

     The following disclosures supplement the consolidated statements of cash flows -

                                                         2003       2002       2001
                                                        -------   --------   --------
                                                              ($ IN THOUSANDS)
Cash paid during the year for --
Interest..............................................  $80,238   $109,100   $136,341
Income taxes..........................................    5,666     22,779      4,280
Non-cash investing activities --
Loans securitized and held in securities available for
  sale................................................       --         --    167,424
Transfer of loans to other real estate owned..........       --        188        877
Transfer of premises to assets held for sale (other
  assets).............................................       --      7,420         --
Transfer of loans from held in portfolio to held for
  sale................................................   19,114         --         --

  EARNINGS PER COMMON SHARE

     Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year.

     Diluted earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year, as adjusted for the assumed exercise of potentially dilutive common stock options utilizing the Treasury Stock method.

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE:     2003          2002          2001
----------------------------------------------------  -----------   -----------   -----------
                                                      ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Income.......................................     $    18,071   $    37,990   $    34,517
                                                      ===========   ===========   ===========
Weighted average common shares outstanding.......      18,338,712    18,386,331    18,513,826
Plus: Dilutive stock options.....................         594,803       308,417       222,155
                                                      -----------   -----------   -----------
Diluted weighted average common shares outstanding..   18,933,515    18,694,748    18,735,981
                                                      ===========   ===========   ===========
Earnings per common share:
Basic............................................     $      0.99   $      2.07   $      1.86
Diluted..........................................     $      0.95   $      2.03   $      1.84

  RETIREMENT BENEFITS

     The Bank maintains two noncontributory defined benefit retirement plans (the Plans), which cover all employees who have met eligibility requirements of the Plans. The benefits are based on years of service and the employee's five highest consecutive years of earnings during the ten-year period prior to normal retirement date, as defined. The Plans are funded currently sufficiently to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. The Bank accounts for the cost of these Plans over the estimated service period of the employees covered under the Plans. In accordance with FASB Statement No. 87, the Bank utilizes the "immediate recognition" method in recognizing all experience gains and losses as a component of periodic pension expense. Under this method, all experience gains and losses (including changes in market values of Plan assets and the effect of discount rates on Plan obligations) are recognized in the period in which they occur.

  COMPREHENSIVE INCOME

     Comprehensive income includes net income and the change in net unrealized gains and losses on securities available for sale, net of taxes.

  BANK OWNED LIFE INSURANCE

     The Bank has purchased life insurance policies covering specified senior officers. These policies are recorded in other assets at their cash surrender value, net of any policy premium charged. Increases in cash surrender value, net of policy premiums, and proceeds from death benefits in excess of cash surrender value are recorded in non-interest income.

  SEGMENT REPORTING

     As a community-oriented financial institution, substantially all of the Bank's operations involve the delivery of loan and deposit products to customers. The Bank makes operating decisions and assesses performance based on an ongoing review of these community-banking operations, which constitute the only operating segment for financial reporting purposes.

  IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets, such as bank premises and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities," which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," which was issued in January 2003. The Bank will be required to apply FIN 46R to variable interests in any VIEs created after December 31, 2003. At December 31, 2003, the Bank did not have any interest in VIEs within the scope of FIN 46R.

     FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Bank, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Bank on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Bank currently does not have any financial instruments that are within the scope of this Statement. The Bank currently does not have any financial instruments that are within the scope of the Statement.

  RECENTLY ADOPTED ACCOUNTING STANDARDS

     In June 2002, FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," was issued. Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The provisions of Statement No. 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Bank accounted for the costs of closing certain banking branches during 2003 in accordance with the provisions of Statement No. 146 (see note 3).

     In November 2002, FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, and interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34," was issued. This Interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 did not have a significant impact on the Bank's Consolidated Financial Statements.

     In November 2003, the Emerging Issues Task Force (EITF) issued EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." Issue 03-1 requires new tabular and narrative disclosure items effective for fiscal years ending after December 15, 2003. Companies are required to provide expanded information about their debt and marketable equity securities with market values below carrying values. The narrative information must include positive and negative information management considered in concluding the unrealized loss was not other-than-temporary and therefore was not recognized. The Bank's disclosures in notes 1 and 6 incorporate the requirements of Issue No. 03-1.

     In December 2003, FASB Statement No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. Statement No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement No. 132.

     It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003. The Bank's disclosures in note 16 incorporate the requirements of Statement No. 132 (revised).

  RECLASSIFICATIONS

     Certain amounts have been reclassified to conform to the current year presentation.

NOTE 2.  MERGER AGREEMENT WITH NORTH FORK BANCORPORATION AND NORTH FORK BANK

     On December 16, 2003, the Bank entered into a definitive agreement to be acquired by North Fork Bancorporation ("NFB") in an all-stock transaction valued at $726 million. The Bank's stockholders will receive a fixed exchange ratio of one share of NFB common stock for each share held. The transaction is intended to qualify as a reorganization for federal income tax purposes and provide a tax-free exchange of shares.

     The definitive agreement has been approved by the directors of both NFB and the Bank. The transaction is subject to all required regulatory approvals, approval of the stockholders of the Bank (by a two-thirds vote of outstanding shares), and other customary conditions. Bank stockholders holding approximately 42% of the Bank's stock have committed to vote in favor of the merger through the execution of voting agreements. The transaction is expected to be completed in the second quarter of 2004.

     At December 31, 2003, the Bank had incurred professional fees and costs amounting to $7.2 million directly related to the merger agreement, comprised of investment banking, legal and accounting fees of $1.3 million and costs under certain employment contracts of $5.9 million. When the transaction closes, additional professional fees will be incurred and additional amounts will be due under employment contracts and severance arrangements (the latter amounts will be dependent upon the number and composition of employees not retained by NFB).

     In connection with its merger agreement with NFB, the Bank committed to sell certain commercial real estate loans to one borrower totaling $29.2 million (including unfunded commitments of $0.9 million). The borrower has recently exhibited a deterioration in financial condition but remains current as to principal and interest. If the Bank is unable to sell the loans prior to the effectiveness of the merger, certain principal stockholders of the Bank have agreed, at NFB's request, to purchase the loans for $20 million. Accordingly, during the fourth quarter 2003, the Bank recognized a loan charge-off of $9.2 million, placed the loans on non-accrual status, reclassified the remaining balance of the loans to the held-for-sale category and replenished the allowance for loan losses through a charge to the provision for loan losses of $9.2 million.

NOTE 3.  PURCHASE, SALE AND CLOSING OF BRANCH OFFICES

     In December 2001, the Bank entered into an agreement with CFS Bank, a subsidiary of New York Community Bank, to purchase 7 in-store branches, located in Rockland County, New York, and various counties in New Jersey. The transaction was consummated in May 2002. As a result of this transaction, the Bank added $63.4 million of deposits and a core deposit intangible asset of $1,165,000, which is being amortized over a 12-year period. In February 2001, the Bank consummated the purchase of 4 in-store branches in various counties of New Jersey from The Bank of New York. This purchase added $15.6 million of deposits and a core deposit intangible asset of $1,168,000, which is being amortized over a 12-year period. Amortization expense of the core deposit intangible associated with these two purchases amounted to $194,000 in 2003, $201,000 in 2002 and $43,000 in 2001. Annual amortization expense relating to these purchases for each of the next five years is $194,000.

     During 2003, the Bank closed ten in-store banking branches -- one in the second quarter 2003 and nine in the fourth quarter 2003. Total costs incurred for the branch closings, consisting of remaining lease commitments, write-offs of bank premises and equipment and lease restoration expenses, amounted to $840,000 that was recorded in other expenses. Also during the fourth quarter 2003, the Bank sold one of the branches scheduled to be closed to another financial institution for $150,000 that was recorded in other income and negotiated the sale of a second branch to a different financial institution for $350,000. The sale of the second branch will close during 2004.

     In January 2004, the Bank announced plans to close an additional 20 in-store branches, continuing a strategy of closing under-performing locations. These closings are expected to occur no later than May 2004, prior to the anticipated closing of the merger with NFB. It is estimated that a pretax charge of $7.0 million will be recognized in the second quarter 2004 with respect to the twenty branches that are being closed. Consistent with its previous experience, the Bank believes that it will retain a major portion of the deposits and customer relationships of these branches. The Bank estimates that the in-store closings will contribute $4.0 million in pretax earnings on an annual basis.

NOTE 4.  REGULATORY CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTION

     The Federal Deposit Insurance Corporation, the primary Federal oversight agency of the Bank, and the New Jersey Department of Banking and Insurance have issued regulations classifying and defining capital for all banks into the following components: (1) Tier 1 capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock and (2) Tier 2 capital which includes a portion of the allowance for loan losses and preferred stock which does not qualify for Tier 1 capital.

     The Bank is subject to various regulatory capital requirements administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum capital ratios. Such ratios are defined in the regulations and include the Tier 1 Capital Ratio

(Tier 1 capital to risk-weighted assets), the Total Capital Ratio (Tier 1 capital plus Tier 2 capital to risk-weighted assets) and the Leverage Ratio (Tier 1 capital to average assets).

     The Bank's actual capital amounts and ratios, as well as the amounts and ratios required to meet regulatory minimums, are set forth below --

                                                               FOR CAPITAL      TO BE WELL CAPITALIZED
                                                            ADEQUACY PURPOSES    UNDER FDIC PROVISION
                                          ACTUAL            -----------------   ----------------------
                                          AMOUNT    RATIO    AMOUNT    RATIO      AMOUNT       RATIO
                                         --------   -----   --------   ------   ----------   ---------
                                                               ($ IN THOUSANDS)
As of December 31, 2003 --
Total capital..........................  $257,209   10.03%  $205,175    >8.00%   $256,469      >10.00%
Tier 1 capital.........................   247,065    9.63    102,588    >4.00     153,881      > 6.00
Leverage...............................   247,065    5.75    171,910    >4.00     214,887      > 5.00
As of December 31, 2002 --
Total capital..........................  $249,934   10.14%  $197,092    >8.00%   $246,364      >10.00%
Tier 1 capital.........................   239,963    9.74     98,546    >4.00     147,819      > 6.00
Leverage...............................   239,963    5.47    175,555    >4.00     219,443      > 5.00

     Under the New Jersey Banking Act, a New Jersey state chartered bank may declare and pay dividends on its outstanding stock only to the extent that the payment of the dividend would not impair the capital stock of the Bank. In addition, a New Jersey bank may not pay a dividend if the surplus of the Bank would, after the payment of the dividend, be reduced unless after such reduction the surplus was 50% or more of the Bank's capital stock.

NOTE 5.  CASH AND DUE FROM BANKS

     Balances reserved to meet regulatory requirements amounted to $12,399,000 at December 31, 2003 and averaged $10,305,000 for the year 2003.

NOTE 6.  SECURITIES

     The amortized cost and estimated fair value of securities as of December 31, 2003 and 2002, follows --

                                                        DECEMBER 31, 2003
                                -----------------------------------------------------------------
                                                 GROSS UNREALIZED   GROSS UNREALIZED   ESTIMATED
                                AMORTIZED COST    HOLDING GAINS      HOLDING LOSSES    FAIR VALUE
                                --------------   ----------------   ----------------   ----------
                                                        ($ IN THOUSANDS)
Securities Available for Sale:
U.S. Treasury.................    $   12,055         $    --            $    --        $   12,055
U.S. Government agencies and
  sponsored corporations......       240,269           1,076               (344)          241,001
States and political
  subdivisions................       264,626          10,113                 (3)          274,736
Mortgage backed securities --
  Primarily U.S. Government
  sponsored corporations......     1,006,657           9,645             (5,680)        1,010,622
Trust preferred securities....        89,735           7,284               (488)           96,531
Federal Home Loan Bank
  stock.......................        27,500              --                 --            27,500
Other securities..............        15,421             540                 --            15,961
                                  ----------         -------            -------        ----------
Total.........................    $1,656,263         $28,658            $(6,515)       $1,678,406
                                  ==========         =======            =======        ==========
Securities Held to Maturity:
Trust preferred securities....    $   52,427         $ 4,654            $    --        $   57,081
                                  ==========         =======            =======        ==========

                                                        DECEMBER 31, 2002
                                -----------------------------------------------------------------
                                                 GROSS UNREALIZED   GROSS UNREALIZED   ESTIMATED
                                AMORTIZED COST    HOLDING GAINS      HOLDING LOSSES    FAIR VALUE
                                --------------   ----------------   ----------------   ----------
                                                        ($ IN THOUSANDS)
Securities Available for Sale:
U.S. Treasury.................    $   12,093         $     1            $    --        $   12,094
U.S. Government agencies and
  sponsored corporations......       386,654           2,089                 --           388,743
States and political
  subdivisions................       305,868           6,269               (118)          312,019
Mortgage backed securities --
  Primarily U.S. Government
  sponsored corporations......     1,032,230          21,524                (11)        1,053,743
Trust preferred securities....       109,894           3,930               (361)          113,463
Federal Home Loan Bank
  stock.......................        32,250              --                 --            32,250
Other securities..............        14,686             116                (49)           14,753
                                  ----------         -------            -------        ----------
Total.........................    $1,893,675         $33,929            $  (539)       $1,927,065
                                  ==========         =======            =======        ==========
Securities Held to Maturity:
Trust preferred securities....    $   52,636         $ 2,031            $   (92)       $   54,575
                                  ==========         =======            =======        ==========

     The amortized cost and estimated fair value of securities at December 31, 2003, by contractual maturity, except for mortgage backed securities and Federal Home Loan Bank stock that are presented separately at their respective total amounts, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              ESTIMATED
                                                             AMORTIZED COST   FAIR VALUE
                                                             --------------   ----------
                                                                  ($ IN THOUSANDS)
Securities Available for Sale:

Due in one year or less....................................    $   26,814     $   26,814
Due after one year through five years......................       253,715        254,930
Due after five years through ten years.....................            --             --
Due after ten years........................................       341,577        358,540
Mortgage backed securities.................................     1,006,657      1,010,622
Federal Home Loan Bank stock...............................        27,500         27,500
                                                               ----------     ----------
Total......................................................    $1,656,263     $1,678,406
                                                               ==========     ==========
Securities Held to Maturity:
Due after five years through ten years.....................    $   11,172     $   12,173
Due after ten years........................................        41,255         44,908
                                                               ----------     ----------
Total......................................................    $   52,427     $   57,081
                                                               ==========     ==========

     The proceeds from sales of available for sale securities and the gross realized gains and gross losses on those sales in 2003, 2002 and 2001 are as follows --

                                                                               GROSS REALIZED
YEAR ENDED DECEMBER 31,           PROCEEDS FROM SALES   GROSS REALIZED GAINS       LOSSES       NET REALIZED GAINS
-----------------------           -------------------   --------------------   --------------   ------------------
                                                                  ($ IN THOUSANDS)
2003...........................       $  230,456               $2,971             $(1,781)            $1,190
2002...........................          703,333                9,113                  (2)             9,111
2001...........................        1,146,456               12,425                 (24)            12,401

     Securities available for sale with a carrying value totaling $1.2 billion at December 31, 2003, were pledged to secure deposits of public funds, securities sold under agreements to repurchase, other borrowings and for other purposes as required and permitted by law. Securities pledged to secure deposits of public funds, securities sold under agreements to repurchase or other borrowings were not under the sole control of the Bank.

     Gross unrealized losses on securities available for sale and their related estimated fair values, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003, were as follows:

                                  LESS THAN 12 MONTHS        12 MONTHS OR MORE               TOTAL
                                -----------------------   -----------------------   ------------------------
                                UNREALIZED   ESTIMATED    UNREALIZED   ESTIMATED    UNREALIZED    ESTIMATED
                                  LOSSES     FAIR VALUE     LOSSES     FAIR VALUE     LOSSES*     FAIR VALUE
                                ----------   ----------   ----------   ----------   -----------   ----------
                                                              ($ IN THOUSANDS)
U.S. Government agencies and
  sponsored corporations......   $  (344)     $ 24,289      $  --        $   --       $  (344)     $ 24,289

Mortgage-backed securities....    (5,680)      442,988         --            --        (5,680)      442,988
Trust preferred securities....        --            --       (488)        4,261          (488)        4,261
States and political
  subdivisions................        (3)        1,594         --            --            (3)        1,594
                                 -------      --------      -----        ------       -------      --------
Total.........................   $(6,027)     $468,871      $(488)       $4,261       $(6,515)     $473,132
                                 =======      ========      =====        ======       =======      ========

---------------

* The unrealized losses were caused by market interest rate increases. The losses do not reflect declines in credit quality or the ability of the issuers to meet their contractual repayment obligations. The Bank has the ability and intent to hold these securities until a market price recovery or their maturity. These securities are not considered other-than-temporarily impaired at December 31, 2003.

NOTE 7.  LOANS

     The composition of loans held in portfolio as of December 31, 2003 and 2002 follows --

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                                 ($ IN THOUSANDS)
Commercial, financial and agricultural loans................  $  192,893   $  134,001
Consumer installment loans..................................     682,116      642,462
Real estate loans --
1 - 4 family residential mortgages..........................     501,266      219,209
Commercial mortgages........................................     571,357      625,724
Other residential real estate loans.........................     109,222      103,768
Construction................................................      75,852       65,406
                                                              ----------   ----------
Total.......................................................  $2,132,706   $1,790,570
                                                              ==========   ==========

     The Bank extends credit in the normal course of business to its customers, the majority of whom operate or reside within the State of New Jersey. Although the Bank has a diversified loan portfolio, a portion of its borrowers' ability to repay their loans is dependent on the economic environment of the real estate industry and the general economic conditions in the New Jersey marketplace.

     Not included in the table above is $66,095,000 and $251,284,000, respectively, of loans that as of December 31, 2003 and December 31, 2002, respectively, the Bank has designated as being held for sale. At December 31, 2003, loans held for sale consisted of $46,981,000 of 1 - 4 family residential mortgage loans and $19,114,000 of loans to a single commercial real estate customer. At December 31, 2002, loans held for sale consisted of only 1 - 4 family residential mortgage loans. Held for sale 1 - 4 family residential mortgage loans are reported in the Consolidated Statements of Condition at the lower of their aggregate cost or estimated fair value. The loans held for sale for the commercial real estate customer are reported in the Consolidated Statement of Condition at the lower of the cost or estimated fair value of each individual loan.

     In 2003, the Bank either directly sold or securitized and sold (collectively the "sales") $567.4 million of 1 - 4 family residential mortgage loans, and recorded a gain of $11.4 million on such sales. In 2002, the Bank sold $524.4 million of 1 - 4 family residential mortgage loans, and recorded a gain of $11.7 million on such sales. The Bank did not sell any loans during 2001. The gains on the sales have been reported in the Consolidated Statements of Income in the line caption gains on sales of securitizations and loans.

     Excluding loans held for sale of $19,114,000, which are current as to principal and interest, as of December 31, 2003 and 2002, the Bank's non-accrual loans amounted to $4,561,000 and $4,339,000, respectively. If interest had been accrued on the non-accrual loans held in portfolio, income before provision for income taxes would have increased approximately $402,000, $384,000, and $481,000 in 2003, 2002 and 2001, respectively. The amount of interest income recognized on these loans was not significant to any period presented.

     At December 31, 2003, the Bank had no outstanding commitments to lend to borrowers whose loans were on non-accrual, except for a commitment of $886,000 to a commercial real estate customer whose loans have been classified as held for sale. The commitment to extend credit to this commercial real estate customer is dependent upon his ability to provide qualifying collateral to support additional borrowing. At December 31, 2003, this customer would have been able to borrow $609,000 under the Bank's commitment.

     In addition, as of December 31, 2003 and 2002, the loan portfolio included $285,000 and $1,112,000, respectively, of loans on which interest or principal was 90 days or more past due and still accruing interest since these loans were both well collateralized and in the process of collection.

     The Bank's recorded investment in impaired loans and the related valuation allowance as of December 31, 2003 and 2002 follows --

                                                DECEMBER 31, 2003        DECEMBER 31, 2002
                                              ----------------------   ----------------------
                                               RECORDED    VALUATION    RECORDED    VALUATION
                                              INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE
                                              ----------   ---------   ----------   ---------
                                                             ($ IN THOUSANDS)
Valuation allowance required................   $ 5,038       $982        $8,535      $1,164
Valuation allowance not required(1).........    19,114         --            --          --
                                               -------       ----        ------      ------
Total impaired loans........................   $24,152       $982        $8,535      $1,164
                                               =======       ====        ======      ======

---------------

(1) The December 31, 2003 amount consists of commercial real estate loans in the held for sale portfolio that are valued at the lower of cost or estimated fair value.

     This valuation allowance is included in the allowance for loan losses in the Bank's Consolidated Statements of Condition. The average recorded investment in impaired loans for the years ended December 31, 2003, 2002 and 2001 was $6,045,000, $6,338,000 and $6,603,000, respectively.

     Interest payments received on impaired loans are recorded as interest income unless collection of the remaining investment is doubtful in which case payments received are recorded as reductions of principal. The amount of interest income recognized on impaired loans was not significant to any period presented.

     An analysis of loans to directors, executive officers or their associates for the year ended December 31, 2003 follows --

                                                               ($ IN THOUSANDS)
                                                               ----------------
Balance at beginning of year................................       $26,071
New loans...................................................         3,776
Repayments..................................................        (8,246)
                                                                   -------
Balance at end of year......................................       $21,601
                                                                   =======

     The above analysis excludes loans made to Wilshire Enterprises, Inc., formerly known as Wilshire Oil Company of Texas, (Wilshire). The Bank has maintained a relationship with Wilshire through its former Chairman who had served as President and Chairman of Wilshire, and later as a consultant to Wilshire. The former Chairman's daughter is currently Chairman and Chief Executive Officer of Wilshire. Loans to Wilshire aggregated approximately $21,167,000 and $32,305,000 at December 31, 2003 and 2002, respectively. The
Bank recorded interest income on these loans amounting to $1,757,000, $2,111,000 and $2,400,000 in 2003, 2002 and 2001, respectively. These loans to Wilshire bear interest at the prevailing interest rates (prime and above) at the time the loans were made and mature at various dates through 2013. In addition, the Bank had outstanding commitments to extend credit to Wilshire amounting to $2,075,000 and $391,000 at December 31, 2003 and 2002, respectively.

     As of December 31, 2003, all loans to related parties were current as to principal and interest payments.

NOTE 8.  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known.

     An analysis of the changes in the allowance for loan losses follows --

                                                            2003      2002      2001
                                                          --------   -------   -------
                                                                ($ IN THOUSANDS)
Balance at beginning of year............................  $  9,971   $ 9,749   $ 8,517
Provision for loan losses...............................    12,800     2,200     2,200
Loans charged off(1)....................................   (14,695)   (4,060)   (2,436)
Recoveries of loans charged off.........................     2,068     2,082     1,468
                                                          --------   -------   -------
Balance at end of year..................................  $ 10,144   $ 9,971   $ 9,749
                                                          ========   =======   =======

---------------

(1) The 2003 total includes $9.2 million related to borrowings by a single commercial real estate customer where the loans, net of the loan charge-off, have been transferred to loans held for sale at a carrying value of $19.1 million.

NOTE 9.  PREMISES AND EQUIPMENT

     The detail of premises and equipment as of December 31, 2003 and 2002 follows --

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Land........................................................  $  5,013   $  3,853
Buildings...................................................    27,018     23,426
Furniture, fixtures and equipment...........................    61,770     57,969
Leasehold improvements......................................    20,413     22,515
Projects in process.........................................       803      2,111
                                                              --------   --------
Gross premises and equipment................................   115,017    109,874
Less accumulated depreciation and amortization..............    75,882     69,707
                                                              --------   --------
Net premises and equipment..................................  $ 39,135   $ 40,167
                                                              ========   ========

     Depreciation and amortization expense amounted to $8,949,000, $8,218,000 and $7,849,000 in 2003, 2002 and 2001, respectively.

     Portions of the Bank's premises are leased to others under operating lease agreements that expire in periods ending in 2007. Rental income of $389,000, $343,000 and $276,000 in 2003, 2002 and 2001, respectively, has been applied against occupancy expense in the accompanying Consolidated Statements of Income.

NOTE 10.  OTHER REAL ESTATE OWNED

     An analysis of the changes in other real estate owned during 2003 and 2002 follows --

                                                               2003     2002
                                                              ------   -------
                                                              ($ IN THOUSANDS)
Balance at beginning of year................................  $9,846   $13,387
New properties..............................................      --       188
Properties sold.............................................  (4,310)   (1,377)
Write-downs to estimated fair value including costs to
  sell......................................................  (2,218)   (1,990)
Payments received on properties not sold and other..........     (47)     (362)
                                                              ------   -------
Balance at end of year......................................  $3,271   $ 9,846
                                                              ======   =======

NOTE 11.  DEPOSITS

     The expected maturity distribution of time deposits as of December 31, 2003 follows --

                                                                     2003
                                                               ($ IN THOUSANDS)
                                                               ----------------
Due in one year or less.....................................      $1,225,254
Due between one and two years...............................         135,588
Due between two and three years.............................          40,209
Due between three and four years............................          29,916
Due between four and five years.............................          27,065
Due over five years.........................................              10
                                                                  ----------
Total.......................................................      $1,458,042
                                                                  ==========

     As of December 31, 2003 and 2002, there were $727,112,000 and $789,695,000 of time deposits greater than $100,000, respectively. The amount of overdraft deposits classified as commercial loans was $2,478,000 at December 31, 2003 and $3,525,000 at December 31, 2002.

     The total amount of public funds held on deposit as of December 31, 2003 and 2002, was $460,547,000 and $514,176,000, for which $422,699,000 and
$547,557,000 of the Bank's securities available for sale were pledged as collateral, respectively.

NOTE 12.  OTHER BORROWINGS

     As of December 31, 2003 and 2002, other borrowings are comprised of the following --

                                                                2003      2002
                                                              --------   -------
                                                               ($ IN THOUSANDS)
Securities sold under agreements to repurchase..............  $118,947   $66,563
Demand notes -- U.S. Treasury...............................     2,384     4,720
                                                              --------   -------
Total.......................................................  $121,331   $71,283
                                                              ========   =======

     Securities sold under agreements to repurchase at December 31, 2003 are comprised of $50,000,000 with remaining maturities in excess of one year and $68,947,000 of short-term borrowings generally maturing within 90 days. The securities pledged as collateral for these transactions had an amortized cost of $148,909,000 and a market value of $148,948,000 at December 31, 2003.

     Information regarding securities sold under agreements to repurchase and demand notes -- U.S. Treasury follows --

                                                                2003      2002
                                                              --------   -------
                                                               ($ IN THOUSANDS)
Securities sold under agreements to repurchase:
Balance at year end.........................................  $118,947   $66,563
Weighted average interest rate at year end..................      1.45%     1.34%
Maximum amount outstanding at any month-end during the
  year......................................................  $175,781   $66,563
Average amount outstanding during the year..................    64,426    39,221
Weighted average interest rate during the year..............      1.27%     1.73%
Demand notes -- U.S. Treasury:
Balance at year end.........................................  $  2,384   $ 4,720
Weighted average interest rate at year end..................      0.76%     0.99%
Maximum amount outstanding at any month-end during the
  year......................................................  $  4,965   $ 5,892
Average amount outstanding during the year..................     1,516     2,869
Weighted average interest rate during the year..............      1.04%     3.78%

     At December 31, 2003 and 2002, the Bank did not have any committed credit lines from other financial institutions.

NOTE 13.  FEDERAL HOME LOAN BANK ADVANCES

     The Bank may obtain advances from the Federal Home Loan Bank (FHLB) up to 25% of total assets (subject to the availability of qualifying collateral as defined by the FHLB). The Bank must hold FHLB stock equal to at least 5% of the outstanding principal amount of total advances at all times. At December 31, 2003 and 2002, FHLB advances consisted of the following obligations.

                                                                         PRINCIPAL BALANCE
                                                                    ---------------------------
                                                                    DECEMBER 31,   DECEMBER 31,
MATURITY DATE                 CALL DATE       FIXED INTEREST RATE       2003           2002
-------------              ----------------   -------------------   ------------   ------------
                                                                         ($ IN THOUSANDS)
May 1, 2006..............  January 30, 2004          4.540%           $ 50,000       $ 50,000
June 6, 2006.............     March 6, 2004          4.520              25,000         25,000
June 7, 2006.............     March 7, 2004          4.500              25,000         25,000
June 13, 2006............    March 13, 2004          4.450              25,000         25,000
June 19, 2006............     June 18, 2003          4.340                  --         25,000
July 18, 2006............  January 18, 2004          4.420              50,000         50,000
August 11, 2006..........      Not callable          2.580              50,000             --
November 7, 2006.........  November 7, 2004          3.420                  --         50,000
                                                                      --------       --------
  Advances with contractual maturities in
2006                                                                   225,000        250,000
                                                                      --------       --------
November 28, 2007........      February 28,          5.750              75,000         75,000
                                       2004
December 5, 2007.........     March 5, 2004          5.515              25,000         25,000
                                                                      --------       --------
  Advances with contractual maturities in
2007                                                                   100,000        100,000
                                                                      --------       --------
November 22, 2010........      February 21,          5.500             100,000        100,000
                                       2004
November 29, 2010........      February 28,          5.650              75,000         75,000
                                       2004
December 20, 2010........    March 20, 2004          4.880              25,000         25,000
                                                                      --------       --------
  Advances with contractual maturities in
2010                                                                   200,000        200,000
                                                                      --------       --------
November 7, 2011.........  November 7, 2005          3.700                  --         25,000
November 7, 2011.........  November 7, 2006          4.005              25,000         25,000
                                                                      --------       --------
  Advances with contractual maturities in
2011                                                                    25,000         50,000
                                                                      --------       --------
  Total FHLB advances....                                             $550,000       $600,000
                                                                      ========       ========

     During 2003, the Bank early extinguished three advances from the FHLB that amounted to $100 million principal amount at a loss of $6,027,000. The loss is recorded in the Consolidated Statement of Income in the line caption "Loss on early extinguishment of debt." In addition, during 2003 the Bank entered into interest rate swap contracts with embedded put options and designated such contracts as a fair value hedge related to three FHLB advances totaling $175 million. See note 14 to the Consolidated Financial Statements for further details.

     The Bank participates in the Federal Home Loan Bank's Overnight Repricing Advance Program, under which the Bank has a $50 million overnight revolving credit line and a $50 million one month revolving credit line, the maximum amounts available under this program. Both credit lines expire on December 15, 2004 and bear daily interest at the Federal funds rate plus a spread (that is generally 12.5 basis points). At December 31, 2003, the full amounts of both credit lines were available to the Bank.

NOTE 14.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In July 2003, the Bank entered into interest rate swap transactions with embedded options for $175 million of convertible advances from the FHLB that are designated as fair value hedges. These hedges are designed to convert fixed rate borrowings into floating rate borrowings and to eliminate any call risk to which the Bank had been subject. The $175 million notional interest rate swaps convert the fixed interest rates that the Bank was paying on three separate advances from the FHLB at interest rates ranging from 4.42% to 5.50% to floating interest rates of 3-month LIBOR plus spreads ranging from 174 to 231 basis points. The embedded option gives the Bank the right to convert the fixed rate received under the interest rate swaps to a 3-month LIBOR rate. This right will be exercised if the FHLB calls and the Bank converts the advances held by the Bank into 3-month LIBOR instruments. Under the contractual terms of the advances, the Bank can choose to convert each advance into either a floating or fixed interest rate at then current market prices based upon the then current product listing offered by the FHLB. With the embedded option, the Bank eliminated any interest rate risk associated with the call provision of the FHLB advances. The effectiveness of the fair value hedge is evaluated quarterly. The hedge was effective through December 31, 2003.

     By using interest rate swap contracts with embedded options to hedge exposures to changes in interest rates and call risk, the Bank exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap contract. When the fair value of the interest rate swap contract is positive, the counterparty owes the Bank, which creates credit risk for the Bank. When the fair value of an interest rate swap contract is negative, the Bank owes the counterparty and, therefore, it does not possess credit risk. The Bank minimizes the credit risk in its interest rate swap contracts by entering into transactions with high-quality counterparties whose credit rating is A or higher or by requiring the counterparty to deposit with us qualifying collateral.

     Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. Under its interest rate swap agreements, the Bank is receiving a payment that is based upon a fixed interest rate and paying amounts that are based upon a short-term interest rate that resets periodically as set forth in each agreement. As the short-term interest rate declines at each reset date, the Bank's interest expense will decrease. As the short-term interest rate increases at each reset date, the Bank's interest expense will increase, but the increase is mitigated by the impact of the embedded options.

     The effectiveness of the hedge is measured at each reporting date through a comparison of the change in fair value of the hedged FHLB advances against the change in fair value of the interest rate swaps with embedded options from inception of the hedging relationship. Since the underlying terms of these swaps substantially mirror the terms of the hedged FHLB advances, hedge ineffectiveness is minimal and is related to changes in the floating LIBOR interest rate reset of the interest rate swaps. The change in fair values of the hedge instruments since inception of the hedge relationships were not significant.

     As a fair value hedge, the Bank recognizes the results of the interest rate swap contracts, including any hedge ineffectiveness, as an adjustment to interest expense on the FHLB advances. For the period July 24, 2003 through December 31, 2003, interest expense on borrowed funds has been reduced by $1,381,000 due to the interest rate swap contracts.

NOTE 15.  INCOME TAXES

     The components of the provision for income taxes are as follows --

                                                            2003     2002      2001
                                                           ------   -------   -------
                                                                ($ IN THOUSANDS)
Federal:
Current provision........................................  $3,083   $13,645   $10,499
Deferred provision (benefit).............................     786    (1,137)    2,606
                                                           ------   -------   -------
Total Federal............................................   3,869    12,508    13,105
                                                           ------   -------   -------
State:
Current provision........................................   1,468     1,121       326
Deferred provision (benefit).............................  (3,001)     (321)      736
                                                           ------   -------   -------
Total State..............................................  (1,533)      800     1,062
                                                           ------   -------   -------
Total provision for income taxes.........................  $2,336   $13,308   $14,167
                                                           ======   =======   =======

     Included in accumulated other comprehensive income are income tax expense (benefit) attributable to net unrealized gains (losses) on securities available for sale in the amounts of $(3,937,000), $15,265,000 and $3,785,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     A reconciliation between the reported provision for income taxes and the amount computed by multiplying income before taxes by the statutory Federal income tax rate follows --

                                                            2003     2002      2001
                                                           ------   -------   -------
                                                                ($ IN THOUSANDS)
Income tax provision at statutory rate...................  $7,142   $17,955   $17,039
Tax-exempt income, primarily from securities and bank
  owned life insurance...................................  (6,035)   (5,156)   (3,693)
State income taxes, net of Federal tax effect............    (996)      520       690
Merger related expenses..................................   1,706        --        --
Other....................................................     519       (11)      131
                                                           ------   -------   -------
Provision for income taxes...............................  $2,336   $13,308   $14,167
                                                           ======   =======   =======
Effective tax rate.......................................    11.4%     25.9%     29.1%
                                                           ======   =======   =======

     The significant components of the net deferred tax liability as of December 31, 2003 and 2002 follow --

                                                                2003       2002
                                                              --------   --------
                                                               ($ IN THOUSANDS)
Deferred tax assets:
Allowance for loan losses...................................  $  4,144   $  4,073
Loans held for sale.........................................     3,758         --
Other real estate owned.....................................     2,809      3,306
Consulting contract.........................................     2,557         --
Reserve for account reconciling differences.................     2,042         --
Accrued stock appreciation rights...........................       815      1,777
Depreciation................................................     1,009      3,610
Non-accrual loan interest...................................       467        325
Deferred compensation.......................................       465        673
Mortgage servicing rights...................................        --        647
Other.......................................................     2,715        424
                                                              --------   --------
Total deferred tax assets...................................    20,781     14,835
                                                              --------   --------
Deferred tax liabilities:
Pension plan................................................   (26,369)   (21,970)
Net unrealized gain on securities available for sale........    (7,750)   (11,687)
Discount accretion..........................................      (304)      (934)
Other.......................................................        --        (38)
                                                              --------   --------
Total deferred tax liabilities..............................   (34,423)   (34,629)
                                                              --------   --------
Net deferred tax liability..................................  $(13,642)  $(19,794)
                                                              ========   ========

     The Bank has state income tax loss carryforwards of approximately $10 million, which expire in 2010. Based upon taxes paid in the carryback period, projected future taxable income and available tax planning strategies, management has determined that it is more likely than not that the total deferred tax assets will be realized.

NOTE 16.  RETIREMENT AND INCENTIVE PLANS

     The Bank has two noncontributory defined benefit retirement plans (the Plans), funded through a self-administered trust, covering all employees with one or more years of continuous employment. The Bank contributes such amounts as are necessary on an actuarial basis to provide the Plans with assets sufficient to meet the benefits to be paid to plan participants. The benefits are based on years of service and the employee's five highest consecutive years of earnings during the ten-year period prior to normal retirement date, as defined.

     Changes in the Plans' benefit obligation are set forth in the following table --

                                                               2003      2002
                                                              -------   -------
                                                              ($ IN THOUSANDS)
Benefit obligation at beginning of year.....................  $28,704   $23,883
Service cost................................................    2,565     1,974
Interest cost...............................................    1,900     1,645
Benefits paid...............................................     (470)     (424)
Actuarial loss..............................................    3,193     1,626
                                                              -------   -------
Benefit obligation at end of year...........................  $35,892   $28,704
                                                              =======   =======

     Changes in the Plans' Assets are set forth below --

                                                                2003      2002
                                                              --------   -------
                                                               ($ IN THOUSANDS)
Fair value of Plan assets at beginning of year..............  $ 81,237   $77,311
Actual return on Plan assets................................    19,733     4,350
Benefits paid...............................................      (470)     (424)
                                                              --------   -------
Fair value of Plan assets at the end of year................  $100,500   $81,237
                                                              --------   -------
Funded status (Plan assets less benefit obligation).........  $ 64,608   $52,533
Unrecognized net asset......................................       (92)     (145)
Unrecognized prior service cost.............................        36        53
                                                              --------   -------
Prepaid pension cost........................................  $ 64,552   $52,441
                                                              ========   =======

     Net pension expense (income) includes the following components --

                                                            2003      2002      2001
                                                          --------   ------   --------
                                                                ($ IN THOUSANDS)
Service cost -- benefits earned during the periods......  $  2,565   $1,974   $  1,508
Interest cost on projected benefit obligation...........     1,900    1,645      1,519
Actual return on plan assets............................   (19,733)  (4,350)   (18,766)
Net deferral............................................     3,211    1,644      1,595
Amortization of net asset at transition.................       (53)     (53)       (53)
                                                          --------   ------   --------
Net pension expense (income)............................  $(12,110)  $  860   $(14,197)
                                                          ========   ======   ========

     In determining the projected benefit obligation, the discount rate used was 6.00% and 6.50% at December 31, 2003 and 2002, respectively, while the rate of increase in future compensation levels was approximately 5.00% for Administrative Employees and 4.33% for Collective Bargaining Employees in 2003 and 2002, with the inflation component of compensation increases amounting to 2.75% and 3.00% at December 31, 2003 and 2002, respectively. The expected long-term rate of return on assets was 8.00% for 2003 and 2002. The expected long-term rate of return is based on the portfolio as a whole and not on the sum of the returns on individual asset categories. The return is based exclusively on historical returns, without adjustments. Since the Bank recognizes all gains and losses, including investment experience immediately, the expected long-term rate of return on assets does not have a significant impact on the Bank's pension costs.

     The Plan's weighted average asset allocations at December 31, 2003 and 2002 were as follows --

                                                              PLAN ASSETS AT
                                                               DECEMBER 31,
                                                              ---------------
                                                               2003     2002
                                                              ------   ------
Asset category:
Fixed income instruments....................................   70.7%    11.9%
Trust Company of New Jersey common stock....................   16.3     14.1
Pennfed Financial Services, Inc. common stock...............    4.7     18.5
United National Bancorp common stock........................     --     31.7
Other equity securities.....................................    8.3     23.8
                                                              -----    -----
                                                              100.0%   100.0%
                                                              =====    =====

     The Bank's investment policies and strategies for the pension benefits plans do not use target allocations for the individual asset categories. The Bank's investment goals are to maximize returns subject to specific risk management policies. The portfolio underwent a restructuring in 2003 whereby its exposure to large holdings of specific securities was strategically reduced while realizing large gains on those positions. The Bank's risk management policies permit investments in mutual funds, equity securities and other financial instruments.

     The Bank made no contributions to the Plans in 2003, 2002 and 2001, and does not anticipate making any contributions in 2004.

     Based on the Bank's current benefit policies, there are no other material post-retirement benefits other than the retirement plans described above.

     The Bank sponsors a 401(k) plan (the "Plan") that is available to all administrative employees. Participants with one year of service are eligible to receive the employer matching contribution. Subject to certain limitations imposed by federal law, employees may contribute from 1% to 25% of their eligible compensation to the Plan. The Bank may match a portion of the employee contribution through discretionary employer-matching contributions that may vary from year-to-year. The maximum employer matching contribution is 3.5% of eligible compensation. The Plan provides various alternative investment options, with the Bank's matching contributions being invested in the Employer Stock Fund. The Bank charged expense for matching employer contributions of $694,000, $622,000 and $589,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 17.  STOCK OPTION PLANS

     Under the Executive and Incentive Stock Option Plans, the Stock Option Committee (the Committee) may grant options to officers to purchase the Bank's stock. Under the Non-Employee Directors Stock Option Plans, members of the Bank's Board of Directors who are not employees of the Bank may be granted options to purchase the Bank's stock under terms comparable to those offered to employees under the Incentive Stock Option Plans.

     Option prices are determined by the Committee, provided however, that the option price of shares may not be less than the fair market value of such shares at the date of grant for the Incentive Stock Option Plans and not less than 85% of the fair market value of shares at the date of grant for the Executive Stock Option Plan. The period during which an option may be exercised varies, but no option may be exercised after ten years from the date of grant. Compensation attributable to all options granted under the Executive Stock

Option Plan amounted to charges of $426,000 in 2003, $415,000 in 2002 and $112,000 in 2001 and is included in other expenses in the Consolidated Statements of Income and as a credit to additional paid-in capital in the Consolidated Statements of Changes in Stockholders' Equity.

     The Committee may grant options under the Executive Stock Option Plan that provide for a credit against the purchase price equal to any increase in the fair market value of the common stock at the date of exercise over the fair market value on the date of grant. In addition, the Committee may grant stock appreciation rights (SARs) in tandem with options granted under the Executive Stock Option Plan which allow the holder of a stock option to receive an amount equal to the excess of the fair market value of the common stock at the exercise date over the option price, at the Committee's discretion, in cash, common stock or a combination of cash and common stock in lieu of exercising the option. In the event that SARs are exercised, the number of shares available for issuance under the plan is reduced by the number of shares covered by the SARs. For the years 2003, 2002 and 2001, expense related to SARs amounted to $707,000, $1,243,000 and $2,785,000, respectively. During 2003, the estate of the former chairman exercised 205,200 SARs that resulted in the Bank making a payment of $3.1 million to the estate. The liability included in the Consolidated Statements of Condition related to SARs amounted to $1,994,000 at December 31, 2003 and $4,349,000 at December 31, 2002.

     A summary of activity for the Executive and Incentive Stock Option Plans for the years ended December 31, 2003, 2002 and 2001 follows --

                                                    2003                       2002                       2001
                                          ------------------------   ------------------------   ------------------------
                                                      OPTION PRICE               OPTION PRICE               OPTION PRICE
                                           SHARES      PER SHARE      SHARES      PER SHARE      SHARES      PER SHARE
                                          ---------   ------------   ---------   ------------   ---------   ------------
Options outstanding at beginning of
  year..................................  2,127,300   $9.78-27.00    1,838,128   $9.35-25.87    1,545,158   $ 5.69-25.87
Options granted.........................    272,500   24.40-35.50      481,350   19.90-27.00      484,400    16.90-19.88
Options exercised.......................   (174,684)   9.78-24.08     (108,500)   9.35-25.88     (113,481)    7.44-20.56
Options terminated/expired(1)...........   (380,150)   9.78-28.70      (83,678)  11.00-20.56      (77,949)    5.69-25.87
                                          ---------                  ---------                  ---------
Options outstanding at end of year......  1,844,966    9.78-35.50    2,127,300    9.78-27.00    1,838,128     9.35-25.87
                                          =========                  =========                  =========
Options exercisable at end of year......  1,037,067    9.78-29.40    1,131,880    9.78-25.88      904,488     9.35-25.87
                                          =========                  =========                  =========

---------------

(1) Options terminated/expired in 2003 include 205,200 options that had SARs attached. When the SARs were exercised in 2003, the options were terminated.

     The following table summarizes additional information about the Executive and Incentive Stock Option Plans at December 31, 2003 --

                                         OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                          -------------------------------------------------   ------------------------------
                                        WEIGHTED AVERAGE
RANGE OF                    NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES           OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
---------------           -----------   ----------------   ----------------   -----------   ----------------
$ 9-12..................     268,196    4.8 years               $11.00           214,236         $10.99
 12-15..................      75,935       6.0                   13.52            63,135          13.52
 15-18..................     287,440       5.5                   16.30           203,680          16.25
 18-21..................     611,155       6.7                   19.91           432,855          19.92
 21-24..................     231,970       8.5                   23.32            88,888          23.31
 24-27..................     103,470       8.6                   25.43            32,333          25.01
 27-30..................       9,700       9.4                   29.22             1,940          29.22
 30-36..................     257,100       9.8                   32.37                --             --
                           ---------                                           ---------
  9-36..................   1,844,966    7.0...                   20.31         1,037,067          17.43
                           =========                                           =========

     Under the non-employee directors stock option plan, in each of the years 2003, 2002 and 2001, the Bank granted 35,000 options to various qualifying directors with an exercise price equal to the stock's market value at the respective date of grant. These options are exercisable at prices ranging from $17.33 -- $29.08 and are fully vested after one year. At December 31, 2003, 140,000 options were outstanding and 105,000 options were exercisable under this plan.

     At December 31, 2003 there were 656,150 options remaining available for grant under all of the Bank's stock option plans.

NOTE 18.  COMMITMENTS AND CONTINGENCIES

  EMPLOYMENT AGREEMENTS

     The Bank was a party to an employment agreement with the former Chairman of the Bank, the late Siggi B. Wilzig. In the event of his death, his estate would receive certain specified payments. The Bank, upon Mr. Wilzig's death in January 2003 recorded in the first quarter 2003 a $7.9 million liability representing the present value of these payments. At December 31, 2003, the remaining liability under this contract was $6.6 million.

     The Bank is also a party to employment agreements with members of executive management that expire in 2004 through 2005, which provide for minimum annual salaries and minimum cash bonuses during the term of the agreements and other customary benefits. The employees may resign and the Bank may terminate the agreements with or without cause. If the Bank terminates the agreements without cause, the Bank is required to make lump-sum payments to the employees and to provide other benefits for a specified period of time. The agreements also provide for the payment of lump-sum amounts in the event of a change in control. See note 2 to the Consolidated Financial Statements for a discussion of payments made in conjunction with the merger agreement with NFB.

  OWNERSHIP

     On February 13, 2003, the Bank announced that it had determined that its former Chairman, the late Siggi B. Wilzig, owned a larger interest in the Bank than had been reported previously. The additional shares were held in accounts that had not been attributed to Mr. Wilzig, including one account held through the Bank.

     The Bank formed a special committee of independent directors to review the matter and the involvement of the Bank and related persons. The committee found that, during the period from January 30, 1992 through September 10, 2001 Mr. Wilzig purchased 848,070 shares of the Bank's common stock, and during the period from January 26, 1998 through February 12, 2002 Mr. Wilzig sold 119,675 shares of the Bank's common stock, in each case in a transaction that was not previously attributed to him. As a result of this review, the Estate of Siggi B. Wilzig (i) disgorged any profits made on these transactions and (ii) filed a Form S-8 on November 22, 2003 itemizing each of the previously unreported transactions. These matters did not have a material impact to the Bank's financial statements or its customers.

     The Bank has cooperated fully with federal and state regulatory authorities in investigating this matter and developing remedial measures.

  LITIGATION

     The Bank is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. In the opinion of management, none of these proceedings are expected to have a material effect on the consolidated financial position or results of operations of the Bank.

  OPERATING LEASES

     The Bank leases several of its branch offices under noncancelable operating leases expiring at various dates through 2022. Under the terms of these leases, the minimum annual rentals are as follows --

                                                               $ (IN THOUSANDS)
                                                               ----------------
2004........................................................        $5,647
2005........................................................         5,067
2006........................................................         4,477
2007........................................................         3,736
2008........................................................         2,615
Thereafter..................................................         8,375

     Rental expense for these facilities is included in occupancy expense in the accompanying Consolidated Statements of Income and amounted to $5,900,000, $4,992,000 and $4,698,000, in 2003, 2002 and 2001, respectively.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying Consolidated Statements of Condition. The contract or notional amounts of these instruments express the extent of involvement the Bank has in each class of financial instrument.

     The Bank had outstanding commitments to extend credit to borrowers of approximately $332,987,000 and $280,334,000 at December 31, 2003 and 2002,
respectively. The Bank also had available home equity and overdraft lines of credit of approximately $129,274,000 and $98,845,000, at the respective year-ends. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

     The Bank is also contingently liable for outstanding letters of credit totaling $19,930,000 at December 31, 2003 and $20,835,000 at December 31, 2002.
The credit risk and underwriting procedures involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Approximately 75% of the Bank's outstanding standby letters of credit are performance standby letters of credit within the scope of FASB Interpretation No. 45. These are irrevocable undertakings by the Bank, as guarantor, to make payments in the event a specified third party fails to perform under a non-financial contractual obligation. Most of the Bank's performance standby letters of credit arise in connection with lending relationships and have terms of one year or less. The maximum potential future payments the Bank could be required to make equals the face amount of the letters of credit shown above. The fair value of the Bank's recognized liability for performance standby letters of credit was insignificant at December 31, 2003 and 2002.

OTHER

     The increase in all other expenses is also attributable to a $5.0 million provision that was established in 2003 for probable losses incurred by the Bank related to unreconciled general ledger accounts. During

February 2004, the Bank discovered unreconciled differences in certain general ledger accounts that amounted to approximately $4.8 million. The Bank is reviewing this matter, but as of yet cannot identify the specific transactions that caused the difference. Based upon their nature, we believe that any substantial collection of these items is remote and a loss from these differences is probable and have recorded a liability of $5.0 million before taxes ($3.0 million after taxes) in the fourth quarter 2003 to cover losses expected to arise from this review.

NOTE 19.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. Financial instruments include cash, loans, debt and equity securities, deposit liabilities, borrowings, interest rate swaps, loan commitments, standby letters of credit, financial guarantees and other similar agreements. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale.

     Estimated fair values have been determined by the Bank using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used, the estimated fair values and recorded book balances of the Bank's financial instruments at December 31, 2003 and 2002 are as follows -

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and due from bank balances and Federal funds sold. For these instruments, the recorded book balance approximates their fair value.

  SECURITIES

     For securities in the Bank's portfolio, fair value was determined by reference to quoted market prices. In the few instances where quoted market prices were not available, prices for similar securities were used. Additional detail is contained in Note 6 to these Consolidated Financial Statements.

  LOANS

     The Bank aggregated loans into pools having similar characteristics when comparing their terms, contractual rates, type of collateral, risk profile and other pertinent loan characteristics. Since no active market exists for these pools, fair values were estimated using the present value of future cash flows expected to be received. Loan rates currently offered by the Bank were used in determining the appropriate discount rates.

  DEPOSITS

     The fair value of demand deposits, savings deposits and certain money market accounts approximate their recorded book balances. The fair value of fixed maturity certificates of deposit was estimated using the present value of discounted cash flows based on rates currently offered for deposits of similar remaining maturities.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The fair value of securities sold under agreements to repurchase approximates their respective recorded book balances as these instruments are short-term in nature.

  FEDERAL HOME LOAN BANK ADVANCES

     The fair value of Federal Home Loan Bank advances is based on a discounted net present value method using market price indications.

  OFF-BALANCE SHEET COMMITMENTS

     The liability associated with off-balance sheet commitments to fund loans and credits to borrowers, which were paid for by customers or otherwise legally binding upon the Bank, have been priced on the basis of fees currently charged to enter similar agreements, taking into account remaining terms and the counterparties' credit standing.

     The following estimates may not reflect the actual amount that could be realized if all or substantially all of the financial assets were offered for sale or financial liabilities were settled. This is due to the fact that no market exists for a sizable portion of loan, deposit and off-balance sheet instruments. Further, the estimates made by management were subjective in nature and were based upon their judgment as to certain economic scenarios. These estimates are also subject to uncertainties. Changes in assumptions or economic conditions and/or market segments or products could materially affect future estimates.

     In addition, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these fair values.

     The estimated fair values and the recorded book balances of the Bank's financial instruments as of December 31, 2003 and 2002 are as follow -

                                          DECEMBER 31, 2003           DECEMBER 31, 2002
                                      -------------------------   -------------------------
                                      ESTIMATED      RECORDED     ESTIMATED      RECORDED
                                      FAIR VALUE   BOOK BALANCE   FAIR VALUE   BOOK BALANCE
                                      ----------   ------------   ----------   ------------
                                                        ($ IN THOUSANDS)
Financial assets:
Cash and cash equivalents...........  $  147,403    $  147,403    $  185,382    $  185,382
Securities..........................   1,735,487     1,730,833     1,981,640     1,979,701
Loans, net..........................   2,202,329     2,188,657     2,103,065     2,031,883
Financial liabilities Deposits......   3,317,138     3,306,683     3,468,829     3,437,282
Securities sold under agreements to
  repurchase and other borrowings...     121,442       121,331        71,283        71,283
Federal Home Loan Bank advances.....     600,567       550,000       636,554       600,000
Off-balance sheet commitments:
Commitments to extend credit........       1,684         1,684         2,417         2,417

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
The Trust Company of New Jersey:

     We have audited the accompanying consolidated statements of condition of The Trust Company of New Jersey and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Trust Company of New Jersey and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

(KPMG)
Short Hills, New Jersey
February 25, 2004

                     CONSOLIDATED QUARTERLY FINANCIAL DATA

                                                FOR THE THREE MONTHS ENDING
                                   -----------------------------------------------------
                                     MAR. 31       JUNE 30      SEPT. 30       DEC. 31
                                      2003          2003          2003          2003
                                   -----------   -----------   -----------   -----------
                                                        (UNAUDITED)
                                        ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income..................  $    53,177   $    52,327   $    48,397   $    50,684
Interest expense.................       22,422        20,604        18,185        17,436
                                   -----------   -----------   -----------   -----------
Net interest income..............       30,755        31,723        30,212        33,248
Provision for loan losses........          800           800         1,000        10,200
Non-interest income..............       12,448        10,087         8,547         8,358
Non-interest expense.............       41,137        28,485        23,864        38,685
                                   -----------   -----------   -----------   -----------
Income (loss) before income
  taxes..........................        1,266        12,525        13,895        (7,279)
Income tax expense (benefit).....       (1,962)        3,127         3,921        (2,750)
                                   -----------   -----------   -----------   -----------
Net income (loss)................  $     3,228   $     9,398   $     9,974   $    (4,529)
                                   ===========   ===========   ===========   ===========
Earnings (loss) per
  share -- diluted...............  $      0.17   $      0.50   $      0.53   $     (0.25)
Average shares
  outstanding -- diluted.........   18,743,939    18,766,728    18,838,987    18,352,843

                                                FOR THE THREE MONTHS ENDING
                                   -----------------------------------------------------
                                     MAR. 31       JUNE 30      SEPT. 30       DEC. 31
                                      2002          2002          2002          2002
                                   -----------   -----------   -----------   -----------
                                                        (UNAUDITED)
                                        ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income..................  $    54,620   $    56,378   $    56,347   $    57,009
Interest expense.................       27,927        27,109        26,458        25,252
                                   -----------   -----------   -----------   -----------
Net interest income..............       26,693        29,269        29,889        31,757
Provision for loan losses........          300           300           300         1,300
Non-interest income..............        9,493         8,873        20,311         7,510
Non-interest expense.............       24,111        22,302        34,933        28,951
                                   -----------   -----------   -----------   -----------
Income before income taxes.......       11,775        15,540        14,967         9,016
Income tax expense...............        3,032         4,445         4,270         1,561
                                   -----------   -----------   -----------   -----------
Net income.......................  $     8,743   $    11,095   $    10,697   $     7,455
                                   ===========   ===========   ===========   ===========
Earnings per share -- diluted....  $      0.46   $      0.59   $      0.57   $      0.40
Average shares
  outstanding -- diluted.........   18,748,615    18,855,119    18,670,160    18,701,342

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

ITEM 9A.  CONTROLS AND PROCEDURES

     Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, the Bank conducted an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of the end of the period covered by this report (the "Evaluation Date"). There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

     Based on this evaluation, our principal executive officer and principal financial officer concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective such that the information relating to the Bank, including our consolidated subsidiaries, required to be disclosed in our Exchange Act reports (i) is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and (ii) is accumulated and communicated to the Bank's management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

     Further, during the period covered by this report, there was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

     The Bank has adopted (i) a Code of Ethics for Senior Financial Officers (the "Code of Ethics") that applies to its chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions and (ii) a "Code of Conduct and Conflict of Interest Policy" that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions) and employees. Copies of the Code of Ethics and the Code of Conduct may be obtained upon request, without charge, by contacting the Bank's Secretary at (201) 595-4420 or by writing to us at The Trust Company of New Jersey, 35 Journal Square, Jersey City, NJ 07306, Attention: Secretary.

     The additional information required by this Item 10 will be contained in the Bank's definitive proxy statement for its 2004 annual meeting of stockholders and is incorporated herein by reference.

ITEM 11.  EXECUTIVE COMPENSATION

     The information required by this Item 11 will be contained in the Bank's definitive proxy statement for its 2004 annual meeting of stockholders and is incorporated herein by reference.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information required by this Item 12 will be contained in the Bank's definitive proxy statement for its 2004 annual meeting of stockholders and is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this Item 13 will be contained in the Bank's definitive proxy statement for its 2004 annual meeting of stockholders and is incorporated herein by reference.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The information required by this Item 14 will be contained in the Bank's definitive proxy statement for its 2004 annual meeting of stockholders and is incorporated herein by reference.

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a) Financial statements. See Item 8.

     (b) Reports on Form 8-K.

          (i) Form 8-K dated October 23, 2003 disclosing (under Items 7 and 12) a press release dated October 23, 2003 concerning the Company's results for the three months ended September 30, 2003. Pursuant to applicable rules, this report is not deemed to have been "filed."

          (ii) Form 8-K dated December 16, 2003 disclosing (under Items 5 and 7) a press release dated December 16, 2003 announcing that the Bank, North Fork Bancorporation, Inc. and North Fork Bank had entered into an Agreement and Plan of Merger.

          (iii) Form 8-K dated December 18, 2003 filing (under Items 5 and 7) the Agreement and Plan of Merger, dated as of December 16, 2003, by and among the Bank, North Fork Bancorporation, Inc. and North Fork Bank, and certain other documents with the FDIC.

     (c) Exhibits. See Exhibit Index on page 82.

     (d) Financial Statement Schedules: Not applicable

                                   SIGNATURES

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          THE TRUST COMPANY OF NEW JERSEY

                                          By:        /s/ ALAN J. WILZIG
                                            ------------------------------------
                                                       Alan J. Wilzig
                                            Chairman of the Board, President and
                                                   Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              SIGNATURE                             TITLE                        DATE
              ---------                             -----                        ----

          /s/ ALAN J. WILZIG                Chairman of the Board,         February 27, 2004
--------------------------------------    President, Chief Executive
            Alan J. Wilzig                   Officer and Director


                  *                                Director                February 27, 2004
--------------------------------------
          Donald R. Brenner


                  *                                Director                February 27, 2004
--------------------------------------
          Lawrence R. Codey


                  *                                Director                February 27, 2004
--------------------------------------
          Richard W. Kanter


                  *                                Director                February 27, 2004
--------------------------------------
        Dr. Martin J. Kaplitt


                  *                                Director                February 27, 2004
--------------------------------------
             Mark Kutsher


                  *                                Director                February 27, 2004
--------------------------------------
            Abraham Oster


                  *                                Director                February 27, 2004
--------------------------------------
             Jerome Quint


                  *                                Director                February 27, 2004
--------------------------------------
            Marion Wiesel


* By:         /s/ ALAN J. WILZIG
        -----------------------------------------
                Alan J. Wilzig
             as attorney-in-fact


         /s/ WILLIAM S. BURNS             Executive Vice President &       February 27, 2004
--------------------------------------     Chief Financial Officer
           William S. Burns

                                 EXHIBIT INDEX

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
2.1           Agreement and Plan of Merger, dated as of December 16, 2003, by and among North Fork Bancorporation, Inc., North Fork
              Bank and the Bank (incorporated by reference to Exhibit 99.1 to the Bank's Current Report on Form 8-K filed with the FDIC on December 18, 2003)
3.1           Restated Certificate of Incorporation of the Bank, dated
              December 24, 1993 (incorporated by reference to Exhibit 3.1 to the Bank's Annual Report on Form 10-K for the year ended
              December 31, 2002, filed with the FDIC on March 31, 2003)
3.2           Amended and Restated By-laws of the Bank (incorporated by
              reference to Exhibit 3.1 to the Bank's Quarterly Report on
              Form 10-Q/A for the quarter ended June 30, 2003, filed with the FDIC on August 11, 2003)
10.1          1993 Incentive Stock Option Plan, as amended (incorporated by reference to Exhibit 10.1 to the Bank's Annual Report on
              Form 10-K for the year ended December 31, 2002, filed with the FDIC on March 31, 2003)
10.2          1993 Executive Stock Option Plan, as amended (incorporated by reference to Exhibit 10.2 to the Bank's Annual Report on
              Form 10-K for the year ended December 31, 2002, filed with the FDIC on March 31, 2003)
10.3          2002 Stock Option Plan (incorporated by reference to Exhibit
              10.3 to the Bank's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the FDIC on March 31,
              2003)
10.4          2002 Executive Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Bank's Annual Report on Form 10-K for
              the year ended December 31, 2002, filed with the FDIC on
              March 31, 2003)
10.5          2000 Non-employee Director Stock Option Plan (incorporated by reference to Exhibit 10.5 to the Bank's Annual Report on
              Form 10-K for the year ended December 31, 2002, filed with the FDIC on March 31, 2003)
10.6          Employment Agreement by and between the Bank and Alan J.
              Wilzig (incorporated by reference to Exhibit 10.7 to the
              Bank's Annual Report on Form 10-K for the year ended
              December 31, 2002, filed with the FDIC on March 31, 2003)
10.7          First Amendment to Employment Agreement by and between the
              Bank and Alan J. Wilzig
10.8          Second Amendment to Employment Agreement by and between the
              Bank and Alan J. Wilzig
10.9          Employment Agreement by and between the Bank and William S.
              Burns
10.10         Employment Agreement by and between the Bank and Sharon V.
              Weiner
10.11         Letter Agreement between the Bank and Frank Van Grofski
10.12         Letter Agreement between the Bank and William A. Wagner
11            Statement re Computation of Per Share Earnings
12            Statement re Computation of Ratios of Earnings to Fixed
              Charges
21            Subsidiaries of the Registrant
24            Powers of Attorney
31.1          Certification of the Chief Executive Officer under Section
              302 of the Sarbanes-Oxley Act of 2002.
31.2          Certification of the Chief Financial Officer under Section
              302 of the Sarbanes-Oxley Act of 2002.
32.1          Certification of the Chief Executive Officer under Section
              906 of the Sarbanes-Oxley Act of 2002.
32.2          Certification of the Chief Financial Officer under Section
              906 of the Sarbanes-Oxley Act of 2002. The Bank will furnish any exhibit listed above upon written request to the
              Comptroller, Seth H. Ugelow.